Exhibit 99.1

ITEM 6.    Selected Financial Data
The selected consolidated financial data presented below has been derived from our audited consolidated financial statements. This information should be read in conjunction with the other financial information included in this Exhibit 99.1 of this Form 8-K.

	Year Ended December 31,
(In thousands, except per share data)	2015 (a)	2014 (b)	2013 (c)	2012 (d)	2011 (e)
Statement of Operations Data:
Net revenues	$2,199,432	$2,142,255	$2,198,738	$1,796,606	$1,600,570

Operating income (loss)	271,202	173,732	231,217	(906,428)	149,920

Income (loss) from continuing operations before income taxes	4,061	(56,033)	(55,887)	(1,112,498)	(15,154)

Income (loss) from continuing operations, net of tax	10,695	(50,625)	(63,571)	(916,913)	(14,046)

Income (loss) from discontinued operations, net of tax	36,539	8,987	(44,983)	(6,162)	6,047

Net income (loss) attributable to Boyd Gaming Corporation	47,234	(53,041)	(80,264)	(908,865)	(3,854)

Income (loss) from continuing operations per common share
Basic	0.10	(0.46)	(0.65)	(10.44)	(0.09)
Diluted	0.10	(0.46)	(0.65)	(10.44)	(0.09)

Balance Sheet Data:
Cash and cash equivalents	$158,821	$145,341	$140,311	$158,421	$131,867
Total assets	4,350,900	4,422,384	5,657,522	6,246,725	5,850,955
Long-term debt, net of current maturities	3,239,799	3,375,098	3,482,610	3,953,359	2,510,669
Total stockholders' equity	508,011	438,087	650,437	467,127	1,374,079

Other Data:
Ratio of earnings to fixed charges (f)	1.0x	—	—	—	—

(a)    2015 includes $18.6 million in pretax, non-cash impairment charges which includes a $17.5 million non-cash impairment charge for a gaming license in our Midwest and South segment; and $40.7 million in pretax loss on early extinguishments and modifications of debt. The Company has accounted for its 50% investment in Borgata as discontinued operations for all periods presented in these consolidated financial statements.

(b)    2014 includes $48.7 million in pretax, non-cash impairment charges, which includes impairment charges of $39.8 million for gaming licenses and $0.3 million of trademarks in our Midwest and South segment, and a $8.7 million charge to write down the value of certain non-operating assets.

(c)    2013 includes $5.4 million in pretax, non-cash impairment charges; and $28.3 million in pretax loss on early extinguishments and modifications of debt. We completed the sale of certain assets and liabilities of the Dania Jai-Alai business on May 22, 2013, and have presented its results as discontinued operations for all periods presented. As a result of the sale of the Echelon site on March 4, 2013, we ceased consolidation of LVE Energy Partners, LLC, as of that date. 2013 also includes a full year of financial results for Peninsula Gaming, which we acquired in November 2012.

(d)    2012 includes $1.05 billion of pretax, non-cash impairment charges, primarily consisting of $993.9 million related to the Echelon development, $39.4 million related to various parcels of undeveloped land and $17.5 million for the write-down of the Sam's Town Shreveport gaming license; $18.7 million of pretax acquisition costs, primarily related to the acquisition of Peninsula Gaming and a $7.1 million pretax gain from business interruption proceeds due to the temporary closure of our Tunica property in May 2011 due to flooding. 2012 also includes financial results of Peninsula Gaming from its November 20, 2012, date of acquisition and a full year of the results of the IP, which we acquired in October 2011.

(e)    2011 includes $7.0 million of pretax income related to the forfeited deposits from the buyers on the proposed sale of Dania Jai-Alai, which sale was not completed; $6.4 million of pretax acquisition costs, primarily related to our acquisition of IP; and a $4.6 million pretax bargain purchase gain related to the acquisition of IP. 2011 also includes the financial results of IP from its October 4, 2011, date of acquisition.

(f)    For purposes of computing this ratio, "earnings" consist of income before income taxes and income/(loss) from unconsolidated affiliates, plus fixed charges (excluding capitalized interest) and distributed income of equity investees. "Fixed charges" include interest whether expensed or capitalized, amortization of debt expense, discount, or premium related to indebtedness (included in interest expense), and such portion of rental expense that we deem to be a reasonable representation of the interest factor. Due primarily to certain non-cash charges deducted in the determination of our earnings, the earnings were less than fixed charges by $57.3 million, $57.0 million, $1.11 billion and $15.2 million for 2014, 2013, 2012 and 2011, respectively.

ITEM 7.    Management's Discussion and Analysis of Financial Condition and Results of Operations
The following discussion should be read in conjunction with our consolidated financial statements and the related notes thereto and other financial information included in this Annual Report on Form 10-K. In addition to the historical information, certain statements in this discussion are forward-looking statements based on current expectations that involve risks and uncertainties. Actual results and the timing of certain events may differ significantly from those projected in such forward-looking statements.

EXECUTIVE OVERVIEW
Boyd Gaming Corporation (the "Company," "Boyd Gaming," "we" or "us") is a multi-jurisdictional gaming company that has been in operation since 1975.

As of December 31, 2015, we are a diversified operator of 21 wholly-owned gaming entertainment properties. Headquartered in Las Vegas, Nevada, we have gaming operations in Nevada, Illinois, Indiana, Iowa, Kansas, Louisiana and Mississippi. We view each operating property as an operating segment. For financial reporting purposes, we aggregate our wholly-owned properties into the following three reportable segments:

Las Vegas Locals
Gold Coast Hotel and Casino	Las Vegas, Nevada
The Orleans Hotel and Casino	Las Vegas, Nevada
Sam's Town Hotel and Gambling Hall	Las Vegas, Nevada
Suncoast Hotel and Casino	Las Vegas, Nevada
Eldorado Casino	Henderson, Nevada
Jokers Wild Casino	Henderson, Nevada
Downtown Las Vegas
California Hotel and Casino	Las Vegas, Nevada
Fremont Hotel and Casino	Las Vegas, Nevada
Main Street Station Casino, Brewery and Hotel	Las Vegas, Nevada
Midwest and South
Par-A-Dice Hotel and Casino	East Peoria, Illinois
Blue Chip Casino, Hotel & Spa	Michigan City, Indiana
Diamond Jo Dubuque	Dubuque, Iowa
Diamond Jo Worth	Northwood, Iowa
Kansas Star Casino	Mulvane, Kansas
Amelia Belle Casino	Amelia, Louisiana
Delta Downs Racetrack Casino & Hotel	Vinton, Louisiana
Evangeline Downs Racetrack and Casino	Opelousas, Louisiana
Sam's Town Hotel and Casino	Shreveport, Louisiana
Treasure Chest Casino	Kenner, Louisiana
IP Casino Resort Spa	Biloxi, Mississippi
Sam's Town Hotel and Gambling Hall	Tunica, Mississippi

In addition to these properties, we own and operate a travel agency and a captive insurance company that underwrites travel-related insurance, each located in Hawaii. Financial results for these operations are included in our Downtown Las Vegas segment, as our Downtown Las Vegas properties concentrate their marketing efforts on gaming customers from Hawaii.

From March 2010 until September 2014, the equity interest of our joint venture partner in Borgata, MGM Resorts International ("MGM"), was held in a divestiture trust (the "Divestiture Trust"). Upon the transfer of MGM's ownership interest into the Divestiture Trust, we determined that we had control, as defined in the relevant accounting literature, of Borgata and commenced consolidating the business as of that date. After MGM received approval of its application for licensure from the New Jersey Casino Control Commission, on September 30, 2014, the Divestiture Trust was dissolved and MGM reacquired its interest in Borgata and its substantive participation rights in the management of Holding Company. As a result, we deconsolidated Borgata as of the close of business on September 30, 2014. On May 31, 2016, we announced that we had entered into an Equity Purchase Agreement to sell our 50% equity interest in the parent company of Borgata Hotel Casino and Spa ("Borgata") to MGM Resorts

International ("MGM"), and this transaction closed on August 1, 2016. We report Borgata's results as discontinued operations for all periods presented in our consolidated financial statements.

In third quarter 2016, the Peninsula Gaming, LLC ("Peninsula") debt was refinanced, eliminating the financing structure that restricted our ability to transfer cash from Peninsula to Boyd Gaming. As a result of the elimination of this restriction, management concluded that the properties previously comprising the Peninsula segment would be aggregated into the Midwest and South reportable segment.

We operate gaming entertainment properties, most of which also include hotel, dining, retail and other amenities. Our main business emphasis is on slot revenues, which are highly dependent upon the number and spending levels of customers at our properties, which affects our operating results.

Our properties have historically generated significant operating cash flow, with the majority of our revenue being cash-based. While we do provide casino credit, subject to certain gaming regulations and jurisdictions, most of our customers wager with cash and pay for non-gaming services by cash or credit card.

Our industry is capital intensive and we rely heavily on the ability of our properties to generate operating cash flow in order to fund maintenance capital expenditures, fund acquisitions, provide excess cash for future development, repay debt financing and associated interest costs, repurchase our debt or equity securities, pay income taxes and pay dividends.

Our primary areas of focus are: (i) ensuring our existing operations are managed as efficiently as possible, and remain positioned for growth; (ii) improving our capital structure and strengthening our balance sheet, including paying down debt, improving operations and diversifying our asset base; and (iii) successfully implementing our growth strategy, which is built on identifying development opportunities and acquiring assets that are a good strategic fit and provide an appropriate return to our shareholders.

Our Strategy
Our overriding strategy is to increase shareholder value. We are focused on the following strategic initiatives to improve and grow our business.

Strengthening our Balance Sheet
We are committed to finding opportunities to strengthen our balance sheet through diversifying and increasing cash flow to reduce our debt.

Operating Efficiently
We are committed to operating more efficiently, and endeavor to prevent unneeded expense in our business. The efficiencies of our business model position us to flow a substantial portion of revenue gains directly to the bottom line. Margin improvements will remain a driver of profit growth for us going forward.

Evaluating Acquisition Opportunities
Our evaluations of potential transactions and acquisitions are strategic, deliberate, and disciplined. Our goal is to identify and pursue opportunities that are a good fit for our business, deliver a solid return for shareholders, and are available at the right price.

Maintaining our Brand
The ability of our employees to deliver great customer service helps distinguish our Company and our brands from our competitors. Our employees are an important reason that our customers continue to choose our properties over the competition across the country.

Our Key Performance Indicators
We use several key performance measures to evaluate the operations of our properties. These key performance measures include the following:

•	Gaming revenue measures:

•
Slot handle, which means the dollar amount wagered in slot machines, and table game drop, which means the total amount of cash deposited in table games drop boxes, plus the sum of markers issued at all table games. Slot handle and table game drop are measures of volume and/or market share.

•
Slot win and table game hold, which mean the difference between customer wagers and customer winnings on slot machines and table games, respectively. Slot win and table game hold percentages represent the relationship between slot handle and table game drop to gaming wins and losses.

•
Food and beverage revenue measures: average guest check, which means the average amount spent per customer visit and is a measure of volume and product offerings; number of guests served ("food covers") is an indicator of volume; and the cost per guest served is a measure of operating margin.

•	Room revenue measures: hotel occupancy rate, which measures the utilization of our available rooms; and average daily rate ("ADR"), which is a price measure.

RESULTS OF OPERATIONS
Overview

	Year Ended December 31,
(In millions)	2015	2014	2013
Net revenues	$2,199.4	$2,142.3	$2,198.7
Operating income	271.2	173.7	231.2
Income (loss) from continuing operations, net of tax	10.7	(50.6)	(63.6)
Income from discontinued operations, net of tax	36.5	9.0	(45.0)
Net income (loss) attributable to Boyd Gaming Corporation	47.2	(53.0)	(80.3)

Net Revenues
Net revenues increased approximately $57.2 million, or 2.7%, for 2015 as compared to 2014 due to increases of $29.8 million, $17.5 million and $9.9 million in the Midwest and South, Las Vegas Locals and the Downtown Las Vegas segment, respectively. These increases were due primarily to improved slot hold percentages and ADR percentages in all segments. Offsetting this increase were decreases of $1.2 million and $1.1 million in rooms revenue and food and beverage revenue, respectively, in the Midwest and South segment compared to the prior year.

In 2014, net revenues decreased approximately $56.5 million, or 2.6%, for 2014 as compared to 2013 due primarily to the decrease of $59.2 million in the Midwest and South segment. This decrease was primarily a result of a decrease in slot volume across the segment, and, to a lesser extent, a decrease in slot hold percentage and food covers. Partially offsetting the decreasing revenue was an increase in the Las Vegas Locals segment and the Downtown Las Vegas segment.

Operating Income
In 2015, our operating income increased $97.5 million from the operating income reported for 2014. The increase is due to a $30.1 million decrease in impairment charges in 2015 compared to in the prior year, as well as the impact of increased net revenues and controlled operating expenses in all segments.

In 2014, our operating income decreased $57.5 million from the operating income reporting for 2013. The decrease is due to approximately $43.3 million increase in impairment charges in 2014 compared to in the prior year, including $20.4 million and $18.0 million related to Par-A-Dice and Blue Chip gaming licenses, respectively.

Income (loss) from continuing operations, net of tax
Income from continuing operations for 2015 was $10.7 million, as compared to a loss from continuing operations of $50.6 million in the comparable prior year period. The improved operating results are due to the improvements in operating income discussed above and a $5.5 million decrease in interest expense, net of amounts capitalized, for 2015 compared to the prior year period due to a lower average long term debt balance. Partially offsetting these improvements was $39.2 million of additional loss on early extinguishment of debt in 2015 compared to the prior year period.

Loss from continuing operations in 2014 decreased $12.9 million, compared to the prior year. The net improvement is due to a reduction in 2014 of $26.8 million of loss on early extinguishment of debt compared to the prior year and a $32.9 million decrease in interest expense, net of capitalized, due to a lower average long term debt balance, partially offset by a $57.5 million decrease in our operating income as compared to the prior year.

Income from discontinued operations, net of tax
Income from discontinued operation, net of tax, reflects the results of our equity method investment in Borgata. The increase in 2015 compared to 2014 and 2014 compared to 2013 is a result of an increase in Borgata's net income driven by increased revenues and decreased operating expenses and interest expense.

Net Income (Loss) Attributable to Boyd Gaming Corporation
For the year ended December 31, 2015, the net income attributable to Boyd Gaming was $47.2 million, compared with net loss attributable to Boyd Gaming of $53.0 million for the prior year period. The $100.3 million increase is primarily due to increased gaming revenues and improved results at Borgata, partially offset by an increase of $39.2 million of loss on early extinguishments of debt as compared to the prior year.

The variations in the net loss attributable to Boyd Gaming Corporation over the 2014 and 2013 reporting periods are also primarily due to the fluctuations in the impairment charges each period. Also contributing to the variations are the impact of the net loss on our income tax provision.

Operating Revenues
We derive the majority of our gross revenues from our gaming operations, which generated approximately 76% of gross revenues for 2015, 2014 and 2013. Food and beverage gross revenues represent our next most significant revenue source, generating approximately 13% of gross revenues for 2015, 2014, and 2013. Room revenues and other revenues separately contributed less than 10% of gross revenues during each year.

	Year Ended December 31,
(In millions)	2015	2014	2013
REVENUES
Gaming	$1,847.2	$1,799.7	$1,863.2
Food and beverage	307.4	303.4	306.1
Room	163.5	157.4	150.3
Other	124.0	122.3	122.8
Gross revenues	2,442.1	2,382.8	2,442.4
Less promotional allowances	242.7	240.5	243.7
Net revenues	$2,199.4	$2,142.3	$2,198.7

COSTS AND EXPENSES
Gaming	$900.9	$888.4	$921.5
Food and beverage	168.1	168.7	169.0
Room	41.3	41.1	41.4
Other	80.5	86.2	87.0
Total costs and expenses	$1,190.8	$1,184.4	$1,218.9

MARGINS
Gaming	51.23%	50.64%	50.54%
Food and beverage	45.32%	44.39%	44.77%
Room	74.74%	73.87%	72.44%
Other	35.05%	29.51%	29.19%

Gaming
Gaming revenues are comprised primarily of the net win from our slot machine operations and to a lesser extent from table games win. Gross gaming revenues increased by $47.4 million, or 2.6%, during 2015 as compared to the prior year due to a $26.6 million, $11.2 million and $9.6 million, increase in the Midwest and South, Las Vegas Locals and Downtown Las Vegas segments, respectively, primarily related to increases in table game hold percentages across all segments. Our overall slot and table game hold increased 0.1% and 0.3%, respectively, from 2014 to 2015. Gaming margin improved in 2015 versus the prior year as gaming revenue increases outpaced the increase in expenses.

In 2014, gross gaming revenues decreased by $63.5 million, or 3.4%, as compared to the prior year largely due to a $57.8 million decrease in the Midwest and South segment related to a 5.4% decrease in slot handle and a 5.2% decrease in table game drop. Our overall slot handle and table game hold decreased 4.5% and 2.2%, respectively, from 2013 to 2014, while overall table game hold percentage increased 0.3 percentage points and gaming margin remained relatively unchanged.

Food and Beverage
Food and beverage revenues increased $4.0 million, or 1.3%, during 2015 as compared to 2014 due to a $3.2 million and $1.9 million increase in the Las Vegas Locals and Downtown Las Vegas segments, respectively, related to increases in average guest check. Offsetting this increase was a decrease in food and beverage revenues of $1.1 million in the Midwest and South segment primarily related to a decrease in food covers. Food and beverage expenses decreased by $0.6 million and margin remained consistent as compared to 2014.

Food and beverage revenues decreased $2.7 million, or 0.9% during 2014 as compared to 2013 primarily due to a $5.3 million decrease in the Midwest and South segment related to a 3.1% decrease in the number of food covers, not fully offset by a 3.3% increase in average guest check.

Room
Room revenues increased by $6.1 million, or 3.9%, in 2015 compared to 2014 due primarily to a $6.4 million increase in the Las Vegas Locals segment related to an 11.0% increase in average daily rate. The increase was partially offset by a $1.2 million decrease in the Midwest and South segment as a result of lower occupancy in some of the properties. Room expenses and margin remained consistent as compared to the prior period.

Room revenues increased by $7.2 million, or 4.8%, in 2014 compared to 2013 due to a $6.1 million increase in the Las Vegas Locals segment related to a 5.7% increase in average daily rate. Additionally, the Midwest and South segment had a 2.0% increase in occupancy and a $0.6 million increase in room revenues. Room expenses decreased $0.3 million and margin remained consistent as compared to the prior period.

Other
Other revenues relate to patronage visits at the amenities at our properties, including entertainment and nightclub revenues, retail sales, theater tickets and other venues. Other revenues increased by $1.7 million, or 1.4%, during 2015 as compared to the prior year due to the increase in other revenue in the Midwest and South segment.

Other revenues decreased by $0.6 million, or 0.5%, during 2014 as compared to the prior year largely due to the decrease in other revenue in the Midwest and South segment. Other operating margin remained consistent as compared to the prior period.

Revenues by Reportable Segment
The following table presents our net revenues by Reportable Segment:

	Year Ended December 31,
(In millions)	2015	2014	2013
Net Revenues by Reportable Segment
Las Vegas Locals	$610.1	$592.7	$591.4
Downtown Las Vegas	234.2	224.3	222.7
Midwest and South	1,355.1	1,325.3	1,384.6
Net revenues	$2,199.4	$2,142.3	$2,198.7

Las Vegas Locals
Net revenues for our Las Vegas Locals segment in 2015 increased $17.5 million, or 2.9%, compared to the prior year. Gaming revenues increased $11.2 million, or 2.5%, due primarily to an increase in slot hold percentage point and table games drop. Increases of 9.2% in room revenues and 3.2% in food and beverage revenues reflect an 11.0% increase in average daily rate and a 5.2% increase in average guest check, respectively.

Net revenues for our Las Vegas Locals segment in 2014 increased $1.2 million compared to the prior year. Increases of 9.6% in room revenues and 2.4% in food and beverage revenues were offset by a 1.2% decrease in gaming revenues and a 2.9% increase in promotional allowances. The increase in room revenues reflects a 5.7% increase in ADR. The average guest check increased 7.4%, while the number of food covers decreased 3.7%. The decrease in gaming revenues resulted primarily from a 2.8% decline in slot drop.

Downtown Las Vegas
Net revenues increased by $9.9 million, or 4.4%, in 2015 as compared to the prior year due to 6.7% and 3.8% increases in gaming and food and beverage revenues, respectively. Gaming revenues increased $9.6 million due to 1.0% and 0.2% increases in table games hold percentage and slot hold percentage, respectively, along with increases in both slot handle and table games drop. The $1.9 million increase in food and beverage revenues reflects a 4.0% increase in average guest check. Room revenues and other revenues remained largely consistent with the prior year.

Net revenues increased by 0.7% in 2014 as compared to the prior year due to 2.5% increases in both room and other revenues. Room revenues increased due to a 3.4% increase in ADR. Other revenue increases were related to amenity offerings at the casinos and revenues generated by the travel agency we operate.

Midwest and South
Net revenues increased $29.8 million, or 2.2%, during 2015 as compared to 2014. This increase was primarily due to a $26.6 million, or 2.2%, increase in gaming revenues coupled with a $2.2 million, or 5.1%, increase in other revenues, and a $3.3 million decrease in promotional allowances. Table games hold percentage and slot hold percentage increased 0.4% and 0.1%, respectively, as compared to prior year. Food revenues decreased $1.1 million, or 0.7%, due primarily to a decrease in food covers. Room revenues decreased $1.2 million, or 1.8%, despite a 1.3% increase in average daily rate compared to the prior year.

Net revenues decreased $59.2, or 4.3%, million during 2014 as compared to 2013. This decrease was primarily due to a $57.8 million, or 4.6%, decrease in gaming revenues. Slot handle decreased 5.4% as compared to prior year, and table game drop decreased 5.2% over the same period. Food revenues decreased $5.3 million, or 3.4%, due to a 3.8% decrease in food covers, offset by a 2.9% increase in the average guest check. Room revenues remained largely consistent with the prior year.

Other Operating Costs and Expenses
The following operating costs and expenses, as presented in our consolidated statements of operations, are further discussed below:

	Year Ended December 31,
(In millions)	2015	2014	2013
Selling, general and administrative	$322.4	$327.6	$341.4
Maintenance and utilities	104.5	109.5	106.7
Depreciation and amortization	207.1	208.9	218.7
Corporate expense	76.9	75.6	63.2
Project development, preopening and writedowns	6.9	13.7	10.4
Impairment of assets	18.6	48.7	5.4
Other operating items, net	0.9	—	2.9

Selling, General and Administrative
Selling, general and administrative expenses include marketing, technology, compliance and risk, surveillance and security. These costs, as a percentage of gross revenues, were 13.2%, 13.7% and 14.0% for 2015, 2014 and 2013, respectively. We continue to focus on disciplined and targeted marketing spend, and our ongoing cost containment efforts.

Maintenance and Utilities
Maintenance and utilities expenses, as a percentage of gross revenues, were 4.3%, 4.6% and 4.4% for 2015, 2014 and 2013, respectively. The decrease in 2015 as compared to 2014 is due to cost reductions associated with the Company's energy savings initiatives.

Depreciation and Amortization
Depreciation and amortization expense, as a percentage of gross revenues, was 8.5%, 8.8% and 9.0% for 2015, 2014 and 2013, respectively. The overall year-over year decreases are primarily due to the decrease in intangible asset amortization for the Midwest and South segment as its customer relationships are amortized using an accelerated method over their approximate useful life of five years.

Corporate Expense
Corporate expense represents unallocated payroll, professional fees, rent and various other administrative expenses that are not directly related to our casino and/or hotel operations, in addition to the corporate portion of share-based compensation expense. Corporate expense remained largely consistent from 2014 to 2015. The levels of corporate expense, as a percentage of gross revenues, for 2015 and 2014 were 3.2%, and 2013 was 2.6%, respectively. The increase in 2014 over the prior year is primarily a result of increased legal expenses, insurance costs and share-based compensation expense.

Project Development, Preopening and Writedowns
Project development, preopening and writedowns represent: (i) certain costs incurred and recoveries realized related to the activities associated with various acquisition opportunities, dispositions and other business development activities in the ordinary course of business; (ii) certain costs of start-up activities that are expensed as incurred in our ongoing efforts to develop gaming activities in new jurisdictions and expenses related to other new business development activities, including internet gaming, and do not qualify as capital costs; and (iii) asset write-downs.

Impairment of Assets
Impairments of assets of $18.6 million in 2015 include a $17.5 million non-cash impairment charge for a gaming license in our Midwest and South segment and a $1.1 million charge to write down the value of certain non-operating assets.

Impairment of assets in 2014 include a non-cash impairment charges of $39.8 million for gaming licenses and a $0.3 million for trademarks in our Midwest and South segment, and an $8.7 million charge to write down the value of certain non-operating assets.

During 2013, impairment of assets include a $3.2 million charge to recognize the impairment of certain trademarks, and a $0.9 million charge for the impairment of the gaming license in our Midwest and South segment.

Other Operating Items, Net
Other operating items, net, are comprised of miscellaneous non-recurring operating charges, including direct and non-reimbursable costs associated with natural disasters and severe weather, including hurricane and flood expenses and subsequent recoveries of such costs, as applicable.

Other Expense (Income)
Interest Expense, net

	Year Ended December 31,
(In millions)	2015	2014	2013
Interest Expense, net
Boyd Gaming	$222.7	$228.2	$258.5
Variable interest entity	—	—	2.4
	$222.7	$228.2	$260.9

Average Long-Term Debt Balance	$3,416.5	$3,545.9	$3,709.4
Weighted Average Interest Rates	5.3%	5.4%	5.7%

Mix of Boyd Gaming Corporation Debt at Year End
Fixed rate debt	43.6%	36.0%	34.6%
Variable rate debt	56.4%	64.0%	65.4%

Interest expense, net of capitalized interest and interest income, for 2015 decreased $5.4 million, or 2.4%, over the prior year, reflecting a $129.4 million reduction in average long-term borrowing outstanding and a lower average interest rate in 2015.

For 2014, interest expense, net of capitalized interest and interest income, decreased $32.7 million, or 12.5%, as compared to the prior year, primarily due to a $163.5 million reduction in average long-term borrowings outstanding during 2014.

Loss on Early Extinguishments of Debt
During the year ended December 31, 2015, as a result of the extinguishment of Boyd Gaming's 9.125% Senior Notes due December 2018, the Company incurred $24.0 million in premium and consent fees. Additionally, related to the extinguishment of the HoldCo Note and $204.6 million in optional prepayments of the Term Loans under the Boyd Gaming Credit Facility and Peninsula Credit Facility, the Company recorded a $16.7 million non-cash loss for the write-off of an unamortized discount and deferred financing costs representing the ratable reduction in borrowing capacity.

During the year ended December 31, 2014, as a result of $42.5 million in prepayments under a term loan agreement, the Company incurred a $1.5 million non-cash loss for the write-off of deferred financing costs representing the ratable reduction in borrowing capacity.

During the year ended December 31, 2013, we recognized a total of $28.3 million in losses on early extinguishments of debt arising from our refinancing and debt modification activities. Boyd incurred $25.0 million in such charges due to the refinancing of its bank credit facility, and the early retirements of its 6.75% Senior Subordinated Notes due 2014 and 7.125% Senior Subordinated Notes due 2016. Peninsula reported a charge of $3.3 million due to the modification of its bank credit facility and the early retirement of a portion of its bank credit facility.

Income Taxes
The effective tax rate on income or loss from continuing operations during 2015, 2014 and 2013 was (163.4%), 9.7% and (13.8%), respectively. Our tax rate is impacted by adjustments that are largely independent of our operating results before taxes. The tax provision or benefit for the years ended December 31, 2015, 2014 and 2013 was adversely impacted by an accrual of non-cash tax expense in connection with the tax amortization of indefinite lived intangible assets. The deferred tax liabilities created by the tax amortization of these intangibles cannot be used to offset our net operating loss or other deferred tax assets in determining our valuation allowance. In 2015, the tax benefit was favorably impacted by the partial release of the valuation allowance attributable to income from continuing operations, the federal and state release of unrecognized tax benefits (including associated interest reserves) in connection with our Internal Revenue Service (“IRS”) and New Jersey income tax examinations and impairment charges to indefinite lived intangible assets which resulted in a reduction in our recognized deferred tax liability on these assets. Additionally, the tax provision for the years ended December 31, 2014 and 2013 was adversely impacted by the valuation allowance applied to our federal and state income tax net operating losses and certain other deferred tax assets. In 2014, the tax provision was favorably impacted by impairment charges to indefinite lived intangible assets which resulted in a reduction in our recognized deferred tax liability on these assets and, as a result of statute expirations, the realization of certain unrecognized tax benefits, inclusive of the reversal of related accrued interest. In 2013, the tax provision was favorably impacted by the partial resolution of certain proposed adjustments raised in connection with our 2005-2009 IRS examination, principally resulting in the reversal of interest accrued on unrecognized tax benefits.

A full valuation allowance has been recorded against our deferred tax assets as of December 31, 2015 due to uncertainties related to our ability to utilize these assets. In assessing the need to establish a valuation allowance, we consider, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, our experience with the utilization of operating loss and tax credit carryforwards before expiration and tax planning strategies. Valuation allowances are evaluated periodically and subject to change in future reporting periods as a result of changes in the factors noted above. Based on recent earnings, there is a possibility that, within the next year, sufficient positive evidence may become available to reach a conclusion that all or a portion of the valuation allowance will no longer be needed. As such, the Company may release a portion of its valuation allowance against its deferred tax assets within the next 12 months. However, the exact timing will be dependent on the levels of income achieved and management's visibility into future period results. The release of our valuation allowance would result in the recognition of certain deferred tax assets and a non-cash income tax benefit in the period in which the release is recorded.

Income from Discontinued Operations, Net of Tax
Income from discontinued operation, net of tax, reflects the results of Borgata. The year-over-year increases reflect an increase in Borgata's net income driven by increased revenues and decreased operating expenses and interest expense. In addition, in 2013, Borgata recognized charges of $25.9 million due to the early retirement of its 9.50% Senior Secured Notes due 2015 and the refinancing of its bank credit facility.

LIQUIDITY AND CAPITAL RESOURCES
Financial Position
Due to our debt structure prior to the restructuring in 2016 of Peninsula Gaming's debt, we separately managed the working capital positions of Boyd Gaming and Peninsula, including the levels of cash and indebtedness. For purposes of this discussion, we will refer to each of the subdivisions of our Company as a "Business" and collectively as the "Businesses". Each of the Businesses operates with minimal or negative levels of working capital in order to minimize borrowings and related interest costs.

The cash balances and working capital deficits of the Businesses at December 31, 2015 and 2014 were as follows:

	December 31,
(In millions)	2015	2014
Cash and cash equivalents balance:
Boyd Gaming Corporation	$129.3	$115.4
Peninsula Gaming	29.6	29.9

Working capital deficit:
Boyd Gaming Corporation	$(79.5)	$(88.1)
Peninsula Gaming	(17.9)	(22.9)

Our bank credit facilities generally provide any necessary funds for day-to-day operations, interest and tax payments, as well as capital expenditures. On a daily basis, we evaluate our cash position and adjust the balance under our bank credit facility, as necessary, by either borrowing or paying down with excess cash. We also plan the timing and the amounts of capital expenditures. We believe that the borrowing capacity under our bank credit facility, subject to restrictive covenants, and cash flows from operating activities will be sufficient to meet our projected operating and maintenance capital expenditures for at least the next twelve months. The source of funds available to us for the repayment of its debt or to fund development projects is derived primarily from cash flows from operations and availability under its bank credit facility, to the extent availability exists after we meet our working capital needs, and subject to restrictive covenants.

We could also seek to secure additional working capital, repay respective current debt maturities, or fund development projects, in whole or in part, through incremental bank financing and additional debt or equity offerings. If availability does not exist under our bank credit facility, or we are not otherwise able to draw funds on the bank credit facility, additional financing may not be available to us, and if available, may not be on terms favorable to us.

Cash Flows Summary

	Year Ended December 31,
(In millions)	2015	2014	2013
Net cash provided by operating activities	$325.8	$289.9	$229.2

Cash Flows from Investing Activities
Capital expenditures	(131.2)	(137.8)	(122.2)
Investments in and advances to unconsolidated subsidiaries, net	—	0.2	(4.3)
Proceeds from sale of Echelon, net	—	—	343.8
Cash paid for exercise of LVE Energy Partners, LLC option	—	—	(187.0)
Other investing activities	4.5	(5.9)	3.6
Net cash provided by (used in) investing activities	(126.7)	(143.5)	33.9
Cash Flows from Financing Activities
Net proceeds (payments) of debt	(203.4)	(140.1)	(564.1)
Share-based compensation activities, net	3.7	1.8	13.8
Proceeds from sale of common stock, net	—	—	216.5
Other financing activities	—	—	(2.2)
Net cash provided by (used in) financing activities	(199.7)	(138.3)	(336.0)
Net cash provided by (used in) discontinued operations	14.1	(40.6)	57.9
Net increase (decrease) in cash and cash equivalents	$13.5	$(32.5)	$(15.0)

Cash Flows from Operating Activities
During 2015, 2014 and 2013, we generated net operating cash flow of $325.8 million, $289.9 million and $229.2 million, respectively. Generally, operating cash flows increased $35.9 million in 2015 compared to 2014 due to the flow through effect of higher revenues, partially offset by the timing of working capital spending. Operating cash flows increased $60.7 million in 2014 compared to 2013 and was favorably impacted by a decrease in cash interest paid due to a reduction in the weighted average interest rate and long-term debt outstanding (as discussed above).

Cash Flows from Investing Activities
Our industry is capital intensive and we use cash flows for acquisitions, facility expansions, investments in future development or business opportunities and maintenance capital expenditures.

During 2015, we incurred net cash outflows for investing activities of $126.7 million due to our capital expenditures during the period of $131.2 million.

During 2014, we incurred net cash outflows for investing activities of $143.5 million due to our capital expenditures during the period of $137.8 million.

In 2013, as a result of the disposition of Echelon, we generated net cash inflows from investing activities of $33.9 million. After consideration of the payment to exercise of the LVE option, the sale of Echelon generated approximately $157.0 million in cash. Our capital expenditures for 2013 totaled $122.2 million.

Cash Flows from Financing Activities
We rely upon our financing cash flows to provide funding for investment opportunities, repayments of obligations and ongoing operations.

In 2015 and 2014, our net cash outflows for financing activities totaled $199.7 million and $138.3 million, respectively, as we used cash generated from operations to extinguish outstanding debt in both years. In 2013, we also used cash generated from an equity offering and asset dispositions to extinguish outstanding debt.

Cash Flows from Discontinued Operations
Discontinued operations activities in 2015, 2014 and 2013 primarily represents Borgata. 2013 also includes the results of the Dania Jai-Alai business through the May 2013 date of sale.

Indebtedness
The balances of long-term debt for each of the Businesses, and the changes in those balances, are as follows:

(In millions)	December 31, 2015	December 31, 2014	Increase/ (Decrease)
Boyd Gaming Corporation Debt:
Bank credit facility	$1,209.7	$1,387.4	$(177.7)
9.125% senior notes due 2018	—	500.0	(500.0)
9.00% senior notes due 2020	350.0	350.0	—
6.875% senior notes due 2023	750.0	—	750.0
HoldCo Note	—	151.8	(151.8)
	2,309.7	2,389.2	(79.5)

Peninsula Gaming Debt:
Bank credit facility	662.8	742.4	(79.6)
8.375% senior notes due 2018	350.0	350.0	—
	1,012.8	1,092.4	(79.6)
Total long-term debt	3,322.5	3,481.6	(159.1)

Less current maturities	29.8	29.8	—
Long-term debt, net	$3,292.7	$3,451.8	$(159.1)
The amount of current maturities includes certain non-extending balances scheduled to be repaid within the next twelve months under the bank credit facilities.

Boyd Gaming Corporation Debt
Bank Credit Facility
On August 14, 2013, we entered into a Third Amended and Restated Credit Agreement (the "Boyd Gaming Credit Facility"), among the Company, certain financial institutions, Bank of America, N.A., as administrative agent and letter of credit issuer, and

Wells Fargo Bank, National Association, as swing line lender. The Boyd Gaming Credit Facility replaced the Second Amended and Restated Credit Agreement (the "Prior Credit Facility") dated as of December 17, 2010.

The Boyd Gaming Credit Facility provides for: (i) a $600.0 million senior secured revolving credit facility including a $100.0 million swing loan sublimit (the "Revolving Credit Facility"); (ii) a $250.0 million senior secured term A loan (the "Term A Loan"); and (iii) a $900.0 million senior secured term B loan (the "Term B Loan"). The Revolving Credit Facility and Term A Loan mature in August 2018 (or earlier upon the occurrence or non-occurrence of certain events) and the Term B Loan matures in August 2020 (or earlier upon occurrence or non-occurrence of certain events). The Term A Loan and Term B Loan were fully funded on the closing date. Proceeds from the Boyd Gaming Credit Facility were used to refinance all outstanding obligations under the Prior Credit Facility and to fund transactions costs in connection with the Boyd Gaming Credit Facility and may be used for working capital and other general corporate purposes. During 2013, we recognized approximately $20.8 million on the loss on the early extinguishment of the Prior Credit Facility.

The Boyd Gaming Credit Facility includes an accordion feature which permits an increase in the Revolving Credit Facility and the issuance and increase of senior secured term loans in an amount up to the greater of: (i) $400.0 million to be comprised of increases to the Revolving Credit Facility and new or increased term loans plus $150.0 million of increases to the Revolving Credit Facility and (ii) the maximum amount of incremental commitments which, after giving effect thereto, would not cause the Secured Leverage Ratio (as defined in the Boyd Gaming Credit Agreement) to exceed 4.25 to 1.00 on a pro forma basis, in each case, subject to the satisfaction of certain conditions.

Pursuant to the terms of the Boyd Gaming Credit Facility: (i) the loans under the Term A Loan will amortize in an annual amount equal to 5.00% of the original principal amount thereof, commencing December 31, 2013, payable on a quarterly basis; (ii) the loans under the Term B Loan will amortize in an annual amount equal to 1.00% of the original principal amount thereof, commencing December 31, 2013, payable on a quarterly basis; and (iii) beginning with the fiscal year ending December 31, 2014, the Company is required to use a portion of its annual excess cash flow to prepay loans outstanding under the Boyd Gaming Credit Facility.

The interest rate on the outstanding balance from time to time of the Revolving Credit Facility, Swing Loans and the Term A Loan is based upon, at the Company's option, either: (i) the Eurodollar rate; or (ii) the base rate, in each case, plus an applicable margin. Such applicable margin is a percentage per annum determined in accordance with a specified pricing grid based on the total leverage ratio and ranges from 2.00% to 3.00% (if using LIBOR) and from 1.00% to 2.00% (if using the base rate). A fee of a percentage per annum (which ranges from 0.25% to 0.50% determined in accordance with a specified pricing grid based on the total leverage ratio) will be payable on the unused portions of the Revolving Credit Facility.

The interest rate on the outstanding balance from time to time of the Term B Loan is based upon, at the Company's option, either: (i) the Eurodollar rate (subject to a 1.00% minimum) plus 3.00%; or (ii) the base rate plus 2.00%.

The "base rate" under the Boyd Gaming Credit Facility is the highest of (x) Bank of America's publicly-announced prime rate, (y) the federal funds rate plus 0.50%, or (z) the Eurodollar rate for a one month period plus 1.00%.

The blended interest rate for outstanding borrowings under for the Boyd Gaming Credit Facility was 3.8% at December 31, 2015 and 3.7% at December 31, 2014.

Amounts outstanding under the Boyd Gaming Credit Facility may be prepaid without premium or penalty, and the unutilized portion of the commitments may be terminated without penalty, subject to certain exceptions. The Boyd Gaming Credit Facility requires that the Company prepay the loans with proceeds of certain asset sales and issuances of certain additional secured indebtedness. In addition, it requires fixed quarterly amortization of principal equal to 1.25% for Term Loan A and 0.25% for Term Loan B of the original aggregate principal amount of the respective Term Loan, and requires that the Company use a portion of its annual excess cash flow to prepay the loans.

The Boyd Gaming Credit Facility contains certain financial and other covenants, including, without limitation, various covenants: (i) requiring the maintenance of a minimum consolidated interest coverage ratio of 1.75 to 1.00; (ii) establishing a maximum permitted consolidated total leverage ratio (as discussed below); (iii) establishing a maximum permitted secured leverage ratio (as discussed below); (iv) imposing limitations on the incurrence of indebtedness; (v) imposing limitations on transfers, sales and other dispositions; and (vi) imposing restrictions on investments, dividends and certain other payments.

The Company's obligations under the Boyd Gaming Credit Facility, subject to certain exceptions, are guaranteed by certain of the Company's subsidiaries and are secured by the capital stock of certain subsidiaries. In addition, subject to certain exceptions, the Company and each of the guarantors will grant the administrative agent first priority liens and security interests on substantially all of their real and personal property (other than gaming licenses and subject to certain other exceptions) as additional security for the performance of the secured obligations under the Boyd Gaming Credit Facility.

The outstanding principal amounts under the Boyd Gaming Credit Facility are comprised of the following:

	December 31,
(In millions)	2015	2014
Revolving Credit Facility	$240.0	$300.0
Term A Loan	183.3	221.4
Term B Loan	730.8	840.8
Swing Loan	55.6	25.2
Total outstanding principal amounts under the Boyd Gaming Credit Facility	$1,209.7	$1,387.4

After consideration of $7.1 million allocated to support various letters of credit, approximately $297.2 million of availability remained under the Boyd Gaming Credit Facility at December 31, 2015.

Senior Notes
9.00% Senior Notes due July 2020
The 9.00% Notes are fully and unconditionally guaranteed, on a joint and several basis, by certain of our current and future domestic restricted subsidiaries, all of which are 100% owned by us. The 9.00% Notes contain certain restrictive covenants that, subject to exceptions and qualifications, among other things, limit our ability and the ability of our restrictive subsidiaries (as defined in the indenture governing the notes) to incur additional indebtedness or liens, pay dividends or make distributions or repurchase our capital stock, make certain investments, and sell or merge with other companies.

6.875% Senior Notes due May 2023
Significant Terms
On May 21, 2015, we issued $750 million aggregate principal amount of 6.875% senior notes due May 2023 (the "6.875% Notes"). The 6.875% Notes require semi-annual interest payments on May 15 and November 15 of each year, commencing on November 15, 2015. The 6.875% Notes will mature on May 15, 2023 and are fully and unconditionally guaranteed, on a joint and several basis, by certain of our current and future domestic restricted subsidiaries, all of which are 100% owned by us.

The 6.875% Notes contain certain restrictive covenants that, subject to exceptions and qualifications, among other things, limit our ability and the ability of our restricted subsidiaries (as defined in the base and supplemental indentures governing the 6.875% Notes, together, the "Indenture") to incur additional indebtedness or liens, pay dividends or make distributions or repurchase our capital stock, make certain investments, and sell or merge with other companies. In addition, upon the occurrence of a change of control (as defined in the Indenture), we will be required, unless certain conditions are met, to offer to repurchase the 6.875% Notes at a price equal to 101% of the principal amount of the 6.875% Notes, plus accrued and unpaid interest and Additional Interest (as defined in the Indenture), if any, to, but not including, the date of purchase. If we sell assets or experience an event of loss, we will be required under certain circumstances to offer to purchase the 6.875% Notes.

At any time prior to May 15, 2018, we may redeem the 6.875% Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, up to, but excluding, the applicable redemption date, plus a make whole premium. Subsequent to May 15, 2018, we may redeem all or a portion of the 6.875% Notes at redemption prices (expressed as percentages of the principal amount) ranging from 105.156% in 2018 to 100% in 2021 and thereafter, plus accrued and unpaid interest and Additional Interest.

The net proceeds from the issuance of the 6.875% Notes were used to redeem our 9.125% Notes and to reduce outstanding borrowings under our Revolving Credit Facility.

In conjunction with the issuance of the 6.875% Notes, we incurred approximately $14.0 million in debt financing costs that have been deferred and are being amortized over the term of the 6.875% Notes using the effective interest method.

The 6.875% Notes are fully and unconditionally guaranteed, on a joint and several basis, by certain of our current and future domestic restricted subsidiaries, all of which are 100% owned by us. The 6.875% Notes contain certain restrictive covenants that, subject to exceptions and qualifications, among other things, limit our ability and the ability of our restrictive subsidiaries (as defined in the indenture governing the notes) to incur additional indebtedness or liens, pay dividends or make distributions or repurchase our capital stock, make certain investments, and sell or merge with other companies.

9.125% Senior Notes due December 2018
During second quarter 2015 we redeemed all of our 9.125% Senior Notes due December 2018 (the "9.125% Notes") at a redemption price of 104.563% plus accrued and unpaid interest and Additional Interest (as defined in the indenture governing the 9.125% Notes) to the redemption date. The redemption resulted in premium and consent fees paid of $24.0 million and a write-off of unamortized debt financing costs of $4.9 million, all of which were recognized as loss on early extinguishments of debt in our 2015 financial results.

As a result of this redemption, the 9.125% Notes have been fully extinguished.

HoldCo Note
As part of the consideration paid in the November 2012 acquisition of Peninsula, Boyd Acquisition II, LLC ("HoldCo"), an indirect wholly-owned subsidiary of Boyd, issued a promissory note (the "HoldCo Note") to the seller. The principal balance assigned to the HoldCo Note was $143.0 million. At the option of HoldCo, the semi-annual interest on the HoldCo Note could be paid in cash or paid-in-kind and added to the principal balance. In accordance with these terms, $14.8 million of accrued and unpaid interest was added to the principal balance of the HoldCo Note, resulting in a total principal balance of $157.8 million. On November 6, 2015, HoldCo prepaid the HoldCo Note and $5.8 million of related accrued interest. As a result of this redemption, the Company recorded a loss on early extinguishment of debt of $7.9 million during fourth quarter 2015 to write-off the remaining unamortized discount and deferred finance charges.  The redemption was funded with borrowings under the Boyd Gaming Credit Facility.

Peninsula Gaming Debt
Bank Credit Facility
The Peninsula bank credit facility provides for a $875.0 million senior secured credit facility (the "Peninsula Credit Facility"), which consists of (a) a term loan facility of $825.0 million (the "Term Loan") and (b) a revolving credit facility of $50.0 million (the "Revolver"). The Revolver consists of up to $15.0 million in swing line loans ("Swing Loan") and a revolving credit facility ("Revolving Loan") of $50.0 million less Swing Loans outstanding and any amounts allocated to letters of credit. The maturity date for obligations under the Peninsula Credit Facility is November 17, 2017.

The interest rate on the outstanding balance from time to time of the Term Loan is based upon, at Peninsula's option, either: (i) the Eurodollar rate plus 3.25%; or (ii) the base rate plus 2.25%. The interest rate on the outstanding balance from time to time of the Revolver is based upon, at Peninsula's option, either: (i) the Eurodollar rate plus 4.00%; or (ii) the base rate plus 3.00%. The base rate under the Peninsula Credit Facility will be the highest of (x) Bank of America's publicly-announced prime rate, (y) the federal funds rate plus 0.50%, or (z) the Eurodollar Rate plus 1.00%. The Peninsula Credit Facility also establishes, with respect to outstanding balances under the Term Loan, a minimum Eurodollar rate for any interest period of 1.00%. In addition, Peninsula will incur a commitment fee on the unused portion of the Peninsula Credit Facility at a per annum rate of 0.50%.

The blended interest rate for outstanding borrowings under the Peninsula Credit Facility was 4.3% at both December 31, 2015 and 2014.

At December 31, 2015, approximately $662.8 million was outstanding under the Peninsula Credit Facility and $5.0 million was allocated to support various letters of credit, leaving remaining contractual availability of $30.0 million.

Peninsula's obligations under the Peninsula Credit Facility, subject to certain exceptions, are guaranteed by Peninsula's subsidiaries and are secured by the capital stock and equity interests of Peninsula's subsidiaries. In addition, subject to certain exceptions, Peninsula and each of the guarantors granted the collateral agent first priority liens and security interests on substantially all of the real and personal property (other than gaming licenses and subject to certain other exceptions) of Peninsula and its subsidiaries as additional security for the performance of the obligations under the Peninsula Credit Facility. The obligations under the Revolver rank senior in right of payment to the obligations under the Term Loan.

The Revolver contains certain financial and other covenants, including, without limitation, various covenants requiring the maintenance of: (i) a maximum consolidated leverage ratio over each 12-month period ending on the last fiscal day of each quarter; (ii) a minimum consolidated interest coverage ratio of 2.0 to 1.0 as of the end of each calendar quarter; and (iii) a maximum amount of capital expenditures for each fiscal year. Under the provisions of its debt agreements, substantially all of Peninsula Gaming's net assets were restricted from distribution subject to specific amounts allowed for certain investments and other restricted payments as well as payments under a management services agreement between Peninsula Gaming and Boyd Acquisition, LLC ("Boyd Acquisition").

The Peninsula Credit Facility contains certain financial and other covenants, including, without limitation, various covenants requiring the maintenance of: (i) beginning with the fiscal quarter ended March 31, 2013, a maximum consolidated leverage ratio over each 12-month period ending on the last fiscal day of each quarter; (ii) beginning with the fiscal quarter ended March 31, 2013, a minimum consolidated interest coverage ratio of 2.0 to 1.0 as of the end of each calendar quarter; and (iii) a maximum amount of capital expenditures for each fiscal year. Substantially all of Peninsula's net assets were restricted from distribution under the Peninsula Notes and Credit Facility subject to specific amounts allowed for certain investments and other restricted payments as well as payments under a management services agreement between Peninsula and Boyd Acquisition.

Peninsula's obligations under the Peninsula Credit Facility, subject to certain exceptions, are guaranteed by Peninsula’s subsidiaries and are secured by the capital stock and equity interests of Peninsula's subsidiaries. In addition, subject to certain exceptions, Peninsula and each of the guarantors granted the collateral agent first priority liens and security interests on substantially all of the real and personal property (other than gaming licenses and subject to certain other exceptions) of Peninsula and its subsidiaries as additional security for the performance of the obligations under the Peninsula Credit Facility. The obligations under the Revolver rank senior in right of payment to the obligations under the Term Loan.

Repayment and Termination
On September 2, 2016, Peninsula repaid all of the outstanding amounts, including all principal and accrued interest amounts, under the Peninsula Credit Facility pursuant to the Peninsula Credit Agreement. In connection with the repayment in full of the Peninsula Credit Facility (the “Repayment”), the Peninsula Credit Agreement was terminated.

Senior Notes
8.375% Senior Notes due February 2018
The 8.375% Notes are fully and unconditionally guaranteed, on a joint and several basis, by Peninsula's subsidiaries (other than Peninsula Gaming Corp). The notes contain certain restrictive covenants that, subject to exceptions and qualifications, among other things, limit our ability and the ability of our restrictive subsidiaries (as defined in the indenture governing the notes) to incur additional indebtedness or liens, pay dividends or make distributions or repurchase our capital stock, make certain investments, and sell or merge with other companies.

Extinguishment
On September 2, 2016 we redeemed all of our 8.375% senior notes, due February 2018. As a result of the redemption, the 8.375% Note has been fully extinguished.

Covenant Compliance
As of December 31, 2015, we believe that Boyd Gaming and Peninsula were in compliance with the financial and other covenants of their respective debt instruments.

Scheduled Maturities of Long-Term Debt
The scheduled maturities of long-term debt, as discussed above, are as follows:

(In millions)	Total
For the year ending December 31,
2016	$29.8
2017	676.0
2018	813.0
2019	9.0
2020	1,044.7
Thereafter	750.0
Total outstanding principal of long-term debt	$3,322.5

Dividends
Dividends are declared at the discretion of our Board of Directors. We are subject to certain limitations regarding payment of dividends, such as restricted payment limitations related to our outstanding notes and our Credit Facility. In July 2008, our Board of Directors suspended the quarterly dividend for the current and future periods; therefore, we did not declare a dividend during 2015, 2014 and 2013.

Share Repurchase Program
Subject to applicable corporate securities laws, repurchases under our stock repurchase program may be made at such times and in such amounts as we deem appropriate. We are subject to certain limitations regarding the repurchase of common stock, such as restricted payment limitations related to our outstanding notes and the Boyd Gaming Credit Facility. Purchases under our stock repurchase program can be discontinued at any time that we feel additional purchases are not warranted. We intend to fund the repurchases under the stock repurchase program with existing cash resources and availability under the Boyd Gaming Credit Facility.

In July 2008, our Board of Directors authorized an amendment to our existing share repurchase program to increase the total amount of common stock available to be repurchased to $100 million. We are not obligated to purchase any shares under our stock repurchase program, and we did not repurchase any shares of our common stock during 2015, 2014 and 2013. We are currently authorized to repurchase up to an additional $92.1 million in shares of our common stock under the share repurchase program.

We have in the past, and may in the future, acquire our debt or equity securities through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as we may determine.

Other Items Affecting Liquidity
We anticipate the ability to fund our capital requirements using cash flows from operations and availability under our Boyd and Peninsula credit facilities, to the extent availability exists after we meet our working capital needs for the next twelve months. Any additional financing that is needed may not be available to us or, if available, may not be on terms favorable to us. The outcome of the following specific matters, including our commitments and contingencies, may also affect our liquidity.

Disposition of Echelon project and Dania
On February 22, 2013, we and Dania Entertainment Center, LLC (the "Buyer") entered into an Asset Purchase Agreement (the "Agreement") for the sale of certain assets and liabilities of the Dania Jai-Alai Business, our pari-mutuel facility, located in Dania Beach, Broward County, Florida at which jai-alai and related gaming operations are conducted, including poker and inter-track wagering, for a purchase price of $65.5 million. The closing of the transactions occurred on May 22, 2013.

On March 1, 2013, we entered into a definitive agreement to sell the Echelon site for $350.0 million in cash. The sale agreement included the 87-acre land parcel as well as site improvements, including the district energy system and central energy center that was to be built by LVE Energy Partners, LLC ("LVE"). The transaction was completed on March 4, 2013, and we received approximately $157.0 million of net proceeds after payment of a portion of the proceeds to a third party to fulfill our obligations to LVE.

Divestiture of Borgata
Prior to the sale of our equity interest, which closed on August 1, 2016, the Company and MGM each held a 50% interest in Marina District Development Holding Company, LLC ("MDDHC"), which owns all the equity interests in Borgata. Until the closing of the sale, we were the managing member of MDDHC, and we were responsible for the day-to-day operations of Borgata.

Pursuant to the Purchase Agreement, on August 1, 2016, MGM acquired from Boyd Gaming 49% of its 50% membership interest in MDDHC and, immediately thereafter, MDDHC redeemed Boyd Gaming’s remaining 1% membership interest in MDDHC (collectively, the "Transaction"). Following the Transaction, MDDHC became a wholly-owned subsidiary of MGM.

In consideration for the Transaction, MGM paid Boyd Gaming $900 million. The initial net cash proceeds were approximately $589 million, net of certain expenses and adjustments on the closing date, including outstanding indebtedness, cash and working capital. These initial proceeds do not include our 50% share of any future property tax settlement benefits, from the time period during which we held a 50% ownership in MDDHC, to which Boyd Gaming retains the right to receive upon payment. Borgata estimates that it is entitled to property tax refunds totaling between $140 million and $160 million, including amounts due under court decisions rendered in its favor and estimates for open tax appeals.

Commitments
Capital Spending and Development
We continually perform on-going refurbishment and maintenance at our facilities to maintain our standards of quality. Certain of these maintenance costs are capitalized, if such improvement or refurbishment extends the life of the related asset, while other maintenance costs that do not so qualify are expensed as incurred. The commitment of capital and the related timing thereof are contingent upon, among other things, negotiation of final agreements and receipt of approvals from the appropriate regulatory bodies. We must also comply with covenants and restrictions set forth in our debt agreements.

Our estimated total capital expenditures for 2016 are expected to be approximately $225 million, primarily comprised of projects to reposition non-gaming amenities, the hotel expansion project at our Delta Downs property, and various maintenance capital expenditures across our properties. We intend to fund such capital expenditures through our credit facilities and operating cash flows.

In addition to the capital spending discussed above, we also continue to pursue other potential development projects that may require us to invest significant amounts of capital. We continue to work with Wilton Rancheria, a federally-recognized tribe located about 30 miles southeast of Sacramento, California, to develop and manage a gaming entertainment complex.

CONTRACTUAL OBLIGATIONS
The following summarizes our contractual obligations as of December 31, 2015:

	Year Ending December 31,
(In millions)	Total	2016	2017	2018	2019	2020	Thereafter
CONTRACTUAL OBLIGATIONS:
Long Term Debt
Boyd Gaming Debt:
Bank credit facility	$1,209.7	$21.5	$21.5	$463.0	$9.0	$694.7	$—
9.00% senior notes due 2020	350.0	—	—	—	—	350.0	—
6.875% senior notes due 2023	750.0	—	—	—	—	—	750.0
	2,309.7	21.5	21.5	463.0	9.0	1,044.7	750.0

Peninsula Gaming Debt:
Bank credit facility	662.8	8.3	654.5	—	—	—	—
8.375% senior notes due 2018	350.0	—	—	350.0	—	—	—
	1,012.8	8.3	654.5	350.0	—	—	—
Total long-term debt	3,322.5	29.8	676.0	813.0	9.0	1,044.7	750.0

Interest on Fixed Rate Debt	582.2	112.4	112.4	86.7	83.1	67.3	120.3
Interest on Variable Rate Debt (1)	223.9	73.4	68.8	37.4	28.1	16.2	—
Operating Leases	519.4	40.9	44.3	17.2	15.3	13.5	388.2
Purchase Obligations	50.4	17.8	7.6	4.9	2.5	2.3	15.3
TOTAL CONTRACTUAL OBLIGATIONS	$4,698.4	$274.3	$909.1	$959.2	$138.0	$1,144.0	$1,273.8

(1) Estimated interest payments are based on principal amounts and scheduled maturities of debt outstanding at December 31, 2015. Estimated interest payments for variable-rate debt are based on rates at December 31, 2015.
(2) Other obligations include various contracted amounts, including information technology, advertising, maintenance and other service agreements.

Other Opportunities
We regularly investigate and pursue additional expansion opportunities in markets where casino gaming is currently permitted. We also pursue expansion opportunities in jurisdictions where casino gaming is not currently permitted in order to be prepared to develop projects upon approval of casino gaming. Such expansions will be affected and determined by several key factors, which may include the following:

•	the outcome of gaming license selection processes;

•	the approval of gaming in jurisdictions where we have been active but where casino gaming is not currently permitted;

•	identification of additional suitable investment opportunities in current gaming jurisdictions; and

•	availability of acceptable financing.

Additional projects may require us to make substantial investments or may cause us to incur substantial costs related to the investigation and pursuit of such opportunities, which investments and costs we may fund through cash flow from operations or availability under our credit facilities. To the extent such sources of funds are not sufficient, we may also seek to raise such additional funds through public or private equity or debt financings or from other sources. No assurance can be given that additional financing will be available or that, if available, such financing will be obtainable on terms favorable to us. Moreover, we can provide no assurances that any expansion opportunity will result in a completed transaction.

Off Balance Sheet Arrangements
Our off balance sheet arrangements consist of the following:

Indemnification
We have entered into certain agreements that contain indemnification provisions, as well as indemnification agreements involving certain of our executive officers and directors. These agreements provide indemnity insurance pursuant to which directors and officers are indemnified or insured against liability or loss under certain circumstances, which may include liability or related loss under the Securities Act and the Exchange Act. In addition, our Restated Articles of Incorporation and Restated Bylaws contain provisions that provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by law.

Outstanding Letters of Credit
At December 31, 2015, we had outstanding letters of credit totaling $12.0 million.

Other Arrangements
We have not entered into any transactions with special purpose entities, nor have we engaged in any derivative transactions.

CRITICAL ACCOUNTING POLICIES
Our discussion and analysis of our results of operations and liquidity and capital resources are based on our consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. In accordance with GAAP, we are required to make estimates and assumptions that affect the reported amounts included in our consolidated financial statements. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. On an ongoing basis, management reviews and refines those estimates, the following of which materially impact our consolidated financial statements: the recoverability of long-lived assets; application of acquisition method of accounting; valuation of indefinite-lived intangible assets and goodwill; determination of self-insured reserves; and provisions for deferred tax assets, certain tax liabilities and uncertain tax positions.

Judgments are based on information including, but not limited to, historical experience, industry trends, conventional practices, expert opinions, terms of existing agreements and information from outside sources. Judgments are subject to an inherent degree of uncertainty, and therefore actual results could differ from these estimates.

We believe the following critical accounting policies require a higher degree of judgment and complexity, the sensitivity of which could result in a material impact on our consolidated financial statements.

Recoverability of Long-Lived Assets
Our long-lived assets were carried at $2.2 billion at December 31, 2015, or 51.1% of our consolidated total assets. We evaluate the carrying value of long-lived assets whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. If triggering events are identified, we then compare the estimated undiscounted future cash flows of the asset to the carrying value of the asset. The asset is not impaired if the undiscounted future cash flows exceed its carrying value. If the carrying value exceeds the undiscounted future cash flows, then an impairment charge is recorded, typically measured using a discounted cash flow model, which is based on the estimated future results of the relevant reporting unit discounted using our weighted-average cost of capital and market indicators of terminal year free cash flow multiples.

A long-lived asset shall be tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The following are examples of such events or changes in circumstances:

i.	a significant decrease in the market price of a long-lived asset;

ii.	a significant adverse change in the extent or manner in which a long-lived asset is being used or in its physical condition;

iii.	a significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset, including an adverse action or assessment by a regulator;

iv.	an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset;

v.
a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset; and/or

vi.	a current expectation that, more likely than not, a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life.

We reconsider changes in circumstances on a frequent basis, and if a triggering event related to potential impairment has occurred, we solicit third party valuation expertise to assist in the valuation of our investment. There are three generally accepted approaches available in developing an opinion of value: the cost, sales comparison and income approaches. We generally consider each of these approaches in developing a recommendation of the fair value of the asset; however the reliability of each approach is dependent upon the availability and comparability of the market data uncovered, as well as, the decision-making criteria used by market participants when evaluating a property. We will bifurcate our investment and apply the most indicative approach to overall fair valuation, or in some cases, a weighted analysis of any or all of these methods.

Developing an opinion of land value is typically accomplished using a sales comparison approach by analyzing recent sales transactions of similar sites. Potential comparables are researched and the pertinent facts are confirmed with parties involved in the transaction. This process fosters a general understanding of the potential comparable sales and facilitates the selection of the most relevant comparables by the appraiser. Valuation is typically accomplished using a unit of comparison such as price per square foot of land or potential building area. Adjustments are applied to the unit of comparison from an analysis of comparable sales, and the adjusted unit of comparison is then used to derive a value for the property.

The cost approach is based on the premise that a prudent investor would pay no more for an asset of similar utility than its replacement or reproduction cost. The cost to replace the asset would include the cost of constructing a similar asset of equivalent utility at prices applicable at the time of the valuation date. To arrive at an estimate of the fair value using the cost approach, the replacement cost new is determined and reduced for depreciation of the asset. Replacement cost new is defined as the current cost of producing or constructing a similar new item having the nearest equivalent utility as the property being valued.

The income approach focuses on the income-producing capability of the asset. The underlying premise of this approach is that the value of an asset can be measured by the present worth of the net economic benefit (cash receipts less cash outlays) to be received over the life of the subject asset. The steps followed in applying this approach include estimating the expected before-tax cash flows attributable to the asset over its life and converting these before-tax cash flows to present value through capitalization or discounting. The process uses a rate of return that accounts for both the time value of money and risk factors. There are two common methods for converting net income into value, those methods are the direct capitalization and discounted cash flow methods ("DCF"). Direct capitalization is a method used to convert an estimate of a single year's income expectancy into an indication of value in one direct step by dividing the income estimate by an appropriate capitalization rate. Under the DCF method, anticipated future cash flows and a reversionary value are discounted to an opinion of net present value at a specific internal rate of return or a yield rate, because net operating income of the subject property is not fully stabilized.

Valuation of Indefinite-Lived Intangible Assets
Gaming license rights represent the value of the license to conduct gaming in certain jurisdictions, which is subject to highly extensive regulatory oversight and a limitation on the number of licenses available for issuance with these certain jurisdictions. License rights are tested for impairment using a discounted cash flow approach, and trademarks are tested for impairment using the relief-from-royalty method. The value of gaming licenses is determined using a multi-period excess earnings method, which is a specific discounted cash flow model. The value is determined at an amount equal to the present value of the incremental after-tax cash flows attributable only to future gaming revenue, discounted to present value at a risk-adjusted rate of return. With respect to the application of this methodology, we used the following significant projections and assumptions: gaming revenues; gaming operating expenses; general and administrative expenses; tax expense; terminal value; and discount rate. These projections are modeled for a five year period.

Trademarks are based on the value of our brand, which reflects the level of service and quality we provide and from which we generate repeat business. Trademarks are valued using the relief from royalty method, which presumes that without ownership of such trademarks, we would have to make a stream of payments to a brand or franchise owner in return for the right to use their name. By virtue of this asset, we avoid any such payments and record the related intangible value of our ownership of the brand name. We used the following significant projections and assumptions to determine value under the relief from royalty method: revenue from gaming and hotel activities; royalty rate; tax expense; terminal growth rate; discount rate; and the present value of tax benefit. The projections underlying this discounted cash flow model were forecasted for fifteen years. Applying the selected pretax royalty rates to the applicable revenue base in each period yielded pretax income for each property's trademarks and trade name. These pretax totals were tax effected utilizing the applicable tax rate to arrive at net, after-tax cash flows. The net, after-tax flows were then discounted to present value utilizing an appropriate discount rate. The present value of the after-tax cash flows were then added to the present value of the amortization tax benefit (considering the 15-year amortization of intangible assets pursuant to recent tax legislation) to arrive at the recommended fair values for the trademarks and trade names.

Gaming license rights and trademarks are indefinite-lived intangible assets and are not subject to amortization, but are subject to an annual impairment test and between annual test dates in certain circumstances. If the fair value of an indefinite-lived intangible asset is less than its carrying amount, an impairment loss is recognized equal to the difference. Gaming license rights are tested for impairment using a discounted cash flow approach. Trademarks are tested for impairment using the relief-from-royalty method. As part of our annual impairment testing, management assesses the likelihood of impairment and solicits third party valuation expertise to assist in the valuation of indefinite-lived intangible assets that are deemed to have a greater likelihood of impairment.
Our annual impairment test, performed as of October 1, 2015, resulted in a $17.5 million impairment charge for one of our gaming licenses.

We evaluate whether any triggering events or changes in circumstances had occurred subsequent to our annual impairment test that would indicate an impairment condition may exist. This evaluation required significant judgment, including consideration of whether there had been any significant adverse changes in legal factors or in our business climate, adverse action or assessment by a regulator, unanticipated competition, loss of key personnel or likely sale or disposal of all or a significant portion of a reporting unit. Based upon this evaluation, we concluded that there had not been any triggering events or changes in circumstances that indicated an impairment condition existed as of December 31, 2015. If an event described above occurs, and results in a significant impact to our revenue and profitability projections, or any significant assumption in our valuations methods is adversely impacted, the impact could result in a material impairment charge in the future.

Valuation of Goodwill
The authoritative guidance related to goodwill impairment requires goodwill to be tested for impairment at the reporting unit level at least annually. The guidance permits an entity to make a qualitative assessment, referred to as “Step Zero,” of whether it is more likely than not that a reporting unit’s fair value is less than its carrying amount before applying a two-step goodwill impairment test. If the entity concludes that it is not likely that the fair value of the reporting unit is less than its carrying amount, it is not required to perform the two-step test for that reporting unit. The guidance lists certain factors to consider when making this qualitative assessment. In the event that the entity concludes the two-step test is required, Step One of the test is a screen used to identify whether or not goodwill impairment may exist. In Step One, an entity compares the fair value of a reporting unit with its carrying amount. If a reporting unit's carrying amount exceeds its fair value, goodwill impairment may exist. Step Two of the test must then be performed to measure the amount of impairment, if any. In Step Two, an entity compares the implied fair value of goodwill with its carrying amount. An impairment loss is measured by the excess of the carrying amount of goodwill over its implied fair value. The implied fair value of goodwill should be determined in the same manner that goodwill is measured in a business combination; that is, an entity must allocate the fair value of a reporting unit to the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination.

As part of our annual impairment testing, management assesses the likelihood of impairment and solicits third party valuation expertise to assist in the performance of the Step One valuations of goodwill for those reporting units that are deemed to have a greater likelihood of impairment. We perform the test as of October 1, using a weighting of two different approaches to determine fair value: (i) the income approach; and (ii) the market approach.

The income approach is based on a discounted cash flow method, which focuses on the expected cash flow of the subject company. In applying this approach, the cash flow available for distribution is calculated for a finite period of years. Cash flow available for distribution is defined, for purposes of this analysis, as the amount of cash that could be distributed as a dividend without impairing the future profitability or operations of the subject company. The cash flow available for distribution and the terminal value (the value of the subject company at the end of the estimation period) are then discounted to present value to derive an indication of value of the business enterprise.

In the valuation of an asset, the income approach focuses on the income-producing capability of the subject asset. The underlying premise of this approach is that the value of an asset can be measured by the present worth of the net economic benefit (cash receipts less cash outlays) to be received over the life of the subject asset. The steps followed in applying this approach include estimating the expected after-tax cash flows attributable to the asset over its life and converting these after-tax cash flows to present value through "discounting." The discounting process uses a rate of return which accounts for both the time value of money and investment risk factors. Finally, the present value of the after-tax cash flows over the life of the asset is totaled to arrive at an indication of the fair value of the asset.

The market approach is comprised of the guideline company method, which focuses on comparing the subject company to selected reasonably similar, or "guideline", publicly-traded companies. Under this method, valuation multiples are: (i) derived from the operating data of selected guideline companies; (ii) evaluated and adjusted based on the strengths and weaknesses of the subject company relative to the selected guideline companies; and (iii) applied to the operating data of the subject company to arrive at an indication of value. In the valuation of an asset, the market approach measures value based on what typical purchasers in the market have paid for assets which can be considered reasonably similar to those being valued. When the market approach is utilized, data are collected on the prices paid for reasonably comparable assets. Adjustments are made to the similar assets to compensate for differences between reasonably similar assets and the asset being valued. The application of the market approach results in an estimate of the price reasonably expected to be realized from the sale of the subject asset.

The two methodologies were weighted 60.0% toward the income approach and 40.0% toward the market approach, to arrive at an overall fair value. At October 1, 2015, the fair value of our reporting units exceeded their carrying value. At December 31, 2015, we evaluated whether any triggering events or changes in circumstances had occurred subsequent to our annual impairment test that would indicate an impairment condition may exist. This evaluation required significant judgment, including consideration of whether there had been any significant adverse changes in legal factors or in our business climate, adverse action or assessment by a regulator, unanticipated competition, loss of key personnel or likely sale or disposal of all or a significant portion of a reporting unit. Based upon this evaluation, we concluded that there had not been any triggering events or changes in circumstances that indicated an impairment condition existed at December 31, 2015.

Although we satisfied Step One for each reporting unit tested, changes to certain underlying assumptions and variables, many of which are derived from external factors, could greatly impact the results of future tests. We cannot control or influence the impact of these factors from a fair valuation perspective, but they could nonetheless have a material effect on the results of valuation, particularly the guideline company method under the market approach, in the future.

Additionally, several of the assumptions underlying the discounted cash flow method under the income approach could pose a high degree of sensitivity to the resulting fair value. These factors include, but are not limited to, the following: total revenue, depreciation expense, depreciation overhang, tax expense and effective rates, debt-free net working capital, capital additions, terminal year growth factor, discount rate and the capitalization rate. A change in any of these variables that cause our undiscounted cash flows or terminal value or both to adversely and materially change could result in the failure of the Step One test, and a resulting impairment of our goodwill in an amount up to its book value of $685.3 million.

The Company has determined that each of its properties is a reporting unit for goodwill impairment testing, since discrete financial information is available at the property level.

Determination of Self-Insured Reserves
We are fully self-insured for general liability costs and self-insured for workers' compensation costs up to a stop loss limit of $0.5 million. Self-insurance reserves include accruals of estimated settlements for known claims, ("Case Reserves") as well as accruals of estimates for claims incurred but not yet reported ("IBNR"). Case reserves represent estimated liability for unpaid loss, based on a claims administrator's estimates of future payments on individual reported claims, including Loss Adjustment Expenses ("LAE"). Generally, LAE includes claims settlement costs directly assigned to specific claims, such as legal fees. We estimate case and LAE reserves on a combined basis, but do not include claim administration costs in our estimated ultimate loss reserves. IBNR reserves include the provision for unreported claims, changes in case reserves, and future payments on reopened claims.

We have relied upon an industry-based method to establish our self-insurance reserves, which projects the ultimate losses estimated by multiplying the exposures by a selected ultimate loss rate. The selected ultimate loss rates were determined based on a review of ultimate loss rates for prior years, adjusted for loss and exposure trend, and benefit level changes. We believe this method best provides an appropriate result, given the maturing experience and relative stabilization of our claims history. In previous years, and in certain instances, loss rates were based on industry Loss Development Factors ("LDFs"). Industry LDFs are from various national sources for workers compensation and general liability claims, and we utilize the most recent information available, although there is some lag time between compilation and publishing of such reports, during which unfavorable trends or data could emerge, which would not be reflected in our reserves.

For workers' compensation, using payroll by state as weights, we calculate a weighted average industry LDF; for general liability claims, we use gross revenues as weights, and apply to a weighted average Industry LDF to yield an initial expectation of the ultimate loss amount. The paid LDFs are used to determine the percentage of the expected ultimate loss that is expected to be unpaid as of the reserving date. This future unpaid percentage is multiplied by the expected ultimate losses to derive the expected future paid losses. As a loss year matures, the expected future paid losses are replaced by actual paid losses.

In the computation of workers' compensation claims, we exclude any claim which has reached our stop loss limitation; and therefore, we do not include any allowance for expected recoverable from excess or reinsurance. We are, however, contingently liable in the event such reinsurer cannot meet its obligations. Although we place this risk with insurers rated better than A with AM Best, a national insurance company rating agency, there can be no assurance that such reinsurer will be able to meet their obligations in the future. At December 31, 2015, unpaid case reserves on claims in excess of $0.5 million, which we have subrogated to the reinsurer, totaled less than $1.5 million.

In estimating our reserves for unpaid losses, it is also necessary to project future loss payments. Actual future losses will not develop exactly as projected and may, in fact, vary significantly from the projections. Further, the projections make no provision for future emergence of new classes of losses or types of losses not sufficiently represented in our historical database or that are not yet quantifiable. Additionally, our results are estimates based on long term averages. Actual loss experience in any given year may differ from what is suggested by these averages. The sensitivity of key variables and assumptions in the analysis was considered. Key variables and assumptions include (but are not limited to) loss development factors, trend factors and the expected loss rates/ratios used. It is possible that reasonable alternative selections would produce materially different reserve estimates.

Management believes the estimates of future liability are reasonable based upon this methodology; however, changes in key variables and assumptions used above, or generally in health care costs, accident frequency and severity could materially affect the estimate for these reserves.

Provisions for Deferred Tax Assets, Certain Tax Liabilities and Uncertain Tax Positions
Income taxes are recorded under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. We reduce the carrying amounts of deferred tax assets by a valuation allowance, if based on the available evidence it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed periodically based on more-likely-than-not realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, our experience with the usability of operating loss and tax credit carryforwards before expiration, and tax planning alternatives.

The Company's income tax returns are subject to examination by the Internal Revenue Service ("IRS") and other tax authorities in the locations where it operates. The Company assesses potentially unfavorable outcomes of such examinations based on accounting standards for uncertain income taxes, which prescribe a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements.

We recognize the tax benefit from an uncertain tax position only when it is more likely than not, based on the technical merits of the position, that the tax position will be sustained upon examination, including the resolution of any related appeals or litigation. The tax benefits recognized in the consolidated financial statements from such a position are measured as the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution.

We have established contingency reserves for material, known tax exposures. Our tax reserves reflect management's judgment as to the resolution of the issues involved if subject to judicial review. While we believe our reserves are adequate to cover reasonably expected tax risks, there can be no assurance that, in all instances, an issue raised by a taxing authority will be resolved at a financial cost that does not exceed its related reserve. With respect to these reserves, our income tax expense would include: (i) any changes in tax reserves arising from material changes during the period in the facts and circumstances (i.e., new information) surrounding a tax issue; and (ii) any difference from our tax position as recorded in the financial statements and the final resolution of a tax issue during the period.

Our balance for uncertain tax benefits as of December 31, 2015 was $2.5 million. While we believe that our reserves are adequate to cover reasonably expected tax risks, in the event that the ultimate resolution of our uncertain tax positions differ from our estimates, we may be exposed to material increases in income tax expense, which could materially impact our financial position, results of operations and cash flows.

Recently Issued Accounting Pronouncements
For information with respect to recent accounting pronouncements and the impact of these pronouncements on our consolidated financial statements, see Note 1, Summary of Significant Accounting Policies - Recently Issued Accounting Pronouncements, in the notes to the consolidated financial statements.

ITEM 7A.    Quantitative and Qualitative Disclosures About Market Risk
Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. We do not hold any market risk sensitive instruments for trading purposes. Our primary exposure to market risk is interest rate risk, specifically long-term U.S. treasury rates and the applicable spreads in the high-yield investment market, short-term and long-term LIBOR rates, and short-term Eurodollar rates, and their potential impact on our long-term debt. We attempt to limit our exposure to interest rate risk by managing the mix of our long-term fixed-rate borrowings and short-term borrowings under ours and Peninsula's bank credit facilities. We do not currently utilize derivative financial instruments for trading or speculative purposes.

Boyd Gaming Credit Facility
Borrowings under Boyd Gaming's Credit Facility are based upon, at our option, either: (i) the Eurodollar rate; or (ii) the base rate, in each case, plus an applicable margin. Such applicable margin is a percentage per annum determined in accordance with a specified pricing grid based on the total leverage ratio and ranges from 2.00% to 3.00% (if using the Eurodollar rate) and from 1.00% to 2.00% (if using the base rate). A fee of a percentage per annum (which ranges from 0.25% to 0.50% determined in accordance with a specified pricing grid based on the total leverage ratio) will be payable on the unused portions of the Revolving Credit Facility. The interest rate on the outstanding balance from time to time of the Term B Loan is based upon, at the Company's option, either: (i) the Eurodollar rate (subject to a 1.00% minimum) plus 3.00%; or (ii) the base rate plus 2.00%. The "base rate" under the Boyd Gaming Credit Facility is the highest of (x) Bank of America's publicly-announced prime rate, (y) the federal funds rate plus 0.50%, or (z) the Eurodollar rate for a one month period plus 1.00%.

Peninsula Credit Facility
Borrowings under Peninsula's Credit Facility consist of the Term Loan and the Revolver. The interest rate on the outstanding balance from time to time of the Revolving Loans and Swing Loans are based upon, at Peninsula's option either: (i) the Eurodollar rate plus 4.00%; or (ii) the base rate plus 3.00%. The base rate under the Peninsula Credit Facility is the highest of (x) Bank of America's publicly-announced prime rate, (y) the federal funds rate plus 0.50%, or (z) the Eurodollar rate for a one-month period plus 1.00%. The Peninsula Credit Facility also establishes, with respect to outstanding balances under the Term Loan, a minimum Eurodollar rate for any interest period of 1.25%. In addition, Peninsula will incur a commitment fee on the unused portion of the Peninsula Credit Facility at a per annum rate of 0.50%. The interest rate on the outstanding balance of the Peninsula Term Loan is based upon, at Peninsula's option either: (i) the Eurodollar rate plus 3.25%; or (ii) the base rate plus 2.25%.

Table of Debt Maturities and Interest Rates
The following table provides information about our financial instruments that are sensitive to changes in interest rates, including debt obligations. For our debt obligations, the table presents principal cash flows and related weighted-average interest rates by expected maturity dates. The weighted-average variable rates are based upon prevailing interest rates.

The scheduled maturities of our long-term debt outstanding for the years ending December 31 are as follows:

	Expected Maturity Date
	Year Ending December 31,
(In millions, except percentages)	2016	2017	2018	2019	2020	Thereafter	Total	Fair Value
Boyd Gaming Debt
Long-term debt (including current portion):
Fixed-rate	$—	$—	$—	$—	$350.0	$750.0	$1,100.0	$1,145.2
Average interest rate	7.6%	7.6%	7.6%	7.6%	7.2%	6.9%	7.4%
Variable-rate	$21.5	$21.5	$463.0	$9.0	$694.7	$—	$1,209.7	$1,202.9
Average interest rate	3.8%	3.8%	3.9%	4.0%	4.0%		3.9%

Peninsula Gaming Debt
Long-term debt (including current portion):
Fixed-rate	$—	$—	$350.0	$—	$—	$—	$350.0	$357.0
Average interest rate	8.375%	8.375%	8.375%	—%	—%	—%	8.4%
Variable-rate	$8.3	$654.5	$—	$—	$—	$—	$662.8	$661.1
Average interest rate	4.3%	4.3%	—%	—%	—%	—%	4.3%

As of December 31, 2015, Boyd's and Peninsula's long-term variable-rate borrowings represented approximately 52.4% and 65.4% of total long-term debt, respectively. Based on December 31, 2015 debt levels, a 100 basis point change in LIBOR or the base rate would cause the annual interest costs to change by approximately $12.1 million for Boyd. Based on December 31, 2015 debt levels, a 100 basis point change in the Eurodollar rate or the base rate would cause the annual interest costs change by approximately $2.5 million for PGL. The impact of a 100 basis point increase in the Eurodollar rate or the base rate is lessened as the current Eurodollar rate at December 31, 2015 is below the established minimum 1.0% rate.

The following table provides other information about our long-term debt:

	December 31, 2015
(In millions)	Outstanding Face Amount	Carrying Value	Estimated Fair Value	Fair Value Hierarchy
Boyd Gaming Corporation Debt
Bank credit facility	$1,209.7	$1,197.3	$1,202.9	Level 2
9.00% senior notes due 2020	350.0	343.0	372.8	Level 1
6.875% senior notes due 2023	750.0	737.0	772.5	Level 1
	2,309.7	2,277.3	2,348.2

Peninsula Gaming Debt
Bank credit facility	662.8	648.6	661.1	Level 2
8.375% senior notes due 2018	350.0	343.6	357.0	Level 2
	1,012.8	992.2	1,018.1

Total long-term debt	$3,322.5	$3,269.5	$3,366.3

The estimated fair value of the Boyd Gaming Credit Facility is based on a relative value analysis performed on or about December 31, 2015. The estimated fair value of Peninsula's credit facility is based on a relative value analysis performed on or about December 31, 2015. The estimated fair values of our senior notes and Peninsula's senior notes are based on quoted market prices as of December 31, 2015.

ITEM 8.    Financial Statements and Supplementary Data
The following consolidated financial statements for the three years in the period ended December 31, 2015 are filed as part of this Report:

The accompanying audited consolidated financial statements of Boyd Gaming Corporation (and together with its subsidiaries, the "Company," "we" or "us") have been prepared in accordance with the instructions to Form 10-K and Regulation S-X and include all information and footnote disclosures necessary for complete financial statements in conformity with accounting principles generally accepted in the United States ("GAAP").

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of
Boyd Gaming Corporation and Subsidiaries:
We have audited the accompanying consolidated balance sheets of Boyd Gaming Corporation and Subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2015. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Boyd Gaming Corporation and subsidiaries at December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada
February 25, 2016 (December 20, 2016 as to Notes 1, 2, 15, and 17 as to the effects of the disposition of its 50% equity interest in Marina District Development Holding Company, LLC, revision to reportable segments, and revision of guarantors in the condensed consolidating financial information)

BOYD GAMING CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
______________________________________________________________________________________________________

	December 31,
(In thousands, except per share data)	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$158,821	$145,341
Restricted cash	19,030	18,107
Accounts receivable, net	25,289	27,235
Inventories	15,462	15,161
Prepaid expenses and other current assets	37,250	32,944
Income taxes receivable	1,380	1,243
Deferred income taxes and current tax assets	—	1,919
Total current assets	257,232	241,950
Property and equipment, net	2,225,342	2,286,108
Other assets, net	48,341	52,050
Intangible assets, net	890,054	934,249
Goodwill, net	685,310	685,310
Investment in unconsolidated subsidiary held for sale	244,621	222,717
Total assets	$4,350,900	$4,422,384
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$29,750	$29,753
Accounts payable	75,803	85,089
Accrued liabilities	249,518	239,266
Deferred income taxes	—	3,087
Total current liabilities	355,071	357,195
Long-term debt, net of current maturities and debt issuance costs	3,239,799	3,375,098
Deferred income taxes	162,189	142,263
Other long-term tax liabilities	3,085	28,651
Other liabilities	82,745	81,090
Commitments and contingencies (Note 10)
Stockholders’ equity
Preferred stock, $0.01 par value, 5,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized; 111,614,420 and 109,277,060 shares outstanding	1,117	1,093
Additional paid-in capital	945,041	922,112
Retained earnings (accumulated deficit)	(437,881)	(485,115)
Accumulated other comprehensive income (loss)	(316)	(53)
Total Boyd Gaming Corporation stockholders’ equity	507,961	438,037
Noncontrolling interest	50	50
Total stockholders’ equity	508,011	438,087
Total liabilities and stockholders’ equity	$4,350,900	$4,422,384

The accompanying notes are an integral part of these consolidated financial statements.

BOYD GAMING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
______________________________________________________________________________________________________

	Year Ended December 31,
(In thousands, except per share data)	2015	2014	2013
Revenues
Gaming	$1,847,167	$1,799,724	$1,863,249
Food and beverage	307,442	303,404	306,075
Room	163,509	157,427	150,258
Other	123,959	122,237	122,813
Gross revenues	2,442,077	2,382,792	2,442,395
Less promotional allowances	242,645	240,537	243,657
Net revenues	2,199,432	2,142,255	2,198,738
Operating costs and expenses
Gaming	900,922	888,414	921,486
Food and beverage	168,096	168,730	169,033
Room	41,298	41,132	41,404
Other	80,508	86,166	86,958
Selling, general and administrative	322,420	327,599	341,446
Maintenance and utilities	104,548	109,526	106,695
Depreciation and amortization	207,118	208,915	218,667
Corporate expense	76,941	75,626	63,249
Project development, preopening and writedowns	6,907	13,747	10,371
Impairments of assets	18,565	48,681	5,351
Other operating items, net	907	(13)	2,861
Total operating costs and expenses	1,928,230	1,968,523	1,967,521
Operating income	271,202	173,732	231,217
Other expense (income)
Interest income	(1,858)	(1,879)	(2,147)
Interest expense, net of amounts capitalized	224,590	230,060	262,995
Loss on early extinguishments of debt	40,733	1,536	28,346
Other, net	3,676	48	(2,090)
Total other expense, net	267,141	229,765	287,104
Income (loss) from continuing operations before income taxes	4,061	(56,033)	(55,887)
Income taxes benefit (provision)	6,634	5,408	(7,684)
Income (loss) from continuing operations, net of tax	10,695	(50,625)	(63,571)
Income (loss) from discontinued operations, net of tax	36,539	8,987	(44,983)
(Income) loss from discontinued operations attributable to noncontrolling interest, net of tax	—	(11,403)	27,846
Net income (loss)	47,234	(53,041)	(80,708)
Net loss attributable to noncontrolling interest	—	—	444
Net income (loss) attributable to Boyd Gaming Corporation	$47,234	$(53,041)	$(80,264)

Basic net income (loss) per common share
Continuing operations	$0.10	$(0.46)	$(0.65)
Discontinued operations	0.32	(0.02)	(0.18)
Basic net income (loss) per common share	$0.42	$(0.48)	$(0.83)
Weighted average basic shares outstanding	112,789	109,979	97,243

Diluted net income (loss) per common share
Continuing operations	$0.10	$(0.46)	$(0.65)
Discontinued operations	0.32	(0.02)	(0.18)
Diluted net income (loss) per common share	$0.42	$(0.48)	$(0.83)
Weighted average diluted shares outstanding	113,676	109,979	97,243
The accompanying notes are an integral part of these consolidated financial statements.

BOYD GAMING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
______________________________________________________________________________________________________

	Year Ended December 31,
(In thousands)	2015	2014	2013
Net income (loss)	$47,234	$(53,041)	$(80,708)
Other comprehensive income (loss), net of tax:
Fair value of adjustments to available-for-sale securities	(263)	1,464	(555)
Comprehensive income (loss)	46,971	(51,577)	(81,263)
Less: net income (loss) attributable to noncontrolling interest	—	—	444
Comprehensive income (loss) attributable to Boyd Gaming Corporation	$46,971	$(51,577)	$(81,707)

The accompanying notes are an integral part of these consolidated financial statements.

BOYD GAMING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
______________________________________________________________________________________________________

	Boyd Gaming Corporation Stockholders’ Equity
				Retained	Accumulated
			Additional	Earnings/	Other		Total
	Common Stock		Paid-in	(Accumulated	Comprehensive	Noncontrolling	Stockholders'
(In thousands, except share data)	Shares	Amount	Capital	Deficit)	Loss, Net	Interest	Equity
Balances, January 1, 2013	86,871,977	$869	$655,694	$(351,810)	$(962)	$163,336	$467,127
Net income (loss)	—	—	—	(80,264)	—	(28,290)	(108,554)
Comprehensive income attributable to Boyd	—	—	—	—	(555)	—	(555)
Equity offering	18,975,000	190	216,277	—	—	—	216,467
Stock options exercised	1,848,222	18	13,734	—	—	—	13,752
Release of restricted stock units, net of tax	459,803	5	(2,100)	—	—	—	(2,095)
Share-based compensation costs	—	—	18,891	—	—	—	18,891
Other	—	—	—	—	—	45,404	45,404
Balances, December 31, 2013	108,155,002	1,082	902,496	(432,074)	(1,517)	180,450	650,437
Net income (loss)	—	—	—	(53,041)	—	11,403	(41,638)
Comprehensive (income) loss attributable to Boyd	—	—	(640)	—	1,464	—	824
Stock options exercised	562,234	6	4,146	—	—	—	4,152
Release of restricted stock units, net of tax	559,824	5	(2,366)	—	—	—	(2,361)
Share-based compensation costs	—	—	18,476	—	—	—	18,476
Noncontrolling interests contribution	—	—	—	—	—	30	30
Deconsolidation of Borgata	—	—	—	—	—	(191,833)	(191,833)
Balances, December 31, 2014	109,277,060	1,093	922,112	(485,115)	(53)	50	438,087
Net income (loss)	—	—	—	47,234	—	—	47,234
Comprehensive (income) loss attributable to Boyd	—	—	—	—	(263)	—	(263)
Stock options exercised	1,301,789	13	9,794	—	—	—	9,807
Release of restricted stock units, net of tax	553,822	6	(3,678)	—	—	—	(3,672)
Release of performance stock units, net of tax	481,749	5	(2,451)	—	—	—	(2,446)
Share-based compensation costs	—	—	19,264	—	—	—	19,264
Balances, December 31, 2015	111,614,420	$1,117	$945,041	$(437,881)	$(316)	$50	$508,011

The accompanying notes are an integral part of these consolidated financial statements.

BOYD GAMING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(In thousands)	2015	2014	2013
Cash Flows from Operating Activities
Net income (loss)	$47,234	$(53,041)	$(80,708)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
(Income) loss from discontinued operations, net of tax	(36,539)	(8,987)	44,983
Income (loss) from discontinued operations attributable to noncontrolling interest, net of tax	—	11,403	(27,846)
Depreciation and amortization	207,118	208,915	218,667
Amortization of debt financing costs and discounts on debt	21,308	22,377	34,126
Share-based compensation expense	19,264	18,476	18,891
Deferred income taxes	16,846	(870)	8,421
Non-cash impairment of assets	18,565	48,681	6,424
Loss on early extinguishments of debt	40,733	1,536	28,346
Other operating activities	2,145	467	(593)
Changes in operating assets and liabilities:
Restricted cash	(923)	2,579	2,214
Accounts receivable, net	1,971	6,988	(3,128)
Inventories	(301)	374	(861)
Prepaid expenses and other current assets	(4,275)	2,161	7,116
Current other tax asset	1,802	88	2,171
Income taxes receivable	(137)	(1,137)	2,769
Other assets, net	922	2,146	4,999
Accounts payable and accrued liabilities	13,207	28,572	(35,147)
Other long-term tax liabilities	(25,566)	(1,067)	(5,029)
Other liabilities	2,377	237	3,404
Net cash provided by operating activities	325,751	289,898	229,219
Cash Flows from Investing Activities
Capital expenditures	(131,170)	(137,751)	(122,163)
Proceeds from sale of Echelon, net	—	—	343,750
Cash paid for exercise of LVE option	—	—	(187,000)
Proceeds from sale of other assets, net	—	—	4,875
Investments in and advances to unconsolidated subsidiaries, net	—	153	(4,335)
Other investing activities	4,528	(5,912)	(1,277)
Net cash provided by (used in) investing activities	(126,642)	(143,510)	33,850

BOYD GAMING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS - (Continued)
_____________________________________________________________________________________________________

	Year Ended December 31,
(In thousands)	2015	2014	2013

Cash Flows from Financing Activities
Borrowings under Boyd Gaming bank credit facility	1,033,500	830,400	2,920,675
Payments under Boyd Gaming bank credit facility	(1,211,200)	(910,700)	(2,927,800)
Borrowings under Peninsula bank credit facility	345,500	317,400	354,700
Payments under Peninsula bank credit facility	(425,150)	(377,150)	(406,950)
Proceeds from issuance of senior notes, net	750,000	—	—
Debt financing costs, net	(14,004)	(83)	(34,637)
Payments on retirements of long-term debt	(657,813)	—	(459,278)
Premium and consent fees paid	(24,246)	—	—
Payments under note payable	—	(9)	(10,820)
Share-based compensation activities, net	3,689	1,791	13,752
Proceeds from sale of common stock, net	—	—	216,467
Other financing activities	—	30	(2,095)
Net cash provided by (used in) financing activities	(199,724)	(138,321)	(335,986)
Cash Flows from Discontinued Operations
Cash flows from operating activities	14,095	32,961	45,672
Cash flows from investing activities	—	(36,470)	42,479
Cash flows from financing activities	—	(37,055)	(30,224)
Net cash provided by (used in) discontinued operations	14,095	(40,564)	57,927
Change in cash and cash equivalents	13,480	(32,497)	(14,990)
Cash and cash equivalents, beginning of period	145,341	140,311	158,421
Change in cash classified as discontinued operations	—	37,527	(3,120)
Cash and cash equivalents, end of period	$158,821	$145,341	$140,311

Supplemental Disclosure of Cash Flow Information
Cash paid for interest, net of amounts capitalized	$178,433	$203,758	$236,706
Cash paid (received) for income taxes, net of refunds	(1,159)	1,255	(6,398)
Supplemental Schedule of Non-cash Investing and Financing Activities
Payables incurred for capital expenditures	$7,235	$16,844	$11,511

The accompanying notes are an integral part of these consolidated financial statements.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Organization
Boyd Gaming Corporation (and together with its subsidiaries, the "Company," the "Registrant", "Boyd Gaming," "we" or "us") was incorporated in the state of Nevada in 1988 and has been operating since 1975. The Company's common stock is traded on the New York Stock Exchange under the symbol "BYD".

The consolidated financial statements reflect the impact of the following events:

•
Presentation of our equity investment in Borgata Hotel Casino & Spa ("Borgata"), and results of Borgata prior to deconsolidation on September 30, 2014, as discontinued operations for all periods presented (see Notes 2 and 3);

•	Aggregation of Peninsula and Midwest & South segments following the refinancing of Peninsula Gaming, LLC, ("Peninsula") debt on September 2, 2016 (see Notes 8 and 15);

•
Reclassification of Boyd Acquisition I, LLC, Boyd Acquisition II, LLC, Peninsula Gaming, LLC, Belle of Orleans, L.L.C., Diamond Jo, LLC, Diamond Jo Worth, LLC, Kansas Star Casino, LLC, and The Old Evangeline Downs, L.L.C., from "Non-Guarantor Subsidiaries (100% Owned)" to "Guarantor Subsidiaries" for purposes of our condensed consolidating financial information (see Note 17.)

As of December 31, 2015, we are a diversified operator of 21 wholly owned gaming entertainment properties. Headquartered in Las Vegas, we have gaming operations in Nevada, Illinois, Indiana, Iowa, Kansas, Louisiana and Mississippi which we aggregate in order to present the following three reportable segments:

Las Vegas Locals
Gold Coast Hotel and Casino	Las Vegas, Nevada
The Orleans Hotel and Casino	Las Vegas, Nevada
Sam's Town Hotel and Gambling Hall	Las Vegas, Nevada
Suncoast Hotel and Casino	Las Vegas, Nevada
Eldorado Casino	Henderson, Nevada
Jokers Wild Casino	Henderson, Nevada

Downtown Las Vegas
California Hotel and Casino	Las Vegas, Nevada
Fremont Hotel and Casino	Las Vegas, Nevada
Main Street Station Casino, Brewery and Hotel	Las Vegas, Nevada

Midwest and South
Par-A-Dice Hotel Casino	East Peoria, Illinois
Blue Chip Casino, Hotel & Spa	Michigan City, Indiana
Diamond Jo Dubuque	Dubuque, Iowa
Diamond Jo Worth	Northwood, Iowa
Kansas Star Casino	Mulvane, Kansas
Amelia Belle Casino	Amelia, Louisiana
Delta Downs Racetrack Casino & Hotel	Vinton, Louisiana
Evangeline Downs Racetrack and Casino	Opelousas, Louisiana
Sam's Town Hotel and Casino	Shreveport, Louisiana
Treasure Chest Casino	Kenner, Louisiana
IP Casino Resort Spa	Biloxi, Mississippi
Sam's Town Hotel and Gambling Hall	Tunica, Mississippi

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

As a result of the sale of our equity interest in Borgata (see Note 2, Acquisitions and Divestitures), we no longer report our interest in Borgata as a Reportable Segment.

In third quarter 2016, the Peninsula Gaming, LLC, ("Peninsula") debt was refinanced, eliminating the financing structure that restricted our ability to transfer cash from Peninsula to Boyd Gaming. As a result of the elimination of this restriction, management concluded that the properties previously comprising the Peninsula segment have been aggregated into the Midwest and South reportable segment, and we have retrospectively adjusted the presentation for all periods presented.

In addition to these properties, we own and operate a travel agency and a captive insurance company that underwrites travel-related insurance, each located in Hawaii. Financial results for our travel agency and our captive insurance company are included in our Downtown Las Vegas segment, as our Downtown Las Vegas properties concentrate significant marketing efforts on gaming customers from Hawaii.

Basis of Presentation
The consolidated financial statements include the accounts of the Company and its subsidiaries.

Investments in unconsolidated affiliates, which are 50% or less owned and do not meet the consolidation criteria of the authoritative accounting guidance for voting interest, controlling interest or variable interest entities, are accounted for under the equity method.

All material intercompany accounts and transactions have been eliminated in consolidation.

Discontinued Operations
On August 1, 2016, Boyd Gaming completed the sale of its 50% equity interest in Marina District Development Holding Company, LLC ("MDDHC"), the parent company of Borgata, to MGM Resorts International ("MGM") pursuant to an Equity Purchase Agreement (the "Purchase Agreement") enter into on May 31, 2016, as amended on July 19, 2016 by and among Boyd, Boyd Atlantic City, Inc., a wholly-owned subsidiary of Boyd and MGM. (See Note 2, Acquisitions and Divestitures.) We account for our investment in Borgata applying the equity method and report its results as discontinued operations for all periods presented in these consolidated financial statements.

Our consolidated financial statements reflect the results of operations and cash flows of our Dania Jai-Alai property for periods prior to its May 2013 disposition as discontinued operations. See Note 2, Acquisitions and Divestitures, for further discussion.

Cash and Cash Equivalents
Cash and cash equivalents include highly liquid investments with maturities of three months or less at their date of purchase, and are on deposit with high credit quality financial institutions. Although these balances may at times exceed the federal insured deposit limit, we believe such risk is mitigated by the quality of the institution holding such deposit. The carrying values of these instruments approximate their fair values as such balances are generally available on demand.

Restricted Cash
Restricted cash consists primarily of advance payments related to: (i) future bookings with our Hawaiian travel agency; and (ii) amounts restricted by regulation for gaming and racing purposes. These restricted cash balances are invested in highly liquid instruments with a maturity of 90 days or less. These restricted cash balances are held by high credit quality financial institutions. The carrying value of these instruments approximates their fair value due to their short maturities.

Accounts Receivable, net
Accounts receivable consist primarily of casino, hotel and other receivables. Accounts receivable are typically non-interest bearing and are initially recorded at cost. Accounts are written off when management deems the account to be uncollectible, based upon historical collection experience, the age of the receivable and other relevant economic factors. An estimated allowance for doubtful accounts is maintained to reduce our receivables to their carrying amount. As a result, the net carrying value approximates fair value.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________
The activity comprising our allowance for doubtful accounts is as follows:

	Year Ended December 31,
(In thousands)	2015	2014	2013
Beginning balance, January 1,	$1,971	$2,913	$3,337
Additions	361	277	45
Deductions	(245)	(1,219)	(469)
Ending balance	$2,087	$1,971	$2,913

Inventories
Inventories consist primarily of food and beverage and retail items and are stated at the lower of cost or market. Cost is determined using the weighted-average inventory method.

Property and Equipment, net
Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets or, for leasehold improvements, over the shorter of the asset's useful life or term of the lease.

The estimated useful lives of our major components of property and equipment are:

Building and improvements	3 through 40 years
Riverboats and barges	5 through 40 years
Furniture and equipment	1 through 10 years

Gains or losses on disposals of assets are recognized as incurred. Costs of major improvements are capitalized, while costs of normal repairs and maintenance are charged to expense as incurred.

For an asset that is held for sale, we recognize the asset at the lower of carrying value or fair market value, less costs of disposal, as estimated based on comparable asset sales, solicited offers, or a discounted cash flow model. For a long-lived asset to be held and used, we review the asset for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. We then compare the estimated undiscounted future cash flows of the asset to the carrying value of the asset. The asset is not impaired if the undiscounted future cash flows exceed its carrying value. If the carrying value exceeds the undiscounted future cash flows, then an impairment charge is recorded, typically measured using a discounted cash flow model, which is based on the estimated future results of the relevant reporting unit discounted using our weighted-average cost of capital and market indicators of terminal year free cash flow multiples. All resulting recognized impairment charges are recorded as Impairment of Assets within operating expenses.

Capitalized Interest
Interest costs associated with major construction projects are capitalized as part of the cost of the constructed assets. When no debt is incurred specifically for a project, interest is capitalized on amounts expended for the project using our weighted-average cost of borrowing. Capitalization of interest ceases when the project (or discernible portions of the project) is substantially complete. If substantially all of the construction activities of a project are suspended, capitalization of interest will cease until such activities are resumed. Interest capitalized during the years ended December 31, 2015, 2014 and 2013 was $0.1 million, $1.4 million and $1.1 million, respectively.

Investment in Unconsolidated Subsidiary
We have a 50% non-controlling investment in Borgata, an unconsolidated subsidiary, accounted for under the equity method since its deconsolidation on September 30, 2014. Under the equity method, carrying value is adjusted for our share of the investees’ earnings and losses, as well as capital contributions to and distributions from this entity.

We evaluate our equity method investment for impairment when events or changes in circumstances indicate that the carrying value of such investment may have experienced an other-than-temporary decline in value. If such conditions exist, we compare the estimated fair value of the investment to its carrying value to determine if an impairment is indicated and determines whether such impairment is other than temporary based on its assessment of all relevant factors. Estimated fair value is determined using a discounted cash flow analysis based on estimated future cash flows of the investee.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

As previously stated, we entered into an Equity Purchase Agreement to sell our 50% equity interest in MDDHC, the parent company of the Borgata, to MGM, and the transaction closed on August 1, 2016. (See Note 2, Acquisitions and Divestitures.) Our investment in Borgata is classified as investment in unconsolidated subsidiary held for sale for all periods presented in the consolidated balance sheets.

Investment in Available for Sale Securities
We have an investment in $21.4 million aggregate principal amount of 7.5% Urban Renewal Tax Increment Revenue Bonds, Taxable Series 2007 ("City Bonds"). This investment is classified as available-for-sale and is recorded at fair value. The fair value at December 31, 2015 and 2014 was $17.8 million and $18.4 million, respectively. At both December 31, 2015 and 2014, $0.4 million is included in prepaid expenses and other current assets, and $17.4 million and $18.0 million, respectively, is included in other assets, net.

Future maturities of the City Bonds, excluding the discount, for the years ending December 31 are summarized as follows:

(In thousands)
For the year ending December 31,
2016	$410
2017	440
2018	475
2019	510
2020	550
Thereafter	18,985
Total	$21,370

Intangible Assets
Intangible assets include customer relationships, favorable lease rates, development agreements, gaming license rights and trademarks.

Amortizing Intangible Assets
Customer relationships represent the value of repeat business associated with our customer loyalty programs. These intangible assets are being amortized on an accelerated method over their approximate useful life. Favorable lease rates represent the amount by which acquired lease rental rates are favorable to market terms. These favorable lease values are amortized over the remaining lease term, primarily on leasehold land interests, originally ranging in duration from 41 to 52 years. Development agreements are contracts between two parties establishing an agreement for development of a product or service. These agreements are amortized over the respective cash flow period of the related agreement.

Indefinite-Lived Intangible Assets
Trademarks are based on the value of our brands, which reflect the level of service and quality we provide and from which we generate repeat business. Gaming license rights represent the value of the license to conduct gaming in certain jurisdictions, which is subject to highly extensive regulatory oversight, and a limitation on the number of licenses available for issuance therein. These assets, considered indefinite-lived intangible assets, are not subject to amortization, but instead are subject to an annual impairment test, and between annual test dates in certain circumstances. If the fair value of an indefinite-lived intangible asset is less than its carrying amount, an impairment loss is recognized equal to the difference. License rights are tested for impairment using a discounted cash flow approach, and trademarks are tested for impairment using the relief-from-royalty method.

Goodwill
Goodwill is an asset representing the future economic benefits arising from other assets in a business combination that are not individually identified and separately recognized. Goodwill is not subject to amortization, but it is subject to an annual impairment test and between annual test dates in certain circumstances.

We evaluate goodwill using a weighted average allocation of both the income and market approach models. The income approach is based upon a discounted cash flow method, whereas the market approach uses the guideline public company method. Specifically, the income approach focuses on the expected cash flow of the subject reporting unit, considering the available cash flow for a finite period of years. Available cash flow is defined as the amount of cash that could be distributed as a dividend without impairing

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

the future profitability or operations of the reporting unit. The underlying premise of the income approach is that the value of goodwill can be measured by the present value of the net economic benefit to be received over the life of the reporting unit. The market approach focuses on comparing the reporting unit to selected reasonable similar (or "guideline") publicly-traded companies. Under this method, valuation multiples are: (i) derived from the operating data of selected guideline companies; (ii) evaluated and adjusted based on the strengths and weaknesses of our reporting unit relative to the selected guideline companies; and (iii) applied to the operating data of our reporting unit to arrive at an indication of value. The application of the market approach results in an estimate of the price reasonable expected to be realized from the sale of the subject reporting unit.

Player Loyalty Point Program
We have established promotional programs to encourage repeat business from frequent and active slot machine customers and other patrons. Members earn points based on gaming activity and such points can be redeemed for complimentary slot play, food and beverage, and other free goods and services. We record points redeemed for complimentary slot play as a reduction to gaming revenue and points redeemed for food and beverage and other free goods and services as promotional allowances. The accrual for unredeemed points is based on estimates and assumptions regarding the redemption mix of complimentary slot play, food and beverage, and other free goods and services and the costs of providing those benefits. Historical data is used to assist in the determination of the estimated accruals. The player loyalty point program accrual is included in accrued liabilities on our consolidated balance sheets.

Long-Term Debt, Net
Long-term debt, net is reported as the outstanding debt amount net of amortized cost. Any unamortized debt issuance costs, which include legal and other direct costs related to the issuance of our outstanding debt, or discount granted to the initial purchasers or lenders upon issuance of our debt instruments is recorded as a direct reduction to the face amount of our outstanding debt (see further discussion under Recently Issued Accounting Pronouncements - Accounting Standards Update 2015-03). The debt issuance costs and discount are accreted to interest expense using the effective interest method over the contractual term of the underlying debt. In the event that our debt is modified, repurchased or otherwise reduced prior to its original maturity date, we ratably reduce the unamortized debt issuance costs and discount and record a loss on extinguishment of debt.

Income Taxes
Income taxes are recorded under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. We reduce the carrying amounts of deferred tax assets by a valuation allowance, if based on the available evidence it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is continually assessed based on a more-likely-than-not realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, our experience with the utilization of operating loss and tax credit carryforwards before expiration and tax planning strategies.

Our current rate is impacted by adjustments that are largely independent of our operating results before taxes.  Such adjustments relate primarily to the accrual of non-cash tax expense in connection with the tax amortization of indefinite-lived intangible assets that are not available to offset existing deferred tax assets.  The deferred tax liabilities created by the tax amortization of these intangibles cannot be used to offset corresponding increases in the net operating loss deferred tax assets when determining our valuation allowance.

Other Long Term Tax Liabilities
The Company's income tax returns are subject to examination by the Internal Revenue Service ("IRS") and other tax authorities in the locations where it operates. The Company assesses potentially unfavorable outcomes of such examinations based on accounting standards for uncertain income taxes, which prescribe a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements.

Uncertain tax position accounting standards apply to all tax positions related to income taxes. These accounting standards utilize a two-step approach for evaluating tax positions. Recognition occurs when the Company concludes that a tax position, based on its technical merits, is more likely than not to be sustained upon examination. Measurement is only addressed if the position is deemed to be more likely than not to be sustained. The tax benefit is measured as the largest amount of benefit that is more likely than not to be realized upon settlement. Use of the term "more likely than not" indicates the likelihood of occurrence is greater than 50%.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

Tax positions failing to qualify for initial recognition are recognized in the first subsequent interim period that they meet the "more likely than not" standard. If it is subsequently determined that a previously recognized tax position no longer meets the "more likely than not" standard, it is required that the tax position is derecognized. Accounting standards for uncertain tax positions specifically prohibit the use of a valuation allowance as a substitute for derecognition of tax positions. As applicable, the Company will recognize accrued penalties and interest related to unrecognized tax benefits in the provision for income taxes. Accrued interest and penalties are included in other long-term tax liabilities on the balance sheet.

Self-Insurance Reserves
We are self-insured for general liability costs and self-insured up to certain stop loss amounts for employee health coverage and workers' compensation costs. Insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of estimates for claims incurred but not yet reported. In estimating these accruals, we consider historical loss experience and make judgments about the expected levels of costs per claim. Management believes the estimates of future liability are reasonable based upon our methodology; however, changes in health care costs, accident frequency and severity and other factors could materially affect the estimate for these liabilities. Certain of these claims represent obligations to make future payments; and therefore we discount such reserves to an amount representing the present value of the claims which will be paid in the future using a blended rate, which represents the inherent risk and the average payout duration. Self-insurance reserves are included in other liabilities on our consolidated balance sheets.

	Year Ended December 31,
(In thousands)	2015	2014	2013
Beginning balance	$33,004	$32,507	$30,654
Additions
Charged to costs and expenses	80,311	80,734	90,903
Payments made	(83,247)	(80,237)	(89,050)
Ending balance	$30,068	$33,004	$32,507

Accumulated Other Comprehensive Income (Loss)
Comprehensive income (loss) includes net income (loss) and other comprehensive income (loss). Components of the Company's comprehensive income (loss) are reported in the accompanying consolidated statements of changes in stockholders' equity and consolidated statements of comprehensive income (loss). The accumulated other comprehensive income (loss) at December 31, 2015, consists of unrealized gains and losses on the investment available for sale resulting from changes in fair value.

Noncontrolling Interest
Noncontrolling interest primarily represents: (i) until the deconsolidation of Borgata on September 30, 2014, the 50% interest in Marina District Development Holding Co., LLC ("Holding Company") held by the Divestiture Trust for the economic benefit of MGM Resorts International ("MGM"), which was initially recorded at fair value at the March 24, 2010 date of the effective change in control; and (ii) until the Echelon sale, which closed on March 4, 2013, all 100% of the members' equity interest in LVE, the variable interest entity which had been consolidated in our financial statements, but in which we held no equity interest.

Revenue Recognition
Gaming revenue represents the net win from gaming activities, which is the aggregate difference between gaming wins and losses. The majority of our gaming revenue is counted in the form of cash and chips and therefore is not subject to any significant or complex estimation procedures. Cash discounts, commissions and other cash incentives to customers related to gaming play are recorded as a reduction of gross gaming revenues.

Race revenue recognition criteria are met at the time the results of the event are official.

Room revenue recognition criteria are met at the time of occupancy.

Food and beverage revenue recognition criteria are met at the time of service.

Promotional Allowances
The retail value of accommodations, food and beverage, and other services furnished to guests without charge is included in gross revenues and then deducted as a promotional allowance. Promotional allowances also include incentives earned in our slot bonus

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

program such as cash and the estimated retail value of goods and services (such as complimentary rooms and food and beverages). We reward customers, through the use of bonus programs, with points based on amounts wagered that can be redeemed for a specified period of time for complimentary slot play, food and beverage, and to a lesser extent for other goods or services, depending upon the property.

The amounts included in promotional allowances are as follows:

	Year Ended December 31,
(In thousands)	2015	2014	2013
Rooms	$77,177	$77,751	$75,673
Food and beverage	150,598	151,677	155,530
Other	14,870	11,109	12,454
Total promotional allowances	$242,645	$240,537	$243,657

The estimated costs of providing such promotional allowances are as follows:

	Year Ended December 31,
(In thousands)	2015	2014	2013
Rooms	$35,605	$36,837	$37,520
Food and beverage	133,717	138,040	141,915
Other	12,290	11,407	11,695
Total cost of promotional allowances	$181,612	$186,284	$191,130

Gaming Taxes
We are subject to taxes based on gross gaming revenues in the jurisdictions in which we operate. These gaming taxes are assessed based on our gaming revenues and are recorded as a gaming expense in the consolidated statements of operations. These taxes totaled approximately $332.1 million, $330.8 million and $347.5 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Advertising Expense
Direct advertising costs are expensed the first time such advertising appears. Advertising costs are included in selling, general and administrative expenses on the consolidated statements of operations and totaled $33.4 million, $32.2 million and $30.4 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Corporate Expense
Corporate expense represents unallocated payroll, professional fees, aircraft costs and various other expenses that are not directly related to our casino hotel operations.

Project Development, Preopening and Writedowns
Project development, preopening and writedowns represent: (i) certain costs incurred and recoveries realized related to the activities associated with various acquisition opportunities, dispositions and other business development activities in the ordinary course of business; (ii) certain costs of start-up activities that are expensed as incurred and do not qualify as capital costs; and (iii) asset write-downs.

The following reconciles our project development, preopening and writedowns expenses to provide the amounts incurred, net of the amounts eliminated upon the consolidation of LVE prior to the deconsolidation of the entity due to the sale of Echelon:

Year Ended
(In thousands)	December 31, 2013
Project development, preopening and writedown expense:
Amounts incurred by Boyd Gaming Corporation	$12,304
Amounts eliminated upon consolidation of LVE	(1,933)
Amounts reported in our consolidated statements of operations	$10,371

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

Share-Based Compensation
Share-based compensation expense is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense, net of estimated forfeitures, over the employee's requisite service period. Compensation costs related to stock option awards are calculated based on the fair value of each major option grant on the date of the grant using the Black-Scholes option pricing model, which requires the following assumptions: expected stock price volatility, risk-free interest rates, expected option lives and dividend yields. We formed our assumptions using historical experience and observable market conditions.

The following table discloses the weighted-average assumptions used in estimating the fair value of our significant stock option grants and awards:

	Year Ended December 31,
	2015	2014	2013
Expected stock price volatility	49.06%	54.14%	73.75%
Annual dividend rate	—	—	—
Risk-free interest rate	1.59%	1.64%	1.40%
Expected option life (in years)	5.3	5.4	5.3
Estimated fair value per share	$9.06	$5.70	$6.09

Net Income (Loss) per Share
Basic net income (loss) per share is computed by dividing net income (loss) applicable to Boyd Gaming Corporation stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects the additional dilution for all potentially-dilutive securities, such as stock options.

Due to the net losses for the years ended December 31, 2014 and 2013, the effect of all potential common share equivalents was anti-dilutive, and therefore all such shares were excluded from the computation of diluted weighted average shares outstanding for this period. The amount of potential common share equivalents were as follows:

	Year Ended December 31,
(In thousands)	2014	2013
Potential dilutive effect	913.9	955.6

Concentration of Credit Risk
Financial instruments that subject us to credit risk consist of cash equivalents and accounts receivable.

Our policy is to limit the amount of credit exposure to any one financial institution, and place investments with financial institutions evaluated as being creditworthy, or in short-term money market and tax-free bond funds which are exposed to minimal interest rate and credit risk. We have bank deposits which may at times exceed federally-insured limits.

Concentration of credit risk, with respect to gaming receivables, is limited through our credit evaluation process. We issue markers to approved gaming customers only following credit checks and investigations of creditworthiness.

Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Reclassifications
Certain prior period amounts presented in our consolidated financial statements have been reclassified to conform to the current year presentation. These reclassifications relate to debt issuance costs being recorded as a direct deduction from the carrying amount of the related debt liability (see further discussion under Recently Issued Accounting Pronouncements - Accounting Standards Update 2015-03). This reclassification reduced our total assets and total liabilities as previously reported in our consolidated balance sheet for December 31, 2014, by $56.5 million. In addition, asset transactions costs that were previously disaggregated in our consolidated statements of operations for the years ended December 31, 2014 and 2013 were accumulated with preopening expenses. This reclassification had no effect on our retained earnings or net loss as previously reported.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

Recently Issued Accounting Pronouncements
Accounting Standards Update 2015-17, Balance Sheet Classification of Deferred Taxes ("Update 2015-17")
In November 2015, the FASB issued Update 2015-17 which requires that deferred tax assets and liabilities be presented in the balance sheet as noncurrent. The standard is effective for financial statements issued for annual periods and interim periods within those annual periods beginning after December 15, 2016, and early adoption is permitted. The Company adopted this change in accounting principle during the fourth quarter 2015 prospectively to all deferred tax liabilities and assets, including any related valuation allowance. The deferred tax liabilities and assets in prior periods were not retrospectively adjusted. The Company determined that the impact of the new standard on its consolidated financial statements was not material.

Accounting Standards Update 2015-16, Simplifying the Accounting for Measurement-Period Adjustments ("Update 2015-16")
In September 2015, the FASB issued Update 2015-16, which requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The acquirer must record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. Update 2015-16 further requires an entity to present separately on the face of the income statement or disclose in the notes, the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. The standard is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015, with early adoption permitted. The impact of the new standard will depend on any future events whereby we have any business combinations and any adjustments to the provisional amounts identified during the measurement period are recorded.

Accounting Standards Update 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements ("Update 2015-15")
In August 2015, the FASB issued Update 2015-15, which further clarifies the presentation and subsequent measurement of debt issuance costs related to line-of-credit arrangements. Debt issuance costs related to line-of-credit arrangements can either be recorded as a direct deduction from the carrying amount of the related debt liability, consistent with debt discounts, or can be recorded as an asset and subsequently amortized ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. The Company has elected to record debt issuance costs related to line-of-credit arrangements as a direct deduction from the carrying amount of the related debt liability, consistent with the treatment of all other debt issuance costs with the adoption of Accounting Standards Update 2015-03, Simplifying the Presentation of Debt Issuance Costs (“Update 2015-03”) in the fourth quarter 2015 . See further discussion under Update 2015-03 of the impact of the adoption of Update 2015-15 and Update 2015-03 below.

Accounting Standards Update 2015-14, Revenue from Contracts with Customers - Deferral of the Effective Date ("Update 2015-14")
In August 2015, the FASB issued Update 2015-14, which defers the implementation of Accounting Standards Update 2014-09, Revenue from Contracts with Customers ("Update 2014-09") for one year from the initial effective date. The initial effective date of Update 2014-09 was for annual reporting periods beginning after December 15, 2016, and early adoption was not permitted. Update 2015-14 extends the effective date to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company is evaluating the impact of the adoption of Update 2015-14 and 2014-09 to the consolidated financial statements.

Accounting Standards Update 2015-11, Simplifying the Measurement of Inventory ("Update 2015-11")
In July 2015, the FASB issued Update 2015-11, which provides guidance on inventory measurement. Inventory, excluding inventory that is measured using last-in, first-out or the retail inventory method, should be measured at the lower of cost and net realizable value. The standard is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, and early adoption is permitted. The Company determined that the impact of the new standard on its consolidated financial statements will not be material.

Accounting Standards Update 2015-08, Business Combinations ("Update 2015-08")
In May 2015, the FASB issued Update 2015-08, which provides updates to guidance related to pushdown accounting and is effective immediately. The impact of the new standard will depend on any future events whereby we obtain control of an entity and elect to apply pushdown accounting.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

Accounting Standards Update 2015-05, Customers Accounting for Fees Paid in a Cloud Computing Arrangement ("Update 2015-05")
In April 2015, the FASB issued Update 2015-05, which provides guidance on a customer's accounting for cloud computing costs. The standard is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015, and early adoption is permitted. The Company determined that the impact of the new standard on its consolidated financial statements will not be material.

Accounting Standards Update 2015-03, Simplifying the Presentation of Debt Issuance Costs ("Update 2015-03")
In April 2015, the FASB issued Update 2015-03, which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability, consistent with debt discounts. The Company adopted Update 2015-03, including the election under Update 2015-15, in the fourth quarter 2015 and as a result has reclassified debt financing costs, net of $56.5 million as of December 31, 2014 from an asset to a reduction of long-term debt, net of current maturities and debt issuance costs on the consolidated balance sheet. See additional disclosure of such amounts in Note 8, Long-Term Debt.

Accounting Standards Update 2015-02, Amendments to the Consolidation Analysis ("Update 2015-02")
In February 2015, the FASB issued Update 2015-02, which amends the consolidation requirements in Accounting Standards Codification 810 and changes the consolidation analysis required under GAAP. The standard is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015, with early adoption permitted. The Company determined that the impact of the new standard on its consolidated financial statements will not be material.

Accounting Standards Update 2015-01, Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items ("Update 2015-01")
In January 2015, the FASB issued Update 2015-01, which eliminated from GAAP the concept of an extraordinary item. An extraordinary item is an event or transaction that is both (1) unusual in nature and (2) infrequently occurring. Under Update 2015-01, an entity will no longer (1) segregate an extraordinary item from the results of ordinary operations; (2) separately present an extraordinary item on its income statement, net of tax, after income from continuing operations; or (3) disclose income taxes and earnings-per-share data applicable to an extraordinary item. The standard is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015, with early adoption permitted. The Company determined that the impact of the new standard on its consolidated financial statements will not be material.

Accounting Standards Update 2014-15, Disclosure of Uncertainties About an Entity's Ability to Continue as a Going Concern ("Update 2014-15")
In August 2014, the FASB issued Update 2014-15, which provides guidance on determining when and how reporting entities must disclose going-concern uncertainties in their financial statements. The pronouncement is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, with early adoption permitted. The Company determined that the impact of the new standard on its consolidated financial statements will not be material.

Accounting Standards Update 2014-12 Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period ("Update 2014-12")
In June 2014, the FASB issued Update 2014-12. Update 2014-12 requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant-date fair value of the award. The standard is effective for annual reporting periods beginning after December 15, 2015, with early adoption permitted. The Company is evaluating the potential impacts of the new standard on its existing stock-based compensation plans.

Accounting Standards Update 2014-09, Revenue from Contracts with Customers ("Update 2014-09")
In May 2014, the FASB issued Update 2014-09, which outlines a new, single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The pronouncement is effective, as amended in Updated 2015-14, for fiscal years, and interim periods within those years, beginning after December 15, 2017, and early adoption is permitted for fiscal years beginning after December 15, 2016. The Company is evaluating the impact of the adoption of Update 2014-09 to the consolidated financial statements.

A variety of proposed or otherwise potential accounting standards are currently being studied by standard-setting organizations and certain regulatory agencies. Because of the tentative and preliminary nature of such proposed standards, we have not yet

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

determined the effect, if any, that the implementation of such proposed standards would have on our consolidated financial statements.

NOTE 2.    ACQUISITIONS AND DIVESTITURES
Discontinued Operations - Disposition of Borgata
On August 1, 2016, Boyd Gaming completed the sale of its 50% equity interest in MDDHC, the parent company of Borgata, to MGM, pursuant to the Purchase Agreement entered into on May 31, 2016, as amended on July 19, 2016, by and among Boyd Gaming, Boyd Atlantic City, Inc., a wholly-owned subsidiary of Boyd ("Seller"), and MGM.

Prior to the sale of our equity interest, the Company and MGM each held a 50% interest in MDDHC, which owns all the equity interests in Borgata. Until the closing of the sale, we were the managing member of MDDHC, and we were responsible for the day-to-day operations of Borgata. On September 30, 2014, MGM reacquired its ownership interest in and its substantive participation rights in the management of Borgata. As a result, we deconsolidated Borgata as of the close of business on September 30, 2014, eliminating the assets, liabilities and non-controlling interests from our balance sheet. We accounted for our investment in Borgata applying the equity method for periods subsequent to the deconsolidation. (See Note 3, Deconsolidation of Certain Interests.)

Pursuant to the Purchase Agreement, on August 1, 2016, MGM acquired from Boyd Gaming 49% of its 50% membership interest in MDDHC and, immediately thereafter, MDDHC redeemed Boyd Gaming’s remaining 1% membership interest in MDDHC (collectively, the “Transaction”). Following the Transaction, MDDHC became a wholly-owned subsidiary of MGM.

In consideration for the Transaction, MGM paid Boyd Gaming $900 million. The initial net cash proceeds were approximately $589 million, net of certain expenses and adjustments on the closing date in the form of outstanding indebtedness, cash and working capital. These initial proceeds do not include our 50% share of any future property tax settlement benefits, to which Boyd Gaming retains the right to receive upon payment. Borgata estimates that it is entitled to property tax refunds totaling between $140 million and $160 million, including amounts due under court decisions rendered in its favor and estimates for open tax appeals.

We report Borgata's results as discontinued operations for all periods presented in these consolidated financial statements.

Discontinued Operations - Disposition of Dania Jai-Alai
On May 22, 2013, we consummated the sale of certain assets and liabilities of the Dania Jai-Alia pari-mutuel facility ("Dania Jai-Alia"), with approximately 47 acres of related land located in Dania Beach, Broward County, Florida, for a sales price of $65.5 million. The sale was pursuant to an asset agreement (the "New Dania Agreement") that we entered into with Dania Entertainment Center, LLC ("Dania Entertainment"). As part of the New Dania Agreement, the $5 million non-refundable deposit and $2 million fees paid to us in 2011 by Dania Entertainment were applied to the sales price, and we received $58.5 million in cash and recorded a pre-tax gain of $18.9 million. We have presented the results of Dania Jai-Alai as discontinued operations for all periods presented in these consolidated financial statements.

Disposition of Echelon
On March 1, 2013, we entered into a definitive agreement to sell the Echelon site for $350 million in cash. The sale agreement included the 87-acre land parcel, as well as site improvements. The transaction was completed on March 4, 2013, and we realized approximately $157.0 million in net proceeds from the sale after consideration of direct transaction costs and after payment of a portion of the proceeds to a third party to fulfill our obligations to LVE.

NOTE 3.    DECONSOLIDATION OF CERTAIN INTERESTS
Borgata Hotel Casino and Spa
The Company and MGM each originally held a 50% interest in Holding Company. Holding Company owns all the equity interests in Marina District Development Company, LLC ("MDDC"), d.b.a. Borgata Hotel Casino and Spa ("Borgata"). We were the managing member of Holding Company, and we were responsible for the day-to-day operations of Borgata.

In February 2010, we entered into an agreement with MGM to amend the operating agreement to, among other things, facilitate the transfer of MGM's interest in Holding Company ("MGM Interest") to a divestiture trust (the "Divestiture Trust") established for the purpose of selling the MGM Interest to a third party. The proposed sale of the MGM Interest through the Divestiture Trust was part of a then-proposed settlement agreement between MGM and the New Jersey Department of Gaming Enforcement (the "NJDGE").

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

On March 17, 2010, MGM announced that its settlement agreement with the NJDGE had been approved by the New Jersey Casino Control Commission ("NJCCC"). Upon the transfer of MGM's ownership interest into the Divestiture Trust on March 24, 2010, we determined that we had control, as defined in the relevant accounting literature, of Holding Company and commenced consolidating the business as of that date.  Subsequent to a Joint Petition of MGM, the Company and Holding Company, on February 13, 2013, the NJCCC approved amendments to the settlement agreement which permitted MGM to file an application for a statement of compliance, which, if approved, would permit MGM to reacquire its interest in Holding Company.

The NJCCC approved MGM’s application for licensure on September 10, 2014. On September 30, 2014, the Divestiture Trust was dissolved and MGM reacquired its Borgata interest and its substantive participation rights in the management of Holding Company. As a result, we deconsolidated Borgata as of the close of business on September 30, 2014, eliminating the assets, liabilities and non-controlling interests recorded for Holding Company from our balance sheet, and are accounting for our investment in Borgata applying the equity method for periods subsequent to the deconsolidation. As a result of the deconsolidation, we adjusted the book value of our investment to equal fair value. We determined the fair value of our investment in Borgata as of the date of deconsolidation using a weighted average allocation of both the income and market approach models. The income approach is based upon a discounted cash flow method, whereas the market approach uses the guideline public company method. Specifically, the income approach focuses on the expected cash flows of Borgata for a finite period of years and discounting them to present value. The market approach focuses on comparing Borgata to selected reasonable similar (or “guideline”) publicly-traded companies. Under this method, valuation multiples are: (i) derived from the operating data of selected guideline companies; (ii) evaluated and adjusted based on the strengths and weaknesses of Borgata relative to the selected guideline companies; and (iii) applied to the operating data of Borgata to arrive at an indication of value. The application of the market approach results in an estimate of the price reasonably expected to be realized from a sale of Borgata. Using these models, we determined that the fair value of our investment in Borgata at September 30, 2014, was $221.4 million and recognized a loss due to the deconsolidation of $12.1 million in our third quarter 2014 results, which was recorded in impairments of assets on our consolidated statement of operations.

The following table presents the carrying values of the major categories of assets and liabilities of Borgata, immediately preceding its deconsolidation on September 30, 2014, which were excluded from our consolidated balance sheet as of September 30, 2014:

September 30,
(In thousands)	2014
ASSETS
Current assets	$98,119
Long-term assets	1,220,036
Total Assets	$1,318,155

LIABILITIES AND NONCONTROLLING INTERESTS
Current liabilities	$106,666
Long-term liabilities	786,278
Noncontrolling interests	191,833
Total Liabilities and Noncontrolling Interests	$1,084,777

Summarized balance sheet and results of operations information for periods subsequent to the deconsolidation of Borgata on September 30, 2014 is as follows:

Balance Sheet Information	December 31,
(In thousands)	2015	2014
Current assets	$97,935	$100,297
Property and other long-term assets, net	1,149,337	1,196,339
Current liabilities	117,452	122,150
Long-term debt and other liabilities	687,307	762,609
Equity	455,685	411,877

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

Results of Operations Information	Twelve Months Ended	Three Months Ended
(In thousands)	December 31, 2015	December 31, 2014
Net revenues	$804,166	$179,147
Operating expenses	657,324	157,896
Operating income	146,842	21,251
Interest expense	59,681	17,431
Loss on early extinguishments of debt	18,895	740
State income tax expense (benefit)	(3,731)	446
Net income	$71,997	$2,634

On August 1, 2016, Boyd Gaming completed its previously announced sale of its 50% equity interest in MDDHC, the parent company of Borgata, to MGM. (See Note 2, Acquisitions and Divestitures.) We report Borgata's results as discontinued operations for all periods presented in these consolidated financial statements.

LVE Energy Partners, LLC
LVE was a joint venture between Marina Energy LLC and DCO ECH Energy, LLC. Through our wholly-owned subsidiary, Echelon Resorts, LLC ("Echelon Resorts"), we had entered into an Energy Sales Agreement ("ESA") with LVE to design, build, own and operate a central energy center and related distribution system for our planned Echelon resort development.

Accounting guidance required us to consolidate LVE for financial statement purposes, as we determined that we were the primary beneficiary of the executory contract, the ESA, giving rise to the variable interest.

In connection with the disposition of Echelon on March 4, 2013, (see Note 2, Acquisitions and Divestitures), we exercised an option to acquire the central energy center assets from LVE for $187.0 million. We immediately sold these assets to the buyer of Echelon and the ESA agreement was terminated. As a result, we ceased consolidation of LVE as of that date.

NOTE 4.    PROPERTY AND EQUIPMENT, NET
Property and equipment, net consists of the following:

	December 31,
(In thousands)	2015	2014
Land	$229,857	$229,684
Buildings and improvements	2,539,578	2,534,618
Furniture and equipment	1,152,277	1,079,878
Riverboats and barges	238,743	239,669
Construction in progress	42,497	35,675
Other	7,404	11,502
Total property and equipment	4,210,356	4,131,026
Less accumulated depreciation	1,985,014	1,844,918
Property and equipment, net	$2,225,342	$2,286,108

Construction in progress primarily relates to costs capitalized in conjunction with major improvements that have not yet been placed into service, and accordingly, such costs are not currently being depreciated. Other property and equipment relates to the estimated net realizable value of construction materials inventory that was not disposed of with the sale of the Echelon project. Such assets are not in service and are not currently being depreciated.

Depreciation expense for the years ended December 31, 2015, 2014 and 2013 was $179.9 million, $174.8 million and $171.6 million, respectively.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

NOTE 5.    INTANGIBLE ASSETS
Intangible assets consist of the following:

	December 31, 2015
	Weighted	Gross		Cumulative
	Average Life	Carrying	Cumulative	Impairment	Intangible
(In thousands)	Remaining	Value	Amortization	Losses	Assets, Net
Amortizing intangibles:
Customer relationships	1.9 years	$136,300	$(109,994)	$—	$26,306
Favorable lease rates	32.4 years	45,370	(11,997)	—	33,373
Development agreement	—	21,373	—	—	21,373
		203,043	(121,991)	—	81,052

Indefinite lived intangible assets:
Trademarks	Indefinite	129,501	—	(3,500)	126,001
Gaming license rights	Indefinite	873,335	(33,960)	(156,374)	683,001
		1,002,836	(33,960)	(159,874)	809,002
Balance, December 31, 2015		$1,205,879	$(155,951)	$(159,874)	$890,054

	December 31, 2014
	Weighted	Gross		Cumulative
	Average Life	Carrying	Cumulative	Impairment	Intangible
(In thousands)	Remaining	Value	Amortization	Losses	Assets, Net
Amortizing intangibles:
Customer relationships	2.9 years	$139,600	$(87,642)	$—	$51,958
Favorable lease rates	33.4 years	45,370	(10,956)	—	34,414
Development agreement	—	21,373	—	—	21,373
		206,343	(98,598)	—	107,745

Indefinite lived intangible assets:
Trademarks	Indefinite	129,501	—	(3,500)	126,001
Gaming license rights	Indefinite	873,335	(33,960)	(138,872)	700,503
		1,002,836	(33,960)	(142,372)	826,504
Balance, December 31, 2014		$1,209,179	$(132,558)	$(142,372)	$934,249

Amortizing Intangible Assets
Customer Relationships
Customer relationships represent the value of repeat business associated with our customer loyalty programs. The value of customer relationships is determined using a multi-period excess earnings method, which is a specific discounted cash flow model. The value is determined at an amount equal to the present value of the incremental after-tax cash flows attributable only to these customers, discounted to present value at a risk-adjusted rate of return. With respect to the application of this methodology, we used the following significant projections and assumptions: revenue of our rated customers, based on expected level of play; promotional allowances provided to these existing customers; attrition rate related to these customers; operating expenses; general and administrative expenses; trademark expense; discount rate; and the present value of tax benefit.

Favorable Lease Rates
Favorable lease rates represent the rental rates for assumed land leases that are favorable to comparable market rates. The fair value is determined on a technique whereby the difference between the lease rate and the then current market rate for the remaining contractual term is discounted to present value. The assumptions underlying this computation include the actual lease rates, the

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

expected remaining lease term, including renewal options, based on the existing lease; current rates of rent for leases on comparable properties with similar terms obtained from market data and analysis; and an assumed discount rate. The estimates underlying the result covered a term of 41 to 52 years.

Development Agreement
Development agreement is an acquired contract with a Native American tribe (the "Tribe") under which the Company has the right to assist the Tribe in the development and management of a gaming facility on the Tribe's land. This asset although amortizable, is not amortized until development is completed, which at December 31, 2015 remains indeterminate. In the interim, this asset is subject to periodic impairment reviews.

Indefinite Lived Intangible Assets
Trademarks
Trademarks are based on the value of our brands, which reflect the level of service and quality we provide and from which we generate repeat business. Trademarks are valued using the relief from royalty method, which presumes that without ownership of such trademark, we would have to make a stream of payments to a brand or franchise owner in return for the right to use their name. By virtue of this asset, we avoid any such payments and record the related intangible value of our ownership of the trade name. We used the following significant projections and assumptions to determine value under the relief from royalty method: revenue from gaming and hotel activities; royalty rate; tax expense; terminal growth rate; discount rate; and the present value of tax benefit.

Gaming License Rights
Gaming license rights represent the value of the license to conduct gaming in certain jurisdictions, which is subject to highly extensive regulatory oversight, and a limitation on the number of licenses available for issuance therein. In the majority of cases, the value of our gaming licenses is determined using a multi-period excess earnings method, which is a specific discounted cash flow model. The value is determined at an amount equal to the present value of the incremental after-tax cash flows attributable only to future gaming revenue, discounted to present value at a risk-adjusted rate of return. With respect to the application of this methodology, we used the following significant projections and assumptions: gaming revenues; gaming operating expenses; general and administrative expenses; tax expense; terminal value; and discount rate. In two instances, we determine the value of our gaming licenses by applying a cost approach. Our primary consideration in the application of this methodology is the initial statutory fee associated with acquiring a gaming license in the jurisdiction.

Activity for the Years Ended December 31, 2015, 2014 and 2013
The following table sets forth the changes in these intangible assets:

(In thousands)	Customer Relationships	Non-competition Agreement	Favorable Lease Rates	Development Agreements	Trademarks	Gaming License Rights	Intangible Assets, Net
Balance, January 1, 2013	$130,941	$2,846	$36,503	$21,373	$126,800	$741,175	$1,059,638
Additions	—	—	—	—	4,687	—	4,687
Impairments	—	—	—	—	(3,200)	(900)	(4,100)
Amortization	(45,674)	(2,846)	(1,045)	—	—	—	(49,565)
Balance, December 31, 2013	85,267	—	35,458	21,373	128,287	740,275	1,010,660
Additions	—	—	—	—	14	—	14
Impairments	—	—	—	—	(300)	(39,772)	(40,072)
Amortization	(33,309)	—	(1,044)	—	—	—	(34,353)
Other	—	—	—	—	(2,000)	—	(2,000)
Balance, December 31, 2014	51,958	—	34,414	21,373	126,001	700,503	934,249
Additions	—	—	—	—	—	—	—
Impairments	—	—	—	—	—	(17,502)	(17,502)
Amortization	(25,652)	—	(1,041)	—	—	—	(26,693)
Balance, December 31, 2015	$26,306	$—	$33,373	$21,373	$126,001	$683,001	$890,054

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

Future Amortization
Customer relationships are being amortized on an accelerated basis over an approximate remaining two-year period. Favorable lease rates are being amortized on a straight-line basis over a weighted-average original useful life of 43.8 years. Future amortization is as follows:

(In thousands)	Customer Relationships	Favorable Lease Rates	Total
For the year ending December 31,
2016	$14,870	$1,043	$15,913
2017	11,436	1,043	12,479
2018	—	1,043	1,043
2019	—	1,043	1,043
2020	—	1,043	1,043
Thereafter	—	28,158	28,158
Total future amortization	$26,306	$33,373	$59,679

Trademarks and gaming license rights are not subject to amortization, as we have determined that they have an indefinite useful life; however, these assets are subject to an annual impairment test each year and between annual test dates in certain circumstances.

Impairment Considerations
As a result of our annual impairment testing in the fourth quarter of 2015, we recognized a non-cash impairment charge of $17.5 million of a gaming license in our Midwest and South segment. This amount is included in impairments of assets in the consolidated statements of operations for the year ended December 31, 2015.

During the year ended 2014, we recognized non-cash impairment charges of $39.8 million of gaming licenses and $0.3 million of trademarks in our Midwest and South segment. During the year ended 2013, we recognized a non-cash impairment charge of $3.2 million of a trademark and $0.9 million in gaming license rights in our Midwest and South segment.

NOTE 6.     GOODWILL
Goodwill consists of the following:

(In thousands)	Gross Carrying Value	Cumulative Amortization	Cumulative Impairment Losses	Goodwill, Net
Goodwill, net by Reportable Segment:
Las Vegas Locals	$378,192	$—	$(165,479)	$212,713
Downtown Las Vegas	6,997	(6,134)	—	863
Midwest and South	471,734	—	—	471,734
Balance, December 31, 2015	$856,923	$(6,134)	$(165,479)	$685,310

Changes in Goodwill
During fourth quarter of 2013, the purchase price allocation for our November 2012 purchase of Peninsula Gaming, LLC, was finalized and resulted in a decrease to goodwill in an amount equal to the purchase price reduction of $9.6 million. There were no other changes to goodwill during the three year period ended December 31, 2015.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

NOTE 7.    ACCRUED LIABILITIES
Accrued liabilities consist of the following:

	December 31,
(In thousands)	2015	2014
Payroll and related expenses	$71,815	$69,672
Interest	35,337	33,985
Gaming liabilities	37,496	35,698
Player loyalty program liabilities	18,491	19,058
Accrued liabilities	86,379	80,853
Total accrued liabilities	$249,518	$239,266

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
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NOTE 8.    LONG-TERM DEBT
Long-term debt, net of current maturities and debt issuance costs consists of the following:

		December 31, 2015
	Interest			Unamortized
	Rates at	Outstanding	Unamortized	Origination	Long-Term
(In thousands)	Dec. 31, 2015	Principal	Discount	Fees and Costs	Debt, Net
Boyd Gaming Corporation Debt:
Bank credit facility	3.75%	$1,209,725	$(2,702)	$(9,746)	$1,197,277
9.00% senior notes due 2020	9.00%	350,000	—	(7,044)	$342,956
6.875% senior notes due 2023	6.88%	750,000	—	(12,934)	$737,066
		2,309,725	(2,702)	(29,724)	2,277,299

Peninsula Gaming Debt:
Bank credit facility	4.25%	662,750	—	(14,143)	648,607
8.375% senior notes due 2018	8.38%	350,000	—	(6,357)	343,643
		1,012,750	—	(20,500)	992,250
Total long-term debt		3,322,475	(2,702)	(50,224)	3,269,549
Less current maturities		29,750	—	—	29,750
Long-term debt, net		$3,292,725	$(2,702)	$(50,224)	$3,239,799

		December 31, 2014
	Interest			Unamortized
	Rates at	Outstanding	Unamortized	Origination	Long-Term
(In thousands)	Dec. 31, 2014	Principal	Discount	Fees and Costs	Debt, Net
Boyd Gaming Corporation Debt:
Bank credit facility	3.66%	$1,387,425	$(3,589)	$(14,660)	$1,369,176
9.125% senior notes due 2018	9.13%	500,000	—	(12,235)	487,765
9.00% senior notes due 2020	9.00%	350,000	—	(1,926)	348,074
HoldCo Note	8.00%	151,740	(11,743)	(29)	139,968
		2,389,165	(15,332)	(28,850)	2,344,983

Peninsula Gaming Debt:
Bank credit facility	4.25%	742,400	—	(23,593)	718,807
8.375% senior notes due 2018	8.38%	350,000	—	(8,942)	341,058
Other	various	3	—	—	3
		1,092,403	—	(32,535)	1,059,868
Total long-term debt		3,481,568	(15,332)	(61,385)	3,404,851
Less current maturities		29,753	—	—	29,753
Long-term debt, net		$3,451,815	$(15,332)	$(61,385)	$3,375,098

Boyd Gaming Corporation Debt
Bank Credit Facility
Credit Agreement
On August 14, 2013, we entered into a Third Amended and Restated Credit Agreement (the "Boyd Gaming Credit Facility"), among the Company, certain financial institutions, Bank of America, N.A., as administrative agent and letter of credit issuer, and Wells Fargo Bank, National Association, as swing line lender. The Boyd Gaming Credit Facility replaced the Second Amended and Restated Credit Agreement (the "Prior Credit Facility") dated as of December 17, 2010.

The Boyd Gaming Credit Facility provides for: (i) a $600.0 million senior secured revolving credit facility including a $100.0 million swing loan sublimit (the "Revolving Credit Facility"); (ii) a $250.0 million senior secured term A loan (the "Term A Loan"); and (iii) a $900.0 million senior secured term B loan (the "Term B Loan"). The Revolving Credit Facility and Term A Loan mature

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

in August 2018 (or earlier upon the occurrence or non-occurrence of certain events); The Term B Loan matures in August 2020 (or earlier upon occurrence or non-occurrence of certain events). The Term A Loan and Term B Loan were fully funded on the closing date. Proceeds from the Boyd Gaming Credit Facility were used to refinance all outstanding obligations under the Prior Credit Facility and to fund transactions costs in connection with the Boyd Gaming Credit Facility and may be used for working capital and other general corporate purposes. During the year ended December 31, 2013, we recognized approximately $20.8 million of loss on the early extinguishment of the Prior Credit Facility.

The Boyd Gaming Credit Facility includes an accordion feature which permits an increase in the Revolving Credit Facility and the issuance and increase of senior secured term loans in an amount up to the greater of: (i) $400.0 million to be comprised of increases to the Revolving Credit Facility and new or increased term loans plus $150.0 million of increases to the Revolving Credit Facility; and (ii) the maximum amount of incremental commitments which, after giving effect thereto, would not cause the Secured Leverage Ratio (as defined in the Boyd Gaming Credit Agreement) to exceed 4.25 to 1.00 on a pro forma basis, in each case, subject to the satisfaction of certain conditions.

Pursuant to the terms of the Boyd Gaming Credit Facility: (i) the loans under the Term A Loan will amortize in an annual amount equal to 5.00% of the original principal amount thereof, commencing December 31, 2013, payable on a quarterly basis; (ii) the loans under the Term B Loan will amortize in an annual amount equal to 1.00% of the original principal amount thereof, commencing December 31, 2013, payable on a quarterly basis; and (iii) beginning with the fiscal year ending December 31, 2014, the Company is required to use a portion of its annual excess cash flow to prepay loans outstanding under the Boyd Gaming Credit Facility.

Amounts Outstanding
The outstanding principal amounts under the Boyd Gaming Credit Facility are comprised of the following:

	December 31,
(In thousands)	2015	2014
Revolving Credit Facility	$240,000	$300,000
Term A Loan	183,275	221,375
Term B Loan	730,750	840,750
Swing Loan	55,700	25,300
Total outstanding principal amounts under the Boyd Gaming Credit Facility	$1,209,725	$1,387,425

At December 31, 2015 approximately $1.2 billion was outstanding under the Boyd Gaming Credit Facility and $7.1 million was allocated to support various letters of credit, leaving remaining contractual availability of $297.2 million.

Interest and Fees
The interest rate on the outstanding balance of the Revolving Credit Facility, Swing Loans and the Term A Loan is based upon, at the Company's option, either: (i) the Eurodollar rate; or (ii) the base rate, in each case, plus an applicable margin. Such applicable margin is a percentage per annum determined in accordance with a specified pricing grid based on the total leverage ratio and ranges from 2.00% to 3.00% (if using the Eurodollar rate) and from 1.00% to 2.00% (if using the base rate). A fee of a percentage per annum (which ranges from 0.25% to 0.50% determined in accordance with a specified pricing grid based on the total leverage ratio) will be payable on the unused portions of the Revolving Credit Facility.

The interest rate on the outstanding balance from time to time of the Term B Loan is based upon, at the Company's option, either: (i) the Eurodollar rate (subject to a 1.00% minimum) plus 3.00%; or (ii) the base rate plus 2.00%.

The "base rate" under the Boyd Gaming Credit Facility is the highest of (x) Bank of America's publicly-announced prime rate, (y) the federal funds rate plus 0.50%, or (z) the Eurodollar rate for a one month period plus 1.00%.

Optional and Mandatory Prepayments
Amounts outstanding under the Boyd Gaming Credit Facility may be prepaid without premium or penalty, and the unutilized portion of the commitments may be terminated without penalty, subject to certain exceptions. The Boyd Gaming Credit Facility requires that the Company prepay the loans with proceeds of certain asset sales and issuances of certain additional secured indebtedness. In addition, it requires fixed quarterly amortization of principal equal to 1.25% for Term Loan A and 0.25% for Term

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

Loan B of the original aggregate principal amount of the respective Term Loan, and requires that the Company use a portion of its annual excess cash flow as defined in the agreement to prepay the loans.

During the year ended December 31, 2015, the Company paid $21.5 million in mandatory principal payments and $126.6 million in optional principal prepayments. During the year ended December 31, 2014, the Company paid $21.5 million in mandatory principal payments and $61.0 million in optional principal prepayments. None of these payments were subject to any prepayment premium.

Guarantees and Collateral
The Company's obligations under the Boyd Gaming Credit Facility, subject to certain exceptions, are guaranteed by certain of the Company's subsidiaries and are secured by the capital stock of certain subsidiaries. In addition, subject to certain exceptions, the Company and each of the guarantors will grant the administrative agent first priority liens and security interests on substantially all of their real and personal property (other than gaming licenses and subject to certain other exceptions) as additional security for the performance of the secured obligations under the Boyd Gaming Credit Facility.

Financial and Other Covenants
The Boyd Gaming Credit Facility contains certain financial and other covenants, including, without limitation, various covenants: (i) requiring the maintenance of a minimum consolidated interest coverage ratio 1.75 to 1.00; (ii) establishing a maximum permitted consolidated total leverage ratio (discussed below); (iii) establishing a maximum permitted secured leverage ratio (discussed below); (iv) imposing limitations on the incurrence of indebtedness; (v) imposing limitations on transfers, sales and other dispositions; and (vi) imposing restrictions on investments, dividends and certain other payments.

The maximum permitted consolidated Total Leverage Ratio is calculated as Consolidated Funded Indebtedness to twelve-month trailing Consolidated EBITDA, as defined by the Agreement. The following table provides our maximum Total Leverage Ratio during the remaining term of the Boyd Gaming Credit Facility:

	Maximum Total
For the Trailing Four Quarters Ending	Leverage Ratio
March 31, 2016 through December 31, 2016	8.25	to	1.00
March 31, 2017 through December 31, 2017	8.00	to	1.00
March 31, 2018 and thereafter	7.75	to	1.00

The maximum permitted Secured Leverage Ratio is calculated as Secured Indebtedness to twelve-month trailing Consolidated EBITDA, as defined by the Agreement. The following table provides our maximum Secured Leverage Ratio during the remaining term of the Boyd Gaming Credit Facility:

	Maximum Secured
For the Trailing Four Quarters Ending	Leverage Ratio
March 31, 2015 through December 31, 2016	4.75	to	1.00
March 31, 2017 through December 31, 2017	4.50	to	1.00
March 31, 2018 and thereafter	4.25	to	1.00

Current Maturities of Our Indebtedness
We classified certain non-extending balances under the Boyd Gaming Credit Facility as a current maturity, as such amounts come due within the next twelve months.

Senior Notes
9.00% Senior Notes due July 2020
Significant Terms
On June 8, 2012, we issued $350 million aggregate principal amount of 9.00% senior notes due July 2020 (the "9.00% Notes"). The 9.00% Notes require semiannual interest payments on January 1 and July 1 of each year, commencing on January 1, 2013. The 9.00% Notes will mature on July 1, 2020 and are fully and unconditionally guaranteed, on a joint and several basis, by certain of our current and future domestic restricted subsidiaries, all of which are 100% owned by us.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

The 9.00% Notes contain certain restrictive covenants that, subject to exceptions and qualifications, among other things, limit our ability and the ability of our restrictive subsidiaries (as defined in the indenture governing the notes) to incur additional indebtedness or liens, pay dividends or make distributions or repurchase our capital stock, make certain investments, and sell or merge with other companies. In addition, upon the occurrence of a change in control (as defined in the indenture governing the notes), we will be required, unless certain conditions are met, to offer to repurchase the notes at a price equal to 101% of the principal amount of the 9.00% Notes, plus accrued and unpaid interest, if any, to, but not including, the date of purchase. If we sell assets or experience an event of loss, we will be required under certain circumstances to purchase the notes.

At any time prior to July 1, 2016, we may redeem the 9.00% Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, up to but excluding, the applicable redemption date, plus a make whole premium. Subsequent to July 1, 2016, we may redeem all or a portion of the 9.00% Notes at redemption prices (expressed as percentages of the principal amount) ranging from 104.50% in 2016 to 100% in 2018 and thereafter, plus accrued and unpaid interest.

Senior Notes
6.875% Senior Notes due May 2023
Significant Terms
On May 21, 2015, we issued $750 million aggregate principal amount of 6.875% senior notes due May 2023 (the "6.875% Notes"). The 6.875% Notes require semi-annual interest payments on May 15 and November 15 of each year, commencing on November 15, 2015. The 6.875% Notes will mature on May 15, 2023 and are fully and unconditionally guaranteed, on a joint and several basis, by certain of our current and future domestic restricted subsidiaries, all of which are 100% owned by us.

The 6.875% Notes contain certain restrictive covenants that, subject to exceptions and qualifications, among other things, limit our ability and the ability of our restricted subsidiaries (as defined in the base and supplemental indentures governing the 6.875% Notes, together, the "Indenture") to incur additional indebtedness or liens, pay dividends or make distributions or repurchase our capital stock, make certain investments, and sell or merge with other companies. In addition, upon the occurrence of a change of control (as defined in the Indenture), we will be required, unless certain conditions are met, to offer to repurchase the 6.875% Notes at a price equal to 101% of the principal amount of the 6.875% Notes, plus accrued and unpaid interest and Additional Interest (as defined in the Indenture), if any, to, but not including, the date of purchase. If we sell assets or experience an event of loss, we will be required under certain circumstances to offer to purchase the 6.875% Notes.

At any time prior to May 15, 2018, we may redeem the 6.875% Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, up to, but excluding, the applicable redemption date, plus a make whole premium. Subsequent to May 15, 2018, we may redeem all or a portion of the 6.875% Notes at redemption prices (expressed as percentages of the principal amount) ranging from 105.156% in 2018 to 100% in 2021 and thereafter, plus accrued and unpaid interest and Additional Interest.

Debt Financing Costs
In conjunction with the issuance of the 6.875% Notes, we incurred approximately $14.0 million in debt financing costs that have been deferred and are being amortized over the term of the 6.875% Notes using the effective interest method.

Senior Notes
9.125% Senior Notes due December 2018
During second quarter 2015 we redeemed all of our 9.125% Senior Notes due December 2018 (the "9.125% Notes") at a redemption price of 104.563% plus accrued and unpaid interest and Additional Interest (as defined in the indenture governing the 9.125% Notes) to the redemption date. The redemption resulted in premium and consent fees paid of $24.0 million and a write-off of unamortized debt financing costs of $4.9 million, all of which were recognized as loss on early extinguishments of debt in our second quarter 2015 financial results.

As a result of this redemption, the 9.125% Notes have been fully extinguished.

HoldCo Note
As part of the consideration paid in the acquisition of Peninsula, Boyd Acquisition II, LLC ("HoldCo") issued a promissory note to the seller (the "HoldCo Note"). The principal balance assigned to the HoldCo Note, after purchase accounting period adjustments,

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

was $143.0 million. The HoldCo Note provided for interest at a per annum rate equal to: (i) from the issue date to, but excluding the first anniversary of the issue date, zero percent; (ii) from the first anniversary of the issue date to but excluding the second anniversary of the issue date, six percent; (iii) from the second anniversary of the issue date to but excluding the third anniversary of the issue date, eight percent; and (iv) from and after the third anniversary of the issue date, ten percent. At the option of HoldCo, interest could be paid in cash or paid-in-kind. Accrued but unpaid interest was added to the principal balance of the HoldCo Note semi-annually. In accordance with its terms, $6.1 million and $8.7 million of accrued and unpaid interest was added to the principal balance of the HoldCo Note during 2015 and 2014, respectively.

HoldCo could prepay the obligations under the HoldCo Note at any time, in whole or in part, without premium or penalty. On November 6, 2015, HoldCo prepaid the HoldCo Note's principal balance of $157.8 million and $5.8 million of related accrued interest. As a result of this redemption, the Company recorded a loss on early extinguishment of debt of $7.9 million during fourth quarter 2015 to write-off the remaining unamortized discount and deferred finance charges.  The redemption was funded with borrowings under the Boyd Gaming Credit Facility.

Peninsula Gaming Debt
Peninsula Credit Facility
Credit Agreement
On November 20, 2012, Boyd completed its previously announced acquisition of Peninsula pursuant to the Merger Agreement and Merger Sub entered into a Credit Agreement (the "Peninsula Credit Agreement") dated as of November 14, 2012, with the lenders party thereto and Bank of America, N.A., as administrative agent, collateral agent, swing line lender, and L/C issuer. Pursuant to the terms of the Merger Agreement, upon consummation of the Merger, Peninsula assumed all assets and liabilities of Merger Sub and became the borrower under the Credit Agreement (as defined below) and, together with Peninsula Gaming Corp. upon consummation of the Finance Company Merger, the issuer of Peninsula Senior Notes (as defined below).

The Peninsula Credit Agreement provides for a $875.0 million senior secured credit facility (the "Peninsula Credit Facility"), which consists of (a) a term loan facility of $825.0 million (the "Peninsula Term Loan") and (b) a revolving credit facility of $50.0 million including a $15.0 million swing loan sublimit (the "Peninsula Revolver"). The Peninsula Term Loan was fully funded concurrently with the closing of the Peninsula Merger. A portion of the Peninsula Revolver was funded concurrently with the closing of the acquisition. The maturity date for obligations under the Peninsula Credit Facility is November 17, 2017.

First Amendment to the Peninsula Credit Agreement
On May 1, 2013, Peninsula entered into the First Amendment to the Peninsula Credit Agreement (the "Peninsula Amendment"), among Peninsula, certain financial institutions and Bank of America, N.A. ("Bank of America"), as administrative agent (in such capacity, "Administrative Agent") for the lenders. The Peninsula Amendment amends certain terms of the Peninsula Credit Agreement.

Among other things, the Peninsula Amendment: (i) decreases the applicable margin with respect to the Term Loan to 3.25% in the case of Eurodollar Rate Loans and 2.25% in the case of Base Rate Loans; (ii) reduces the minimum Eurodollar Rate with respect to the Term Loan to 1.00% per annum; (iii) requires the Company to pay a premium of 1.00% of the principal amount prepaid for full or partial repayments of Term Loans through the issuance of indebtedness having a lower interest rate than described in clause (i) above during the period of six calendar months after the effective date of the Peninsula Amendment and requires payment of an amendment fee of 1.00% during such period payable to lenders who consent to any such reduced interest rate; (iv) extends the deadline for delivery of year-end reports to 90 days after the end of each fiscal year of the Company; (v) clarifies the definition of Consolidated Adjusted EBITDA with respect to management fees; and (vi) allows quarterly amortization installments to be paid prior to the last day of the applicable quarter.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

Amounts Outstanding
The outstanding principal amounts under the Peninsula Credit Facility are comprised of the following:

	December 31,
(In thousands)	2015	2014
Term Loan	$647,750	$734,000
Revolving Facility	9,000	2,000
Swing Loan	6,000	6,400
Total outstanding principal amounts under the Peninsula Credit Facility	$662,750	$742,400

At December 31, 2015, approximately $662.8 million was outstanding under the Peninsula Credit Facility and $5.0 million was allocated to support various letters of credit, leaving remaining contractual availability of $30.0 million.

Interest and Fees
The interest rate on the outstanding balance of the Peninsula Term Loan is based upon, at Peninsula's option either: (i) the Eurodollar rate plus 3.25%; or (ii) the base rate plus 2.25%. The interest rate on the outstanding balance from time to time of the Revolving Loans and Swing Loans are based upon, at Peninsula's option either: (i) the Eurodollar rate plus 4.00%; or (ii) the base rate plus 3.00%. The base rate under the Peninsula Credit Facility is the highest of (x) Bank of America's publicly-announced prime rate, (y) the federal funds rate plus 0.50%, or (z) the Eurodollar rate for a one-month period plus 1.00%. The Peninsula Credit Facility also establishes, with respect to outstanding balances under the Term Loan, a minimum Eurodollar rate for any interest period of 1.00%. In addition, Peninsula will incur a commitment fee on the unused portion of the Peninsula Credit Facility at a per annum rate of 0.50%.

Optional and Mandatory Prepayments
The Peninsula Credit Facility requires that the Company prepay the loans with proceeds of any significant asset sale or event of loss. In addition, the Peninsula Credit Facility requires fixed quarterly amortization of principal equal to 0.25% of the original aggregate principal amount of the Peninsula Term Loan beginning March 31, 2013 and requires that the Company use a portion of its annual excess cash flow to prepay the loans. The Peninsula Revolver can be terminated without premium or penalty, upon payment of the outstanding amounts owed with respect thereto. The Peninsula Term Loan can be prepaid without premium or penalty, except that a 1.0% premium would have been payable in connection with prepayments of the Peninsula Term Loan during the period of six calendar months after the effective date of the Peninsula Amendment through the issuance of indebtedness having a lower interest rate than the interest rate payable in respect of the Peninsula Term Loan.

During the years ended December 31, 2015 and 2014, the Company paid $8.3 million each year in mandatory principal payments and $78.0 million and $42.5 million, respectively, in optional principal prepayments. None of these payments were subject to any prepayment premium.

Guarantees and Collateral
Peninsula's obligations under the Peninsula Credit Facility, subject to certain exceptions, are guaranteed by Peninsula's subsidiaries and are secured by the capital stock and equity interests of Peninsula's subsidiaries. In addition, subject to certain exceptions, Peninsula and each of the guarantors granted the collateral agent first priority liens and security interests on substantially all of the real and personal property (other than gaming licenses and subject to certain other exceptions) of Peninsula and its subsidiaries as additional security for the performance of the obligations under the Peninsula Credit Facility. The obligations under the Revolver rank senior in right of payment to the obligations under the Term Loan.

Financial and Other Covenants
The Peninsula Credit Facility contains customary affirmative and negative covenants which, subject to certain exceptions, restrict or limit Peninsula’s ability and the ability of its restricted subsidiaries (as defined in the Peninsula Credit Agreement), to, among other things: (i) create liens on certain assets; (ii) make certain investments or dispositions; (iii) incur additional debt; (iv) consolidate or merge; (v) enter into certain transactions with affiliates; (vi) engage in any business substantially different from that in which they were engaged at the closing date of the Peninsula Credit Agreement; and (vii) make restricted payments, other than those allowed by the Peninsula Credit Agreement ("Restricted Payments"). Restricted Payments primarily include: (i) dividends and distributions to the Company; (ii) the Tax Amount (as defined in the Peninsula Credit Agreement), so long as Peninsula remains

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

a pass-through entity for United States federal income tax purposes; and (iii) cash dividends to the extent no event of default would be caused, financial covenants would not exceed or be outside of applicable ratios, and the aggregate amount of all Restricted Payments does not exceed $20.0 million plus the excess cash flow not required to repay loans.

Peninsula is required to maintain: (i) maximum consolidated interest coverage ratio over each twelve month period ending on the last fiscal day of each quarter (discussed below); (ii) beginning with the fiscal quarter ended March 31, 2013, a minimum consolidated interest coverage ratio of 2.0 to 1.0 as of the end of each calendar quarter; and (iii) a maximum amount of capital expenditures for each fiscal year.

The minimum consolidated Interest Coverage Ratio is calculated as (a) the twelve-month trailing Consolidated EBITDA (as defined in the Peninsula Credit Agreement), to (b) consolidated interest expense.

The maximum permitted Consolidated Leverage Ratio (as defined in the Peninsula Credit Agreement) is calculated as Consolidated Fund Indebtedness less Excess Cash to twelve-month trailing Consolidated EBITDA. The following table provides our maximum Consolidated Leverage Ratio during the remaining term of the Peninsula Credit Facility:

	Maximum Consolidated
For the Trailing Four Quarters Ending	Leverage Ratio
March 31, 2016 through June 30, 2016	6.00	to	1.00
September 30, 2016 through December 31, 2016	5.75	to	1.00
March 31, 2107 through June 30, 2017	5.50	to	1.00
September 30, 2017 and thereafter	5.25	to	1.00

Capital Expenditures should not be made by Peninsula or any of its Restricted Subsidiaries (excluding: (i) capital expenditures which adds to or improves any existing property; and (ii) capital expenditures made prior to the first anniversary of the Funding Date relating to integration and/or transition of business systems) in an aggregate amount in excess of $20.0 million in any fiscal year; provided that no default has occurred and is continuing or would result from such expenditure.

Restricted Net Assets
Cash dividends by Peninsula to the Company are limited by the terms of the Peninsula Credit Agreement and are contingent upon compliance with the loan covenants therein. This limitation on the transferability of assets constitutes a restriction of Peninsula's net assets and is subject to certain exceptions.

Debt Financing Costs
In conjunction with the Peninsula Credit Facility and Amendment, we incurred approximately $33.8 million and $8.2 million, respectively, which has been deferred as debt financing costs and is being amortized over the term of the Peninsula Credit Facility using the effective interest method. We also incurred $2.0 million in other fees that were expensed upon execution of the Amendment and are included in other non-operating items in the consolidated statements of operations for the year ended December 31, 2013.

As a result of optional prepayments made during the years ended December 31, 2015, 2014 and 2013, we wrote-off $2.1 million, $1.5 million and $1.3 million, respectively, in deferred debt financing costs representing the pro-rated reduction in borrowing capacity.

Current Maturities of Our Indebtedness
We classified certain non-extending balances under the Peninsula Credit Facility as a current maturity, as such amounts come due within the next twelve months.

Peninsula Senior Notes
8.375% Senior Notes due February 2018
Significant Terms
On August 16, 2012, we closed an offering of $350 million aggregate principal amount of 8.375% senior notes due February 2018 (the "8.375% Notes") by Merger Sub and Boyd Acquisition Finance Corp. ("Boyd Finance Co.," and together with Merger Sub, the "Issuers"), a direct wholly owned subsidiary of Merger Sub. The 8.375% Notes were issued pursuant to an Indenture dated

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

August 16, 2012 (the "Indenture") by and among the Issuers, and U.S. Bank National Association, as trustee (the "Trustee"). The consummation of the acquisition of Peninsula occurred on November 20, 2012, at which time, Peninsula and Peninsula Gaming Corporation assumed the obligations of the Merger Sub and Boyd Finance Co. and became the Issuers under the Indenture. The Indenture provides that the 8.375% Notes bear interest at a rate of 8.375% per annum. The Notes mature on February 15, 2018.

Prior to the consummation of the acquisition, the 8.375% Notes were not guaranteed. Upon the consummation of the acquisition, the 8.375% Notes are fully and unconditionally guaranteed, on a joint and several basis, by Peninsula's subsidiaries (other than PGP). The 8.375% Notes contain certain restrictive covenants that, subject to exceptions and qualifications limit Peninsula’s ability and the ability of its restricted subsidiaries (as defined in the Indenture) to, among other things, (i) incur additional indebtedness or liens, (ii) consolidate or merge, and (iii) pay dividends or make distributions which would cause default, violate covenant ratios or exceed certain calculated amounts. In addition, upon the occurrence of a change of control (as defined in the Indenture), we will be required, unless certain conditions are met, to offer to repurchase the notes at a price equal to 101% of the principal amount of the 8.375% Notes, plus accrued and unpaid interest, if any, to, but not including, the date of purchase. If we sell assets or experience an event of loss, we will be required, under certain circumstances, to offer to purchase the 8.375% Notes.

Subsequent to August 15, 2015, Peninsula may redeem all or a portion of the 8.375% Notes at redemption prices (expressed as percentages of the principal amount) of 104.188% through August 14, 2016 and at a redemption price of 100% beginning August 15, 2016 and thereafter, plus accrued and unpaid interest. In addition, upon the occurrence of a change of control (as defined in the Indenture), Peninsula will be required, unless certain conditions are met, to offer to repurchase the 8.375% Notes at a price equal to 101% of the principal amount of the 8.375% Notes, plus accrued and unpaid interest, if any, to, but not including, the date of purchase. If Peninsula sells assets or experiences an event of loss, they will be required under certain circumstances to offer to purchase the Notes.

The 8.375% Notes have not been, and will not be, registered under the Securities Act of 1933, as amended, (the "Securities Act") and will be offered only to: (i) qualified institutional buyers as defined in Rule 144A under the Securities Act; and (ii) outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act.

Debt Financing Costs
In conjunction with the issuance of the 8.375% Notes, we incurred approximately $14.2 million in debt financing costs that have been deferred and are being amortized over the term of the 8.375% Notes using the effective interest method.

Covenant Compliance
As of December 31, 2015, we believe that Boyd Gaming Corporation and Peninsula were in compliance with the financial and other covenants of their respective debt instruments.

The indentures governing the notes issued by each of the Businesses contain provisions that allow for the incurrence of additional indebtedness, if after giving effect to such incurrence, the coverage ratio (as defined in the respective indentures, essentially a ratio of the Business's consolidated EBITDA to fixed charges, including interest) for the Business's trailing four quarter period on a pro forma basis would be at least 2.0 to 1.0. Should this provision prohibit the incurrence of additional debt, each Business may still borrow under its existing credit facility. At December 31, 2015, the available borrowing capacity under these credit facilities was $297.2 million at Boyd Gaming Corporation and $30.0 million at Peninsula.

Scheduled Maturities of Long-Term Debt
The scheduled maturities of Boyd Gaming long-term debt, as discussed above, are as follows:

(In thousands)	Total
For the year ending December 31,
2016	$29,750
2017	676,000
2018	812,975
2019	9,000
2020	1,044,750
Thereafter	750,000
Total outstanding principal of long-term debt	$3,322,475

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

NOTE 9.    INCOME TAXES
Deferred Tax Assets and Liabilities
Deferred tax assets and liabilities are provided to record the effects of temporary differences between the tax basis of an asset or liability and its amount as reported in our consolidated balance sheets. These temporary differences result in taxable or deductible amounts in future years.

Deferred tax assets and liabilities presented on the consolidated balance sheets are as follows:

	December 31,
(In thousands)	2015	2014
Current deferred tax liability	$—	$3,087
Non-current deferred tax liability	162,189	142,263
Current deferred tax asset	—	(117)
Net deferred tax liability	$162,189	$145,233

The components comprising our deferred tax assets and liabilities are as follows:

	December 31,
(In thousands)	2015	2014
Deferred tax assets
Federal net operating loss carryforwards	$308,738	$312,113
State net operating loss carryforwards	47,711	41,395
Share-based compensation	32,524	35,122
Other	43,936	42,554
Gross deferred tax assets	432,909	431,184
Valuation allowance	(247,761)	(261,962)
Deferred tax assets, net of valuation allowance	185,148	169,222

Deferred tax liabilities
Difference between book and tax basis of intangible assets	216,655	202,089
Difference between book and tax basis of property	105,732	86,280
State tax liability, net of federal benefit	13,428	11,980
Other	11,522	14,106
Gross deferred tax liabilities	347,337	314,455
Deferred tax liabilities, net	$162,189	$145,233

At December 31, 2015, we have unused federal general business tax credits of approximately $10.7 million which may be carried forward or used until expiration beginning in 2030 and alternative minimum tax credits of $1.1 million which may be carried forward indefinitely. We have a federal income tax net operating loss of approximately $912.7 million, which may be carried forward or used until expiration beginning in 2031. We also have state income tax net operating loss carryforwards of approximately $653.5 million, which may be used to reduce future state income taxes. The state net operating loss carryforwards will expire in various years ranging from 2016 to 2034, if not fully utilized.

As a result of certain realization requirements of ASC 718, Compensation - Stock Compensation, the table of deferred tax assets and liabilities shown above does not include certain deferred tax assets that arose directly from (or the use of which was postponed by) tax deductions related to equity compensation that are greater than the compensation recognized for financial reporting. Equity will be increased by approximately $14.9 million if and when such deferred tax assets are ultimately realized. The Company uses ASC 740 ordering when determining when excess tax benefits have been realized.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

Valuation Allowance on Deferred Tax Assets
Management assesses available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. In evaluating our ability to recover deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon scheduled reversals of deferred tax liabilities, projected future taxable income, tax-planning strategies and results of recent operations. A significant piece of objective negative evidence evaluated was the cumulative losses incurred over the three-year periods ended December 31, 2015, 2014 and 2013.

As of December 31, 2015, we concluded that it was more likely than not that the benefit from certain deferred tax assets would not be realized. As a result of our analysis, a valuation allowance of $200.5 million has been recorded on our federal income tax net operating loss carryforwards and certain other deferred tax assets at December 31, 2015. The amount of the deferred tax assets at December 31, 2015 considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are reduced or increased or if objective negative evidence in the form of cumulative losses is no longer present and additional weight may be given to subjective evidence such as our projections for profitable growth. A valuation allowance in the amount of $47.3 million has also been recorded on a material portion of our state income tax operating losses, along with certain other state deferred tax assets, which are not presently expected to be realized.

Based on recent earnings, there is a possibility that, within the next year, sufficient positive evidence may become available to reach a conclusion that all or a portion of the valuation allowance will no longer be needed. As such, the Company may release a portion of its valuation allowance against its deferred tax assets within the next 12 months. However, the exact timing will be dependent on the levels of income achieved and management’s visibility into future period results. The release of our valuation allowance would result in the recognition of certain deferred tax assets and a non-cash income tax benefit in the period in which the release is recorded.

Provision (Benefit) for Income Taxes
A summary of the provision (benefit) for income taxes is as follows:

	Year Ended December 31,
(In thousands)	2015	2014	2013
Current
Federal	$—	$442	$—
State	2,052	(289)	368
Total current taxes provision (benefit)	2,052	153	368
Deferred
Federal	(9,493)	(6,336)	5,579
State	807	775	1,737
Total deferred taxes provision (benefit)	(8,686)	(5,561)	7,316
Provision (benefit) for income taxes from continuing operations	$(6,634)	$(5,408)	$7,684

Provision (benefit) for income taxes included on the consolidated statement of operations
Provision (benefit) for income taxes from continuing operations	$(6,634)	$(5,408)	$7,684
Provision (benefit) for income taxes from discontinued operations	(540)	6,161	1,550
Provision (benefit) for income taxes from continuing and discontinued operations	$(7,174)	$753	$9,234

Our tax benefit for the year ended December 31, 2015 was favorably impacted by the partial release of the valuation allowance on our federal and state net operating losses, impairment charges to indefinite lived intangible assets which resulted in a reduction in our recognized deferred tax liability on these assets, federal and state audit settlements in connection with our IRS and New Jersey income tax examinations and, the realization of certain unrecognized tax benefits, inclusive of the reversal of related accrued interest.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

Our tax provision for the year ended December 31, 2014 was adversely impacted by a valuation allowance on our federal and state income tax net operating losses and certain other deferred tax assets. The tax provision was favorably impacted by impairment charges to indefinite lived intangible assets which resulted in a reduction in our recognized deferred tax liability on these assets, tax adjustments related to the deconsolidation of Borgata and, as a result of statute expirations, the realization of certain unrecognized tax benefits, inclusive of the reversal of related accrued interest.

Our tax provision for the year ended December 31, 2013 was adversely impacted by a valuation allowance on our federal and state income tax net operating losses and certain other deferred tax assets. The tax provision was favorably impacted by the partial resolution of certain proposed adjustments raised in connection with our 2005-2009 IRS examination, which principally resulted in the reversal of interest accrued on unrecognized tax benefits.

Additionally, the tax provision or benefit in 2015, 2014 and 2013 was adversely impacted by an accrual of non-cash tax expense in connection with the tax amortization of indefinite lived intangible assets that was not available to offset existing deferred tax assets. The deferred tax liabilities created by the tax amortization of these intangibles cannot be used to offset corresponding increases in the net operating loss deferred tax assets in determining our valuation allowance.

The following table provides a reconciliation between the federal statutory rate and the effective income tax rate, expressed as a percentage of income from continuing operations before income taxes:

	Year Ended December 31,
	2015	2014	2013
Tax at federal statutory rate	35.0%	35.0%	35.0%
Uncertain tax benefits	(421.6)%	—%	0.2%
Company provided benefits	152.9%	(3.0)%	0.2%
Accrued interest on uncertain tax benefits	(139.7)%	(2.0)%	7.7%
Valuation allowance for deferred tax assets	200.9%	(20.9)%	(55.6)%
State income taxes, net of federal benefit	69.2%	(0.9)%	(3.8)%
Compensation-based credits	(60.8)%	2.3%	2.4%
Other, net	0.7%	(0.8)%	0.1%
Effective tax rate	(163.4)%	9.7%	(13.8)%

Status of Examinations
In January 2015, we received Joint Committee on Taxation ("Joint Committee") approval of the 2005-2009 IRS appeals settlement reached in August 2013. We received a refund of $2.4 million in connection with the appeals settlement. Additionally, in 2015, we received a final audit determination in connection with our New Jersey examination, effectively settling years 2003 through 2009. We received a refund of $1.1 million as a result of the New Jersey examination.

In August 2013, we received a $4.2 million refund in connection with Joint Committee approval of our 2001-2004 IRS appeals settlement.

We generated net operating losses on our federal income tax returns for years 2011 - 2015. These returns remain subject to federal examination until the statute of limitations expires for the year in which the net operating losses are utilized.

We are also currently under examination for various state income and franchise tax matters. As it relates to our material state returns, we are subject to examination for tax years ended on or after December 31, 2001, and the statute of limitations will expire over the period September 2016 through November 2019.

We believe that we have adequately reserved for any tax liability; however, the ultimate resolution of these examinations may result in an outcome that is different than our current expectation. We do not believe the ultimate resolution of these examinations will have a material impact on our consolidated financial statements.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

Other Long-Term Tax Liabilities
The impact of an uncertain income tax position taken in our income tax return is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position is not recognized if it has less than a 50% likelihood of being sustained. Our liability for uncertain tax positions is recorded as other current tax liabilities and other long-term tax liabilities in our consolidated balance sheets.

A reconciliation of the beginning and ending amount of unrecognized tax benefits as follows:

	Year Ended December 31,
(In thousands)	2015	2014	2013
Unrecognized tax benefit, beginning of year	$30,198	$37,059	$38,423
Additions:
Tax positions related to current year	—	487	562
Tax positions related to prior years	—	—	138
Reductions:
Tax positions related to the Deconsolidation of Borgata	—	(6,221)	—
Lapse of applicable statute of limitations	—	(1,097)	—
Tax position related to prior years	(27,716)	(30)	(2,064)
Settlement with taxing authorities	—	—	—
Unrecognized tax benefits	$2,482	$30,198	$37,059

Included in the $2.5 million balance of unrecognized tax benefits at December 31, 2015, are $2.5 million of federally tax effected benefits that, if recognized, would impact the effective tax rate. We recognize interest related to unrecognized tax benefits in our income tax provision. During the year ended December 31, 2015, we recognized interest and penalties of approximately $0.1 million in our tax provision. During the years ended December 31, 2015 and 2014 we recognized interest related benefits, due to favorable settlements, of $6.2 million and $1.2 million, respectively, in our income tax provision on continuing operations. We have accrued $0.7 million and $7.2 million of interest and penalties as of December 31, 2015 and 2014, respectively, in our consolidated balance sheets.

During the first quarter of 2015, we received Joint Committee approval on our IRS appeals agreement, effectively settling our 2005 through 2009 examination. During the third quarter of 2015, we received a final audit determination in connection with our New Jersey examination, effectively settling years 2003 through 2009. As a result of the resolution of these audits, we reduced our unrecognized tax benefits by $27.7 million, of which $19.5 million impacted our effective tax rate. Due to the utilization of tax loss carryforwards in certain states, the statute of limitations remain open with respect to years in which the tax losses are utilized. When these years close, unrecognized tax benefits may be realized. As a result of these statute expirations, it is reasonably possible over the next 12 month period that we may experience a decrease in our unrecognized tax benefits as of December 31, 2015, of less than $0.2 million, all of which would impact our effective tax rate.

NOTE 10.    COMMITMENTS AND CONTINGENCIES
Commitments
Capital Spending and Development
We continually perform on-going refurbishment and maintenance at our facilities to maintain our standards of quality. Certain of these maintenance costs are capitalized, if such improvement or refurbishment extends the life of the related asset, while other maintenance costs that do not so qualify are expensed as incurred. The commitment of capital and the related timing thereof are contingent upon, among other things, negotiation of final agreements and receipt of approvals from the appropriate regulatory bodies. We must also comply with covenants and restrictions set forth in our debt agreements.

Kansas Management Contract
On January 14, 2011, the Kansas Management Contract was approved by the Kansas Racing and Gaming Commission ("KRGC"), contractually obligating Kansas Star to open certain phases of the project by certain specified dates. All required development under the Kansas Management Contract was complete as of December 31, 2014.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

As part of the Kansas Management Contract, Kansas Star committed to donate $1.5 million each year to support education in the local area in which Kansas Star operates for the duration of the Kansas Management Contract. We have made all distributions under this commitment as scheduled and such related expenses are recorded in Selling, general and administrative expenses on the consolidated statements of operations.

Mulvane Development Agreement
On March 7, 2011, Kansas Star entered into a Development Agreement with the City of Mulvane ("Mulvane Development Agreement") related to the provision of water, sewer, and electrical utilities to the Kansas Star site. This agreement sets forth certain parameters governing the use of public financing for the provision of such utilities, through the issuance of general obligation bonds by the City of Mulvane, paid for through the imposition of a special tax assessment on the Kansas Star site payable over 15 years in an amount equal to the City’s full obligations under the general obligation bonds.

As of December 31, 2015, all infrastructure improvements to the Kansas Star site under the Mulvane Development Agreement are complete and the City of Mulvane issued $19.7 million in general obligation bonds related to these infrastructure improvements. In connection with the Merger, the Company's obligation under this agreement was revalued to fair value as of the Merger date. As of December 31, 2015 and 2014, under the Mulvane Development Agreement, Kansas Star recorded $1.7 million at each date, which is included in accrued liabilities on the consolidated balance sheets and $9.6 million, net of a $4.6 million discount, and $10.3 million, net of a $5.1 million discount, respectively, which is recorded as a long-term obligation in other liabilities on the consolidated balance sheets. Interest costs are expensed as incurred and the discount will be amortized to interest expense over the term of the special tax assessment ending in 2028. Kansas Star's special tax assessment related to these bonds is approximately $1.7 million annually. Payments under the special tax assessment are secured by irrevocable letters of credit of $5.0 million issued by the Company in favor of the City of Mulvane, representing an amount equal to three times the annual special assessment tax imposed on Kansas Star.

Contingent Payments
In connection with securing the Kansas Management Contract, Kansas Star agreed to pay a former casino project promoter 1% of Kansas Star’s earnings before interest expense, taxes, depreciation and amortization ("EBITDA") each month for a period of 10 years commencing December 20, 2011.

Minimum Assessment Agreement
In 2007, Diamond Jo Dubuque ("DJL") entered a Minimum Assessment Agreement with the City of Dubuque. Under the Minimum Assessment Agreement, DJL and the City agreed to a minimum taxable value related to the new casino of $57.9 million.  DJL agreed to pay property taxes to the City based on the actual taxable value of the casino, but not less than the minimum taxable value.  Scheduled payments of principal and interest on the City Bonds will be funded through DJL's payment obligations under the Minimum Assessment Agreement.  DJL is also obligated to pay any shortfall should property taxes be insufficient to fund the principal and interest payments on the City Bonds.

As a result of purchase accounting the Minimum Assessment Agreement obligation was revalued to fair value. Interest costs under the Minimum Assessment Agreement obligation are expensed as incurred. As of December 31, 2015 and 2014, the remaining obligation under the Minimum Assessment Agreement was $1.9 million at each date, which was recorded in accrued liabilities on the consolidated balance sheets and $14.4 million, net of a $2.9 million discount, and $14.7 million, net of a $3.0 million discount, respectively, which was recorded as a long-term obligation in other liabilities on the consolidated balance sheets. The discount will be amortized to interest expense over the life of the Minimum Assessment Agreement. Total minimum payments by DJL under the Minimum Assessment Agreement are approximately $1.9 million per year through 2036.

Public Parking Facility Agreement
DJL has an agreement with the City for use of the public parking facility adjacent to DJL's casino and owned and operated by the City (the "Parking Facility Agreement"). The Parking Facility Agreement calls for: (i) the payment by the Company for the reasonable and necessary actual operating costs incurred by the City for the operation, security, repair and maintenance of the public parking facility; and (ii) the payment by the Company to the City of $65 per parking space in the public parking facility per year, subject to annual increases based on any increase in the Consumer Price Index, which funds will be deposited into a special sinking fund and used by the City for capital expenditures necessary to maintain the public parking facility. Operating costs of the parking facility incurred by DJL are expensed as incurred. Deposits to the sinking fund are recorded as other assets.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

When the sinking fund is used for capital improvements, such amounts are capitalized and amortized over their remaining useful life.

Iowa Qualified Sponsoring Organization Agreements
DJL and Diamond Jo Worth ("DJW") are required to pay their respective qualified sponsoring organization, who hold a joint gaming license with DJL and DJW, 4.50% and 5.76%, respectively, of the casino’s adjusted gross receipts on an ongoing basis. DJL expensed $3.0 million, $2.8 million, and $3.0 million, during the years ended December 31, 2015, 2014, and 2013, respectively, related to its agreement. DJW expensed $5.0 million, $4.8 million, and $5.0 million, during the years ended December 31, 2015, 2014, and 2013, respectively, related to its agreement. The DJL agreement expires on December 31, 2018. The DJW agreement was amended during 2014 and expires on March 31, 2025, and is subject to automatic ten-year renewal periods.

Development Agreement
In September 2011, the Company acquired the membership interests of a limited liability company (the "LLC") for a purchase price of $24.5 million. The primary asset of the LLC was a previously executed development agreement (the "Development Agreement") with a Native American tribe (the "Tribe"). The purchase price was allocated primarily to an intangible asset associated with the Company's rights under the agreement to assist the Tribe in the development and management of a gaming facility on the Tribe's land.

In July 2012, the Company and the Tribe amended and replaced the agreement with a new development agreement and a management agreement (the "Agreements"). The Agreements obligate us to fund certain pre-development costs, which are estimated to be approximately $1 million to $2 million annually, for the next several years and to assist the Tribe in its development and oversight of the gaming facility construction. Upon opening, we will manage the gaming facility. The pre-development costs funded by us are reimbursable to us with future cash flows from the operations of the gaming facility under terms of a note receivable from the Tribe.

The Agreements provide that the Company will receive future revenue for its services to the Tribe contingent upon successful development of the gaming facility and based on future net revenues at the gaming facility. Development is in the preliminary stages and no time schedule has been established as to when the Tribe will be able to formalize plans and begin construction.

Future Minimum Lease Payments and Rental Income
Future minimum lease payments required under noncancelable operating leases, which are primarily related to land leases are as follows:

(In thousands)	Lease Obligations
For the year ending December 31,
2016	$40,924
2017	44,264
2018	17,218
2019	15,325
2020	13,492
Thereafter	388,213
Total	$519,436

Rent expense included in selling, general and administrative expenses on the accompanying consolidated statements of operations for the years ended December 31, 2015, 2014 and 2013 was $29.0 million, $29.4 million, and $23.8 million, respectively, and primarily relates to land leases and advertising-related expenses.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

Future minimum rental income, which is primarily related to retail and restaurant facilities located within our properties are as follows:

(In thousands)	Total Rental Income
For the year ending December 31,
2016	$1,507
2017	1,370
2018	1,144
2019	634
2020	78
Thereafter	228
Total	$4,961

Contingencies
Legal Matters
We are parties to various legal proceedings arising in the ordinary course of business. We believe that all pending claims, if adversely decided, would not have a material adverse effect on our business, financial position or results of operations.

NOTE 11.    STOCKHOLDERS' EQUITY AND STOCK INCENTIVE PLANS
Share Repurchase Program
We have in the past, and may in the future, acquire our equity securities through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as we may determine from time to time. In July 2008, our Board of Directors authorized an amendment to an existing share repurchase program to increase the amount of common stock that can be repurchased to $100 million, and $92.1 million of this authorization remains available at December 31, 2015. We are not obligated to repurchase any shares under this program, and no shares were repurchased during the years ended December 31, 2015, 2014 or 2013.

Subject to applicable corporate securities laws, repurchases under our stock repurchase program may be made at such times and in such amounts as we deem appropriate. Repurchases can be discontinued at any time that we feel additional purchases are not warranted. We intend to fund the repurchases under the stock repurchase program with existing cash resources and availability under our Credit Facility. We are subject to certain limitations regarding the repurchase of common stock, such as restricted payment limitations related to our outstanding notes and our Boyd Gaming Credit Facility.

Dividends
Dividends are declared at the discretion of our Board of Directors. We are subject to certain limitations regarding payment of dividends, such as restricted payment limitations related to our outstanding notes and the Boyd Gaming Credit Facility. No dividends were declared during the years ended December 31, 2015, 2014 or 2013.

Stock Incentive Plan
In May 2012, the Company's stockholders approved the 2012 Stock Incentive Plan (the "2012 Plan"), which amended and restated the Company's 2002 Stock Incentive Plan (the "2002 Plan") to (a) provide for a term ending ten years from the date of stockholder approval at the Annual Meeting, (b) increase the maximum number of shares of the Company's common stock authorized for issuance over the term of the 2012 Plan by 4 million shares from 17 million to 21 million shares, (c) permit the future grant of certain equity-based awards, including awards designed to constitute performance-based compensation under Section 162(m) of the Internal Revenue Code, and (d) make certain other changes. Under our 2012 Plan, approximately 2.6 million shares remain available for grant at December 31, 2015. The number of authorized but unissued shares of common stock under this 2012 Plan as of December 31, 2015 was approximately 11.8 million shares.

Grants made under the 2012 Plan include provisions that entitle the grantee to automatic vesting acceleration in the event of a grantee’s separation from service (including as a result of retirement, death or disability), other than for cause (as defined), after reaching the defined age and years of service thresholds. These provisions result in the accelerated recognition of the stock compensation expense for those grants issued to employees who have met the stipulated thresholds.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

Stock Options
Options granted under the 2012 Plan generally become exercisable ratably over a three-year period from the date of grant. Options that have been granted under the 2012 Plan had an exercise price equal to the market price of our common stock on the date of grant and will expire no later than ten years after the date of grant.

Summarized stock option plan activity is as follows:

	Options	Weighted Average Option Price	Weighted Average Remaining Term	Aggregate Intrinsic Value
			(In years)	(In thousands)
Outstanding at January 1, 2013	10,826,004	$23.98
Granted	544,330	9.86
Canceled	(378,202)	20.67
Exercised	(1,848,222)	7.44
Outstanding at December 31, 2013	9,143,910	26.62
Granted	244,351	11.57
Canceled	(1,656,359)	34.79
Exercised	(562,234)	7.39
Outstanding at December 31, 2014	7,169,668	25.73
Granted	200,673	19.98
Canceled	(1,463,497)	39.82
Exercised	(1,301,789)	7.53
Outstanding at December 31, 2015	4,605,055	$26.14	3.7	$21,058

Exercisable at December 31, 2014	6,459,687	$27.52	3.4	$12,662

Exercisable at December 31, 2015	4,085,555	$27.65	3.1	$18,145

Share-based compensation costs related to stock option awards are calculated based on the fair value of each option grant on the date of the grant using the Black-Scholes option pricing model.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

The following table summarizes the information about stock options outstanding and exercisable at December 31, 2015:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life (Years)	Weighted-Average Exercise Price	Number Exercisable	Weighted-Average Exercise Price
$5.22-$6.70	599,049	6.2	$5.88	599,049	$5.88
7.55-8.34	553,204	4.6	8.16	553,204	8.16
9.86	416,778	7.9	9.86	260,848	9.86
11.57	244,351	8.9	11.57	81,454	11.57
19.98	200,673	9.8	19.98	—	—
33.31	25,000	2.0	33.31	25,000	33.31
38.11	380,000	1.9	38.11	380,000	38.11
39.00	1,195,500	0.8	39.00	1,195,500	39.00
39.78	965,500	1.8	39.78	965,500	39.78
42.69	25,000	0.8	42.69	25,000	42.69
$5.22-$42.69	4,605,055	3.7	$26.14	4,085,555	$27.65

The total intrinsic value of in-the-money options exercised during the years ended December 31, 2015, 2014 and 2013 was $11.1 million, $2.5 million, and $9.5 million, respectively. The total fair value of options vested during the years ended December 31, 2015, 2014 and 2013 was approximately $1.9 million, $2.3 million, and $3.0 million, respectively. As of December 31, 2015, there was approximately $1.7 million of total unrecognized share-based compensation costs related to unvested stock options, which is expected to be recognized over approximately 0.8 years, the weighted-average remaining requisite service period.

Restricted Stock Units
Our 2012 Plan provides for the grant of Restricted Stock Units ("RSUs"). An RSU is an award which may be earned in whole, or in part, upon the passage of time, and which may be settled for cash, shares, other securities or a combination thereof. The RSUs do not contain voting rights and are not entitled to dividends. The RSUs are subject to the terms and conditions contained in the applicable award agreement and the 2012 Plan. Share-based compensation costs related to RSU awards are calculated based on the market price on the date of the grant.

We annually award RSUs to certain members of our Board of Directors. Each RSU is to be paid in shares of common stock upon the member’s cessation of service to the Company. These RSUs were issued for past service; therefore, they are expensed on the date of issuance.

We also grant RSUs to members of management of the Company, which represents a contingent right to receive one share of our common stock upon vesting. An RSU generally vests on the third anniversary of its issuance and the share-based compensation expense is amortized to expense over the requisite service period.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

Summarized RSU activity is as follows:

	Restricted Stock Units	Weighted Average Grant Date Fair Value
Outstanding at January 1, 2013	2,371,147
Granted	1,018,978	$10.03
Canceled	(46,131)
Awarded	(588,195)
Outstanding at December 31, 2013	2,755,799
Granted	696,249	$11.63
Canceled	(201,660)
Awarded	(715,892)
Outstanding at December 31, 2014	2,534,496
Granted	541,016	$19.05
Canceled	(40,800)
Awarded	(713,886)
Outstanding at December 31, 2015	2,320,826

As of December 31, 2015, there was approximately $7.3 million of total unrecognized share-based compensation costs related to unvested RSUs, which is expected to be recognized over approximately 2.4 years.

Performance Stock Units
Our 2012 Plan provides for the grant of Performance Stock Units ("PSUs"). A PSU is an award which may be earned in whole, or in part, upon the passage of time, and the attainment of performance criteria, and which may be settled for cash, shares, other securities or a combination thereof. The PSUs do not contain voting rights and are not entitled to dividends. The PSUs are subject to the terms and conditions contained in the applicable award agreement and our 2012 Plan.

Each PSU represents a contingent right to receive a share of Boyd Gaming Corporation common stock; however, the actual number of common shares awarded is dependent upon the occurrence of: (i) a requisite service period; and (ii) an evaluation of specific performance conditions. The performance conditions are based on Company metrics for net revenue growth, EBITDA growth and customer service scores, all of which are determined on a comprehensive annual three-year growth rate. Based upon actual and combined achievement, the number of shares awarded could range from zero, if no conditions are met, a 50% payout if only threshold performance is achieved, a payout of 100% for target performance, or a payout of up to 200% of the original award for achievement of maximum performance. Each condition weighs equally and separately in determining the payout, and based upon management's estimates at the service inception date, the Company is expected to meet the target for each performance condition. Therefore, the related compensation cost of these PSUs assumes all units granted will be awarded. Share-based compensation costs related to PSU awards are calculated based on the market price on the date of the grant.

These PSUs will vest three years from the service inception date, during which time achievement of the related performance conditions is periodically evaluated, and the number of shares expected to be awarded, and resulting compensation expense, is adjusted accordingly.

Performance Shares Vesting
The PSU grant awarded in December 2011 vested during first quarter 2015. A total of 654,478 common shares, representing approximately 1.67 shares per PSU, were issued based on the determination by the Compensation Committee of the Board of Directors of our actual achievement of net revenue growth, Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") growth and customer service scores for the three-year performance period of the grant. The actual achievement level under these award metrics equaled the estimated performance as of year-end 2014; therefore, the vesting of the PSUs did not impact compensation costs in our 2015 consolidated statement of operations.

As provided under the provisions of our Stock Incentive Plan, certain of the participants elected to surrender a portion of the shares to be received to pay the withholding and other payroll taxes payable on the compensation resulting from the vesting of the PSUs.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

Of the 654,478 shares issued, a total of 177,274 shares were surrendered by the participants for this purpose, resulting in a net issuance of 477,204 shares due to the vesting of the 2011 grant.

Summarized PSU activity is as follows:

	Performance Stock Units	Weighted Average Grant Date Fair Value
Outstanding at January 1, 2013	829,130
Granted	—
Canceled	(7,497)
Awarded	—
Outstanding at December 31, 2013	821,633
Granted	694,294	$11.01
Canceled	(104,287)
Awarded	—
Outstanding at December 31, 2014	1,411,640
Granted	240,156	$16.75
Performance Adjustment	264,306
Canceled	(2,677)
Awarded	(663,945)
Outstanding at December 31, 2015	1,249,480

The Company approved the issuance of approximately 380,000 PSUs to participating employees during fourth quarter 2013. The performance criteria for these PSUs were set subsequent to year-end 2013, so these PSUs were not considered granted for accounting purposes as of December 31, 2013, and are included in the shares granted during 2014 in the table above. As of December 31, 2015, there was approximately $2.0 million of total unrecognized share-based compensation costs related to unvested PSUs, which is expected to be recognized over approximately 2.4 years. Based on the current estimates of performance compared to the targets set for the respective PSU grants, the Company estimates that approximately 1.1 million shares will be issued to settle the PSUs outstanding at December 31, 2015.

Career Shares
Our Career Shares Program is a stock incentive award program for certain executive officers to provide for additional capital accumulation opportunities for retirement. The program incentivizes and rewards executives for their period of service. Our Career Shares Program was adopted in December 2006, and modified in October 2010, as part of the overall update of our compensation programs. The Career Shares Program rewards eligible executives with annual grants of Boyd Gaming Corporation stock units, to be paid out at retirement. The payout at retirement is dependent upon the executive's age at such retirement and the number of years of service with the Company. Executives must be at least 55 years old and have at least 10 years of service to receive any payout at retirement. Career Shares do not contain voting rights and are not entitled to dividends. Career Shares are subject to the terms and conditions contained in the applicable award agreement and our 2012 Plan. The Career Share awards are tranched by specific term, in the following periods: 10 years, 15 years and 20 years of service. These grants vest over the remaining period of service required to fulfill the requisite years in each of these tranches, and compensation expense is recorded in accordance with the specific vesting provisions. Share-based compensation costs related to Career Shares awards are calculated based on the market price on the date of the grant.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

Summarized Career Shares activity is as follows:

	Career Shares	Weighted Average Grant Date Fair Value
Outstanding at January 1, 2013	702,826
Granted	200,043	$6.78
Canceled	(125)
Awarded	(8,437)
Outstanding at December 31, 2013	894,307
Granted	122,015	$11.31
Canceled	(85,765)
Awarded	(33,972)
Outstanding at December 31, 2014	896,585
Granted	103,018	$12.51
Canceled	—
Awarded	(31,028)
Outstanding at December 31, 2015	968,575

As of December 31, 2015, there was approximately $1.1 million of total unrecognized share-based compensation costs related to unvested Career Shares.

Share-Based Compensation
We account for share-based awards exchanged for employee services in accordance with the authoritative accounting guidance for share-based payments. Under the guidance, share-based compensation expense is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense, net of estimated forfeitures, over the employee's requisite service period.

The following table summarizes our share-based compensation costs by award type:

	Year Ended December 31,
(In thousands)	2015	2014	2013
Stock Options	$2,821	$2,733	$2,666
Restricted Stock Units	9,909	8,010	10,610
Performance Stock Units	5,135	6,537	3,678
Career Shares	1,399	1,196	1,937
Total share-based compensation costs	$19,264	$18,476	$18,891

The following table provides classification detail of the total costs related to our share-based employee compensation plans reported in our consolidated statements of operations:

	Year Ended December 31,
(In thousands)	2015	2014	2013
Gaming	$393	$387	$351
Food and beverage	75	74	67
Room	36	35	32
Selling, general and administrative	1,996	1,965	1,787
Corporate expense	16,764	16,207	16,654
Other operating items, net	—	(192)	—
Total share-based compensation expense	$19,264	$18,476	$18,891

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

NOTE 12.    NONCONTROLLING INTEREST
Noncontrolling interest primarily represents: (i) until the deconsolidation of Borgata on September 30, 2014, the 50% interest in Holding Company held by the Divestiture Trust for the economic benefit of MGM, which was initially recorded at fair value at the March 24, 2010 date of the effective change in control; and (ii) until the Echelon sale, which closed on March 4, 2013, all 100% of the members' equity interest in LVE, the variable interest entity which had been consolidated in our financial statements, but in which we held no equity interest.

Changes in the noncontrolling interest are as follows:

(In thousands)	Holding Company	LVE	Other	Total
Beginning balance, January 1, 2013	$208,277	$(44,961)	$20	$163,336
Capital contributions	—	—	—	$—
Attributable net loss	(27,847)	(443)	—	(28,290)
Comprehensive income	—	—	—	—
Deconsolidation of LVE on March 4, 2013	—	45,404	—	45,404
Balance, December 31, 2013	180,430	—	20	180,450
Capital contributions	—	—	30	30
Attributable net income	11,403	—	—	11,403
Comprehensive income	—	—	—	—
Deconsolidation of Borgata on September 30, 2014	(191,833)	—	—	(191,833)
Balance, December 31, 2014	—	—	50	50
Capital contributions	—	—	—	—
Attributable net income (loss)	—	—	—	—
Comprehensive income	—	—	—	—
Balance, December 31, 2015	$—	$—	$50	$50

NOTE 13.     FAIR VALUE MEASUREMENTS
We have adopted the authoritative accounting guidance for fair value measurements, which does not determine or affect the circumstances under which fair value measurements are used, but defines fair value, expands disclosure requirements around fair value and specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company's market assumptions.

These inputs create the following fair value hierarchy:

Level 1: Quoted prices for identical instruments in active markets.
Level 2: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.
Level 3: Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

As required by the guidance for fair value measurements, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Thus, assets and liabilities categorized as Level 3 may be measured at fair value using inputs that are observable (Levels 1 and 2) and unobservable (Level 3). Management's assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of assets and liabilities and their placement within the fair value hierarchy levels.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

Balances Measured at Fair Value
The following tables show the fair values of certain of our financial instruments:

	December 31, 2015
(In thousands)	Balance	Level 1	Level 2	Level 3
Assets
Cash and cash equivalents	$158,821	$158,821	$—	$—
Restricted cash	19,030	19,030	—	—
Investment available for sale	17,839	—	—	17,839

Liabilities
Contingent payments	$3,632	$—	$—	$3,632

	December 31, 2014
(In thousands)	Balance	Level 1	Level 2	Level 3
Assets
Cash and cash equivalents	$145,341	$145,341	$—	$—
Restricted cash	18,107	18,107	—	—
Investment available for sale	18,357	—	—	18,357

Liabilities
Merger earnout	$75	$—	$—	$75
Contingent payments	3,792	—	—	3,792
Cash and Restricted Cash
The fair value of our cash and cash equivalents, classified in the fair value hierarchy as Level 1, is based on statements received from our banks at December 31, 2015 and 2014.

Investment Available for Sale
We have an investment in a single municipal bond issuance of $21.4 million aggregate principal amount of 7.5% Urban Renewal Tax Increment Revenue Bonds, Taxable Series 2007 that is classified as available for sale. We are the only holder of this instrument and there is no quoted market price for this instrument. As such, the fair value of this investment is classified as Level 3 in the fair value hierarchy. The estimate of the fair value of such investment was determined using a combination of current market rates and estimates of market conditions for instruments with similar terms, maturities, and degrees of risk and a discounted cash flows analysis as of December 31, 2015 and 2014. Unrealized gains and losses on this instrument resulting from changes in the fair value of the instrument are not charged to earnings, but rather are recorded as other comprehensive income (loss) in the stockholders' equity section of the consolidated balance sheets. At both December 31, 2015 and 2014, $0.4 million of the carrying value of the investment available for sale is included as a current asset in prepaid expenses and other current assets, and at December 31, 2015 and 2014, $17.4 million and $18.0 million, respectively, is included in investment on the consolidated balance sheets. The discount associated with this investment of $3.2 million and $3.3 million as of December 31, 2015 and 2014, respectively, is netted with the investment balance and is being accreted over the life of the investment using the effective interest method. The accretion of such discount is included in interest income on the consolidated statements of operations.

Contingent Payments
In connection with securing the Kansas Management Contract, Kansas Star agreed to pay a former casino project promoter 1% of Kansas Star’s earnings before interest expense, taxes, depreciation and amortization ("EBITDA") each month for a period of ten years commencing December 20, 2011. The liability was initially recorded upon consummation of the Merger, at the estimated fair value of the contingent land purchase price using a discounted cash flows approach. At both December 31, 2015 and December 31, 2014, there was a current liability of $0.9 million related to this agreement, which was recorded in accrued liabilities on the respective consolidated balance sheets, and long-term obligations of $2.7 million and $2.9 million, respectively, which were included in other liabilities on the respective consolidated balance sheets.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

The following tables summarize the changes in fair value of the Company’s Level 3 assets and liabilities:

	December 31, 2015
	Assets	Liabilities
(In thousands)	Investment Available for Sale	Merger Earnout	Contingent Payments
Balance at January 1, 2015	$18,357	$(75)	$(3,792)
Total gains (losses) (realized or unrealized):
Included in earnings	125	75	(723)
Included in other comprehensive income (loss)	(263)	—	—
Purchases, sales, issuances and settlements:
Settlements	(380)	—	883
Ending balance at December 31, 2015	$17,839	$—	$(3,632)

Gains (losses) included in earnings attributable to the change in unrealized gains relating to assets and liabilities still held at the reporting date:
Included in interest income	$125	$—	$—
Included in interest expense	—	—	(627)
Included in non-operating income	—	—	(96)

	December 31, 2014
	Assets	Liabilities
(In thousands)	Investment Available for Sale	Merger Earnout	Contingent Payments
Balance at January 1, 2014	$17,128	$(1,125)	$(4,343)
Total gains (losses) (realized or unrealized):
Included in earnings	119	1,050	(274)
Included in other comprehensive income (loss)	1,465	—	—
Purchases, sales, issuances and settlements:
Settlements	(355)	—	825
Ending balance at December 31, 2014	$18,357	$(75)	$(3,792)

Gains (losses) included in earnings attributable to the change in unrealized gains relating to assets and liabilities still held at the reporting date:
Included in interest income	$119	$—	$—
Included in interest expense	—	—	(734)
Included in non-operating income	—	—	60

The table below summarizes the significant unobservable inputs used in calculating fair value for our Level 3 assets and liabilities:

	Valuation Technique	Unobservable Input	Rate
Investment available for sale	Discounted cash flow	Discount rate	10.0%
Contingent payments	Discounted cash flow	Discount rate	18.5%

The fair value of intangible assets, classified in the fair value hierarchy as Level 3, is utilized in performing its impairment analyses (see Note 5, Intangible Assets).

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

Balances Disclosed at Fair Value
The following tables provide the fair value measurement information about our obligation under minimum assessment agreements and other financial instruments:

	December 31, 2015
(In thousands)	Outstanding Face Amount	Carrying Value	Estimated Fair Value	Fair Value Hierarchy
Liabilities
Obligation under assessment arrangements	$35,126	$27,660	$28,381	Level 3
Other financial instruments	200	186	186	Level 3

	December 31, 2014
(In thousands)	Outstanding Face Amount	Carrying Value	Estimated Fair Value	Fair Value Hierarchy
Liabilities
Obligation under assessment arrangements	$36,749	$28,612	$29,529	Level 3
Other financial instruments	300	268	268	Level 3

The following table provides the fair value measurement information about our long-term debt:

	December 31, 2015
(In thousands)	Outstanding Face Amount	Carrying Value	Estimated Fair Value	Fair Value Hierarchy
Boyd Gaming Debt:
Bank Credit Facility	$1,209,725	$1,197,277	$1,202,870	Level 2
9.125% Senior Notes due 2018	350,000	342,956	372,750	Level 1
6.875% Senior Notes due 2023	750,000	737,066	772,500	Level 1
	2,309,725	2,277,299	2,348,120

Peninsula Gaming Debt:
Bank credit facility	662,750	648,607	661,131	Level 2
8.375% Senior Notes due 2018	350,000	343,643	357,000	Level 2
	1,012,750	992,250	1,018,131
Total debt	$3,322,475	$3,269,549	$3,366,251

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

	December 31, 2014
(In thousands)	Outstanding Face Amount	Carrying Value	Estimated Fair Value	Fair Value Hierarchy
Boyd Gaming Debt:
Bank Credit Facility	$1,387,425	$1,369,176	$1,395,595	Level 2
9.125% Senior Notes due 2018	500,000	487,765	517,500	Level 1
9.00% Senior Notes due 2020	350,000	348,074	359,625	Level 1
HoldCo Note	151,740	139,968	144,153	Level 3
	2,389,165	2,344,983	2,416,873

Peninsula Gaming Debt:
Bank credit facility	742,400	718,807	754,364	Level 2
8.375% Senior Notes due 2018	350,000	341,058	363,125	Level 2
Other	3	3	3	Level 3
	1,092,403	1,059,868	1,117,492
Total debt	$3,481,568	$3,404,851	$3,534,365

The estimated fair value of the Boyd Gaming Credit Facility is based on a relative value analysis performed on or about December 31, 2015 and December 31, 2014. The estimated fair value of the Peninsula Credit Facility is based on a relative value analysis performed on or about December 31, 2015 and December 31, 2014. The estimated fair values of our senior notes and Peninsula's senior notes are based on quoted market prices as of December 31, 2015 and December 31, 2014. Debt included in the "Other" category is fixed-rate debt that is not traded and does not have an observable market input; therefore, we have estimated its fair value based on a discounted cash flow approach, after giving consideration to the changes in market rates of interest, creditworthiness of both parties, and credit spreads.

There were no transfers between Level 1, Level 2 and Level 3 measurements during the years ended December 31, 2015 and 2014.

NOTE 14.    EMPLOYEE BENEFIT PLANS
We contribute to multiemployer pension defined benefit plans under terms of collective-bargaining agreements that cover our union-represented employees. These unions cover certain of our culinary, hotel and other trade workers. We are obligated to make defined contributions under these plans.

The significant risks of participating in multi-employer plans include, but are not limited to, the following:

•
We may elect to stop participating in our multi-employer plans. As a result, we may be required to pay a withdrawal liability based on the underfunded status of the plan as applicable. Our ability to fund such payments would be based on the results of our operations and subject to the risk factors that impact our business. If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected and impact our ability to meet our obligations to the multiemployer plan.

•	We may contribute assets to the multiemployer plan for the benefit of our covered employees that are used to provide benefits to employees of other participating employers.

•	We may be required to fund additional amounts if other participating employers stop contributing to the multiemployer plan.

Contributions, based on wages paid to covered employees, totaled approximately $1.4 million, $1.4 million and $1.5 million for the years ended December 31, 2015, 2014 and 2013, respectively. These aggregate contributions were not individually significant to any of the respective plans. Our share of the unfunded vested liability related to multi-employer plans, if any, is not determinable and our participation is not individually significant on an individual multiemployer plan basis.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

We have retirement savings plans under Section 401(k) of the Internal Revenue Code covering our non-union employees. The plans allow employees to defer up to the lesser of the Internal Revenue Code prescribed maximum amount or 100% of their income on a pre-tax basis through contributions to the plans. We expensed our voluntary contributions to the 401(k) profit-sharing plans and trusts of $3.3 million, $4.1 million and $4.1 million for the years ended December 31, 2015, 2014 and 2013, respectively.

On September 30, 2014, we deconsolidated Borgata, which resulted in decreased employer contributions to multiemployer plans and decreased expenses for voluntary contributions to the 401(k) profit-sharing plans and trusts during the years ended December 31, 2015 and 2014.

NOTE 15.    SEGMENT INFORMATION
We have aggregated certain of our properties in order to present three Reportable Segments: (i) Las Vegas Locals; (ii) Downtown Las Vegas; and (iii) Midwest and South. The table in Note 1, Summary of Significant Accounting Policies, lists the classification of each of our properties. In third quarter 2016, the Peninsula debt was refinanced, eliminating the financing structure that restricted our ability to transfer cash from Peninsula to Boyd Gaming. As a result of the elimination of this restriction, management concluded that the properties previously comprising the Peninsula segment would be aggregated into the Midwest and South reportable segment, and we have retrospectively adjusted the presentation for all periods presented.

Results of Operations - Total Reportable Segment Net Revenues and Adjusted EBITDA
We evaluate each of our wholly owned property's profitability based upon Property EBITDA, which represents each property's earnings before interest expense, income taxes, depreciation and amortization, project development, preopening and writedown expenses, other operating charges, net, share-based compensation expense, deferred rent, change in value of derivative instruments, and gain/loss on early retirements of debt, as applicable. Total Reportable Segment Adjusted EBITDA is the aggregate sum of the Property EBITDA for each of the properties included in our Las Vegas Locals, Downtown Las Vegas, and Midwest and South segments. Results for Downtown Las Vegas include the results of our Hawaii-based travel agency and captive insurance company.
We reclassify the reporting of corporate expense on the accompanying table in order to exclude it from our subtotal for Total Reportable Segment Adjusted EBITDA. Furthermore, corporate expense excludes its portion of share-based compensation expense. Corporate expense represents unallocated payroll, professional fees, aircraft expenses and various other expenses not directly related to our casino and hotel operations.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

The following table sets forth, for the periods indicated, certain operating data for our Reportable Segments, and reconciles Adjusted EBITDA to operating income (loss), as reported in our accompanying consolidated statements of operations:

	Year Ended December 31,
(In thousands)	2015	2014	2013
Net Revenues
Las Vegas Locals	$610,107	$592,652	$591,447
Downtown Las Vegas	234,191	224,275	222,715
Midwest and South	1,355,134	1,325,328	1,384,576
Total Reportable Segment Net Revenues	$2,199,432	$2,142,255	$2,198,738

Adjusted EBITDA
Las Vegas Locals	$157,312	$144,397	$137,501
Downtown Las Vegas	49,314	37,309	35,036
Midwest and South	380,942	345,058	365,245
Total Reportable Segment Adjusted EBITDA (1)	587,568	526,764	537,782
Corporate expense	(60,177)	(59,420)	(46,594)
Adjusted EBITDA	527,391	467,344	491,188

Other operating costs and expenses
Deferred rent	3,428	3,616	3,830
Depreciation and amortization	207,118	208,915	218,667
Project development, preopening and writedowns	6,907	13,747	10,371
Share-based compensation expense	19,264	18,666	18,891
Impairments of assets	18,565	48,681	5,351
Other operating charges, net	907	(13)	2,861
Total other operating costs and expenses	256,189	293,612	259,971
Operating income	$271,202	$173,732	$231,217

(1)	Total Reportable Segment Adjusted EBITDA excludes corporate expense.

Total Assets
The Company's total assets, by Reportable Segment, consisted of the following amounts:

	December 31,
(In thousands)	2015	2014
Assets
Las Vegas Locals	$1,155,224	$1,164,115
Downtown Las Vegas	138,159	128,682
Midwest and South	2,634,742	2,728,996
Total Reportable Segment assets	3,928,125	4,021,793
Corporate	422,775	400,591
Total assets	$4,350,900	$4,422,384

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

Capital Expenditures
The Company's capital expenditures by Reportable Segment, consisted of the following:

	Year Ended December 31,
(In thousands)	2015	2014	2013
Capital Expenditures:
Las Vegas Locals	$41,772	$31,653	$30,861
Downtown Las Vegas	13,000	9,917	5,505
Midwest and South	60,887	89,029	66,683
Total Reportable Segment Capital Expenditures	115,659	130,599	103,049
Corporate	12,646	(8,786)	12,173
Other	—	—	28
Total Capital Expenditures	128,305	121,813	115,250
Change in Accrued Property Additions	2,865	15,938	6,913
Cash-Based Capital Expenditures	$131,170	$137,751	$122,163

The Company utilizes the Corporate entities to centralize the development of major renovation and other capital development projects that are included as construction in progress. After the project is complete, the corporate entities transfer the projects to the segment subsidiaries.

NOTE 16.     SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
The following table presents selected quarterly financial information:

	Year Ended December 31, 2015
(In thousands, except per share data)	First	Second	Third	Fourth	Year
Summary Operating Results:
Net revenues	$550,578	$559,867	$546,313	$542,674	$2,199,432
Operating income	71,883	83,094	69,423	46,802	271,202

Income (loss) from continuing operations, net of tax	$30,504	$(12,390)	$7,015	$(14,434)	$10,695
Income from discontinued operations, net of tax	4,599	5,965	18,410	7,565	36,539
Net income (loss) attributable to Boyd Gaming Corporation	$35,103	$(6,425)	$25,425	$(6,869)	$47,234

Basic net income (loss) per common share:
Continuing operations	$0.27	$(0.11)	$0.06	$(0.13)	$0.10
Discontinued operations	0.04	0.05	0.17	0.07	0.32
Basic net income (loss) per common share	$0.31	$(0.06)	$0.23	$(0.06)	$0.42
Diluted net income (loss) per common share:
Continuing operations	$0.27	$(0.11)	$0.06	$(0.13)	$0.10
Discontinued operations	0.04	0.05	0.16	0.07	0.32
Diluted net income (loss) per common share	$0.31	$(0.06)	$0.22	$(0.06)	$0.42

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

	Year Ended December 31, 2014
(In thousands, except per share data)	First	Second	Third	Fourth	Year
Summary Operating Results:
Net revenues	$541,085	$540,680	$528,897	$531,593	$2,142,255
Operating income	61,560	58,749	41,802	11,621	173,732

Loss from continuing operations, net of tax	$(1,112)	$(3,971)	$(12,256)	$(33,286)	$(50,625)
Income (loss) from discontinued operations, net of tax	(10,113)	9,309	8,928	863	8,987
Income (loss) from discontinued operations attributable to noncontrolling interest, net of tax	5,043	(4,669)	(11,777)	—	(11,403)
Net income (loss) attributable to Boyd Gaming Corporation	$(6,182)	$669	$(15,105)	$(32,423)	$(53,041)

Basic net income (loss) per common share:
Continuing operations	$(0.01)	$(0.04)	$(0.11)	$(0.30)	$(0.46)
Discontinued operations	(0.05)	0.05	(0.03)	0.01	(0.02)
Basic net income (loss) per common share	$(0.06)	$0.01	$(0.14)	$(0.29)	$(0.48)
Diluted net income (loss) per common share:
Continuing operations	$(0.01)	$(0.04)	$(0.11)	$(0.30)	$(0.46)
Discontinued operations	(0.05)	0.05	(0.03)	0.01	(0.02)
Diluted net income (loss) per common share	$(0.06)	$0.01	$(0.14)	$(0.29)	$(0.48)

Because income (loss) per share amounts are calculated using the weighted average number of common and dilutive common equivalent shares outstanding during each quarter, the sum of the per share amounts for the four quarters does not equal the total income (loss) per share amounts for the year. The per share amounts in the second half of 2014 were impacted by our issuance of 18,975,000 shares of common stock in the third quarter of 2014.

NOTE 17.    CONDENSED CONSOLIDATING FINANCIAL INFORMATION
Separate condensed consolidating financial information for our subsidiary guarantors and non-guarantors of our 9.00% Senior Notes due July 2020 and our 6.875% Senior Notes due May 2023 is presented below. The notes are fully and unconditionally guaranteed, on a joint and several basis, by certain of our current and future domestic restricted subsidiaries, all of which are 100% owned by us. The non-guarantors primarily represent special purpose entities, tax holding companies, our less significant operating subsidiaries and our less than wholly owned subsidiaries.

On September 2, 2016, we notified the trustees of our 6.875% Notes and our 6.375% Senior Notes due 2026 of our designation of the following additional subsidiaries as “Restricted Subsidiaries”: Boyd Acquisition I, LLC, Boyd Acquisition II, LLC, Peninsula Gaming, LLC, Belle of Orleans, L.L.C., Diamond Jo, LLC, Diamond Jo Worth, LLC, Kansas Star Casino, LLC, and The Old Evangeline Downs, L.L.C.

The tables below present the condensed consolidating balance sheets as of December 31, 2015 and 2014, the condensed consolidating statements of operations for the years ended December 31, 2015, 2014 and 2013 and the condensed consolidating statements of cash flows for the years ended December 31, 2015, 2014 and 2013. We have reclassified certain prior year amounts in the current year presentation to reflect the designation of the Restricted Subsidiaries listed above as subsidiary guarantors.

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

Condensed Consolidating Balance Sheets

	December 31, 2015
			Non-	Non-
			Guarantor	Guarantor
			Subsidiaries	Subsidiaries
		Guarantor	(100%	(Not 100%
(In thousands)	Parent	Subsidiaries	Owned)	Owned)	Eliminations	Consolidated
Assets
Cash and cash equivalents	$2	$156,116	$2,482	$221	$—	$158,821
Other current assets	14,602	73,902	10,415	—	(508)	98,411
Property and equipment, net	68,515	2,120,455	36,372	—	—	2,225,342
Investments in subsidiaries	3,547,690	—	—	—	(3,547,690)	—
Intercompany receivable	—	1,702,317	—	—	(1,702,317)	—
Other assets, net	12,521	17,527	18,293	—	—	48,341
Intangible assets, net	—	865,995	24,059	—	—	890,054
Goodwill, net	—	684,529	781	—	—	685,310
Investment in unconsolidated subsidiary held for sale	—	244,621	—	—	—	244,621
Total assets	$3,643,330	$5,865,462	$92,402	$221	$(5,250,515)	$4,350,900

Liabilities and Stockholders' Equity
Current maturities of long-term debt	$21,500	$8,250	$—	$—	$—	$29,750
Other current liabilities	102,946	198,590	24,071	—	(286)	325,321
Accumulated losses of subsidiaries in excess of investment	—	4,507	302	—	(4,809)	—
Intercompany payable	720,400	—	981,688	475	(1,702,563)	—
Long-term debt, net of current maturities and debt issuance costs	2,255,800	983,999	—	—	—	3,239,799
Other long-term liabilities	34,723	213,296	—	—	—	248,019

Boyd Gaming Corporation stockholders' equity (deficit)	507,961	4,456,820	(913,659)	(254)	(3,542,907)	507,961
Noncontrolling interest	—	—	—	—	50	50
Total stockholders' equity (deficit)	507,961	4,456,820	(913,659)	(254)	(3,542,857)	508,011
Total liabilities and stockholders' equity	$3,643,330	$5,865,462	$92,402	$221	$(5,250,515)	$4,350,900

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

Condensed Consolidating Balance Sheets - continued

	December 31, 2014
			Non-	Non-
			Guarantor	Guarantor
			Subsidiaries	Subsidiaries
		Guarantor	(100%	(Not 100%
(In thousands)	Parent	Subsidiaries	Owned)	Owned)	Eliminations	Consolidated
Assets
Cash and cash equivalents	$2	$143,580	$1,540	$219	$—	$145,341
Other current assets	10,234	78,242	8,602	—	(469)	96,609
Property and equipment, net	65,365	2,179,813	40,930	—	—	2,286,108
Investments in subsidiaries	3,345,735	7,167	—	—	(3,352,902)	—
Intercompany receivable	—	1,636,197	—	—	(1,636,197)	—
Other assets, net	12,595	21,464	17,991	—	—	52,050
Intangible assets, net	—	910,190	24,059	—	—	934,249
Goodwill, net	—	684,529	781	—	—	685,310
Investment in unconsolidated subsidiary held for sale	—	222,717	—	—	—	222,717
Total assets	$3,433,931	$5,883,899	$93,903	$219	$(4,989,568)	$4,422,384

Liabilities and Stockholders' Equity
Current maturities of long-term debt	$21,500	$8,253	$—	$—	$—	$29,753
Other current liabilities	82,711	219,868	25,100	—	(237)	327,442
Accumulated losses of subsidiaries in excess of investment	—	—	227	—	(227)	—
Intercompany payable	668,310	—	967,374	397	(1,636,081)	—
Long-term debt, net of current maturities and debt issuance costs	2,183,485	1,191,613	—	—	—	3,375,098
Other long-term liabilities	39,888	212,116	—	—	—	252,004

Boyd Gaming Corporation stockholders' equity (deficit)	438,037	4,252,049	(898,798)	(178)	(3,353,073)	438,037
Noncontrolling interest	—	—	—	—	50	50
Total stockholders' equity (deficit)	438,037	4,252,049	(898,798)	(178)	(3,353,023)	438,087
Total liabilities and stockholders' equity	$3,433,931	$5,883,899	$93,903	$219	$(4,989,568)	$4,422,384

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

Condensed Consolidating Statements of Operations

	Year Ended December 31, 2015
			Non-	Non-
			Guarantor	Guarantor
			Subsidiaries	Subsidiaries
		Guarantor	(100%	(Not 100%
(In thousands)	Parent	Subsidiaries	Owned)	Owned)	Eliminations	Consolidated
Net revenues	$121,541	$2,173,147	$48,353	$—	$(143,609)	$2,199,432
Operating costs and expenses
Operating	1,800	1,145,181	43,843	—	—	1,190,824
Selling, general and administrative	48,173	267,661	6,604	—	(18)	322,420
Maintenance and utilities	—	103,086	1,462	—	—	104,548
Depreciation and amortization	6,179	196,865	4,074	—	—	207,118
Corporate expense	71,700	1,781	3,460	—	—	76,941
Project development, preopening and writedowns	884	2,351	3,596	76	—	6,907
Impairment of assets	—	17,500	1,065	—	—	18,565
Other operating items, net	599	308	—	—	—	907
Intercompany expenses	1,204	140,971	1,416	—	(143,591)	—
Total operating costs and expenses	130,539	1,875,704	65,520	76	(143,609)	1,928,230
Equity in earnings of subsidiaries	190,570	(2,204)	(76)	—	(188,290)	—
Operating income (loss)	181,572	295,239	(17,243)	(76)	(188,290)	271,202
Other expense (income)
Interest expense, net	125,890	96,818	24	—	—	222,732
Loss on early extinguishments of debt	30,829	9,904	—	—	—	40,733
Other, net	396	2,959	321	—	—	3,676
Total other expense, net	157,115	109,681	345	—	—	267,141
Income (loss) before income taxes	24,457	185,558	(17,588)	(76)	(188,290)	4,061
Income taxes benefit (provision)	22,777	(16,089)	(54)	—	—	6,634
Income (loss) from continuing operations, net of tax	47,234	169,469	(17,642)	(76)	(188,290)	10,695
Income from discontinued operations, net of tax	—	36,539	—	—	—	36,539
Net income (loss)	$47,234	$206,008	$(17,642)	$(76)	$(188,290)	$47,234
Comprehensive income (loss)	$46,971	$205,745	$(17,642)	$(76)	$(188,027)	$46,971

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

Condensed Consolidating Statements of Operations - continued

	Year Ended December 31, 2014
			Non-	Non-
			Guarantor	Guarantor
			Subsidiaries	Subsidiaries
		Guarantor	(100%	(Not 100%
(In thousands)	Parent	Subsidiaries	Owned)	Owned)	Eliminations	Consolidated
Net revenues	$117,159	$2,114,021	$48,687	$—	$(137,612)	$2,142,255
Operating costs and expenses
Operating	1,800	1,134,312	48,330	—	—	1,184,442
Selling, general and administrative	46,708	273,924	7,187	—	(220)	327,599
Maintenance and utilities	—	108,002	1,523	1	—	109,526
Depreciation and amortization	5,667	200,356	2,892	—	—	208,915
Corporate expense	71,951	1,849	1,826	—	—	75,626
Project development, preopening and writedowns	105	8,894	4,586	162	—	13,747
Impairment of assets	320	41,090	7,271	—	—	48,681
Other operating items, net	164	(177)	—	—	—	(13)
Intercompany expenses	1,204	134,710	1,478	—	(137,392)	—
Total operating costs and expenses	127,919	1,902,960	75,093	163	(137,612)	1,968,523
Equity in earnings of subsidiaries	85,268	(2,764)	(162)	—	(82,342)	—
Operating income (loss)	74,508	208,297	(26,568)	(163)	(82,342)	173,732
Other expense (income)
Interest expense, net	132,204	95,953	24	—	—	228,181
Loss on early extinguishments of debt	—	1,536	—	—	—	1,536
Other, net	(793)	(683)	1,524	—	—	48
Total other expense, net	131,411	96,806	1,548	—	—	229,765
Income (loss) before income taxes	(56,903)	111,491	(28,116)	(163)	(82,342)	(56,033)
Income taxes benefit (provision)	3,862	1,644	(98)	—	—	5,408
Income (loss) from continuing operations, net of tax	(53,041)	113,135	(28,214)	(163)	(82,342)	(50,625)
Income (loss) from discontinued operations, net of tax	—	(13,819)	—	22,806	—	8,987
Income from discontinued operations attributable to noncontrolling interest, net of tax	—	—	—	—	(11,403)	(11,403)
Net income (loss) attributable to controlling interest	$(53,041)	$99,316	$(28,214)	$22,643	$(93,745)	$(53,041)
Comprehensive income (loss)	$(51,577)	$100,780	$(28,214)	$22,643	$(95,209)	$(51,577)

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

Consolidating Statements of Operations - continued

	Year Ended December 31, 2013
			Non-	Non-
			Guarantor	Guarantor
			Subsidiaries	Subsidiaries
		Guarantor	(100%	(Not 100%
(In thousands)	Parent	Subsidiaries	Owned)	Owned)	Eliminations	Consolidated
Net revenues	$123,951	$2,170,332	$49,937	$1,933	$(147,415)	$2,198,738
Operating costs and expenses
Operating	1,848	1,167,767	49,266	—	—	1,218,881
Selling, general and administrative	46,880	287,007	7,601	—	(42)	341,446
Maintenance and utilities	—	105,228	1,467	—	—	106,695
Depreciation and amortization	6,619	209,744	2,304	—	—	218,667
Corporate expense	59,128	2,793	1,328	—	—	63,249
Project development, preopening and writedowns	1,586	3,956	6,722	41	(1,934)	10,371
Impairment of assets	—	16,835	1,250	—	(12,734)	5,351
Other operating items, net	427	2,388	46	—	—	2,861
Intercompany expenses	1,213	142,213	2,015	—	(145,441)	—
Total operating costs and expenses	117,701	1,937,931	71,999	41	(160,151)	1,967,521
Equity in earnings of subsidiaries	95,175	(1,906)	—	—	(93,269)	—
Operating income (loss)	101,425	230,495	(22,062)	1,892	(80,533)	231,217
Other expense (income)
Interest expense, net	153,893	104,555	23	2,377	—	260,848
Loss on early extinguishments of debt	25,001	3,343	2	—	—	28,346
Other, net	137	(2,160)	(67)	—	—	(2,090)
Total other expense, net	179,031	105,738	(42)	2,377	—	287,104
Income (loss) from continuing operations before income taxes	(77,606)	124,757	(22,020)	(485)	(80,533)	(55,887)
Income taxes benefit (provision)	(2,658)	(5,069)	43	—	—	(7,684)
Income (loss) from continuing operations, net of tax	(80,264)	119,688	(21,977)	(485)	(80,533)	(63,571)
Income (loss) from discontinued operations, net of tax	—	—	23,442	(55,692)	(12,733)	(44,983)
Loss from discontinued operations attributable to noncontrolling interest, net of tax	—	—	—	—	27,846	27,846
Net income (loss)	(80,264)	119,688	1,465	(56,177)	(65,420)	(80,708)
Net loss attributable to noncontrolling interest	—	—	—	—	444	444
Net income (loss) attributable to controlling interest	$(80,264)	$119,688	$1,465	$(56,177)	$(64,976)	$(80,264)
Comprehensive income (loss)	$(80,819)	$119,133	$1,465	$(56,177)	$(64,865)	$(81,263)

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

Condensed Consolidating Statements of Cash Flows

	Year Ended December 31, 2015
			Non-	Non-
			Guarantor	Guarantor
			Subsidiaries	Subsidiaries
		Guarantor	(100%	(Not 100%
(In thousands)	Parent	Subsidiaries	Owned)	Owned)	Eliminations	Consolidated
Cash flows from operating activities
Net cash from operating activities	$102,080	$237,041	$(13,085)	$(76)	$(209)	$325,751

Cash flows from investing activities
Capital expenditures	(48,591)	(82,392)	(187)	—	—	(131,170)
Net activity with affiliates	—	(66,691)	—	—	66,691	—
Distributions from subsidiary	11,200	—	—	—	(11,200)	—
Other investing activities	3,292	1,236	—	—	—	4,528
Net cash from investing activities	(34,099)	(147,847)	(187)	—	55,491	(126,642)

Cash flows from financing activities
Borrowings under bank credit facility	1,033,500	345,500	—	—	—	1,379,000
Payments under bank credit facility	(1,211,200)	(425,150)	—	—	—	(1,636,350)
Proceeds from issuance of senior notes, net	750,000	—	—	—	—	750,000
Debt financing costs, net	(14,004)	—	—	—	—	(14,004)
Payments on retirements of long-term debt	(500,000)	(3)	(157,810)	—	—	(657,813)
Premium and consent fees paid	(24,246)	—	—	—	—	(24,246)
Net activity with affiliates	(105,720)	—	172,124	78	(66,482)	—
Distributions to parent	—	(11,100)	(100)	—	11,200	—
Share-based compensation activities, net	3,689	—	—	—	—	3,689
Net cash from financing activities	(67,981)	(90,753)	14,214	78	(55,282)	(199,724)

Cash flows from discontinued operations
Cash flows from operating activities	—	14,095	—	—	—	14,095
Cash flows from investing activities	—	—	—	—	—	—
Cash flows from financing activities	—	—	—	—	—	—
Net cash from discontinued operations	—	14,095	—	—	—	14,095

Net change in cash and cash equivalents	—	12,536	942	2	—	13,480
Cash and cash equivalents, beginning of period	2	143,580	1,540	219	—	145,341
Cash and cash equivalents, end of period	$2	$156,116	$2,482	$221	$—	$158,821

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

Condensed Consolidating Statements of Cash Flows - continued

	Year Ended December 31, 2014
			Non-	Non-
			Guarantor	Guarantor
			Subsidiaries	Subsidiaries
		Guarantor	(100%	(Not 100%
(In thousands)	Parent	Subsidiaries	Owned)	Owned)	Eliminations	Consolidated
Cash flows from operating activities
Net cash from operating activities	$(39,524)	$323,402	$1,847	$4,290	$(117)	$289,898

Cash flows from investing activities
Capital expenditures	(43,164)	(94,442)	(145)	—	—	(137,751)
Investments in and advances to unconsolidated subsidiaries, net	—	—	—	153	—	153
Net activity with affiliates	—	(158,791)	—	—	158,791	—
Distributions from subsidiary	5,300	—	—	—	(5,300)	—
Other investing activities	—	(670)	(5,242)	—	—	(5,912)
Net cash from investing activities	(37,864)	(253,903)	(5,387)	153	153,491	(143,510)

Cash flows from financing activities
Borrowings under bank credit facility	830,400	317,400	—	—	—	1,147,800
Payments under bank credit facility	(910,700)	(377,150)	—	—	—	(1,287,850)
Debt financing costs, net	(83)	—	—	—	—	(83)
Payments under note payable	—	(9)	—	—	—	(9)
Net activity with affiliates	155,952	—	2,590	132	(158,674)	—
Distributions to parent	—	(5,200)	(100)	—	5,300	—
Share-based compensation activities, net	1,791	—	—	—	—	1,791
Other financing activities	30	—	—	—	—	30
Net cash from financing activities	77,390	(64,959)	2,490	132	(153,374)	(138,321)

Cash flows from discontinued operations
Cash flows from operating activities	—	1,419	—	31,542	—	32,961
Cash flows from investing activities	—	—	—	(36,470)	—	(36,470)
Cash flows from financing activities	—	—	—	(37,055)	—	(37,055)
Net cash from discontinued operations	—	1,419	—	(41,983)	—	(40,564)

Net change in cash and cash equivalents	2	5,959	(1,050)	(37,408)	—	(32,497)
Cash and cash equivalents, beginning of period	—	137,621	2,590	100	—	140,311
Change in cash classified as discontinued operations	—	—	—	37,527	—	37,527
Cash and cash equivalents, end of period	$2	$143,580	$1,540	$219	$—	$145,341

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

Condensed Consolidating Statements of Cash Flows - continued

	Year Ended December 31, 2013
			Non-	Non-
			Guarantor	Guarantor
			Subsidiaries	Subsidiaries
		Guarantor	(100%	(Not 100%
(In thousands)	Parent	Subsidiaries	Owned)	Owned)	Eliminations	Consolidated
Cash flows from operating activities
Net cash from operating activities	$(229,447)	$508,045	$(53,638)	$3,932	$327	$229,219

Cash flows from investing activities
Capital expenditures	(44,985)	(76,941)	(237)	—	—	(122,163)
Proceeds from sale of Echelon, net	343,750	—	—	—	—	343,750
Proceeds from sale of other assets, net	4,875	—	—	—	—	4,875
Cash paid for exercise of LVE option	(187,000)	—	—	—	—	(187,000)
Investments in and advances to unconsolidated subsidiaries, net	(2,400)	—	—	(4,335)	2,400	(4,335)
Net activity with affiliates	—	(377,752)	2,001	42	375,709	—
Distribution from subsidiary	9,620	—	—	—	(9,620)	—
Other investing activities	—	3,433	(4,686)	(24)	—	(1,277)
Net cash from investing activities	123,860	(451,260)	(2,922)	(4,317)	368,489	33,850

Cash flows from financing activities
Borrowings under bank credit facility	2,920,675	354,700	—	—	—	3,275,375
Payments under bank credit facility	(2,927,800)	(406,950)	—	—	—	(3,334,750)
Debt financing costs, net	(24,349)	(10,288)	—	—	—	(34,637)
Payments under note payable	(10,341)	(479)		—	—	(10,820)
Payments on retirements of long-term debt	(459,278)	—	—	—	—	(459,278)
Advances from parent	—	2,400	—	—	(2,400)	—
Net activity with affiliates	376,036	—	—	—	(376,036)	—
Distributions to parent	—	(9,500)	(120)	—	9,620	—
Share-based compensation activities, net	13,752	—	—	—	—	13,752
Proceeds from sale of common stock, net	216,467	—	—	—	—	216,467
Other financing activities	(2,095)	—	—	—	—	(2,095)
Net cash from financing activities	103,067	(70,117)	(120)	—	(368,816)	(335,986)

Cash flows from discontinued operations
Cash flows from operating activities	—	—	(2,144)	47,816	—	45,672
Cash flows from investing activities	—	—	56,751	(14,272)	—	42,479
Cash flows from financing activities	—	—	—	(30,224)	—	(30,224)
Net cash from discontinued operations	—	—	54,607	3,320	—	57,927

Net change in cash and cash equivalents	(2,520)	(13,332)	(2,073)	2,935	—	(14,990)
Cash and cash equivalents, beginning of period	2,520	150,953	4,380	568	—	158,421
Change in cash classified as discontinued operations	—	—	283	(3,403)	—	(3,120)
Cash and cash equivalents, end of period	$—	$137,621	$2,590	$100	$—	$140,311

BOYD GAMING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013
______________________________________________________________________________________________________

NOTE 18.     RELATED PARTY TRANSACTIONS
Boyd Percentage Ownership
William S. Boyd, our Executive Chairman of the Board of Directors, together with his immediate family, beneficially owned approximately 27% of our outstanding shares of common stock as of December 31, 2015. As such, the Boyd family has the ability to significantly influence our affairs, including the election of members of our Board of Directors and, except as otherwise provided by law, approving or disapproving other matters submitted to a vote of our stockholders, including a merger, consolidation or sale of assets. For each of the years ended December 31, 2015, 2014 and 2013, there were no related party transactions between the Company and the Boyd family other than compensation, including salary and equity incentives.

Borgata Ground Leases
Borgata leases approximately 8.4 acres from MGM that provides the land on which Borgata's existing surface parking lot resides. The lease is on a month-to-month term and may be terminated by either party effective on the last day of the month that is three months after notice is given. Pursuant to the surface lot ground lease agreement, Borgata's lease payment is comprised of a de minimus monthly payment to MGM and the property taxes, which are paid directly to the taxing authority. Property taxes incurred for this ground lease agreement were $0.8 million through September 30, 2014, the date of deconsolidation, and $3.2 million for the year ended December 31, 2013. These amounts are included in income (loss) from discontinued operations on the consolidated statements of operations.

NOTE 19.    SUBSEQUENT EVENTS
We have evaluated all events or transactions that occurred after December 31, 2015. During this period, up to the filing date, we did not identify any subsequent events, the effects of which would require disclosure or adjustment to our financial position or results of operations.

BOYD GAMING CORPORATION AND SUBSIDIARIES
SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF REGISTRANT
BALANCE SHEETS

	December 31,
(In thousands)	2015	2014
Assets
Cash and cash equivalents	$2	$2
Other current assets	14,602	10,234
Property and equipment, net	68,515	65,365
Investments in subsidiaries	3,547,690	3,345,735
Other assets, net	12,521	12,595
Total assets	$3,643,330	$3,433,931

Liabilities and Stockholders' Equity
Current maturities of long-term debt	$21,500	$21,500
Current liabilities	102,946	82,711
Intercompany payable	720,400	668,310
Long-term debt, net of current maturities	2,255,800	2,183,485
Other long-term liabilities	34,723	39,888

Common stock	1,117	1,093
Additional paid-in capital	945,041	922,112
Retained earnings (deficit)	(437,881)	(485,115)
Accumulated other comprehensive loss, net	(316)	(53)
Total stockholders' equity (deficit)	507,961	438,037
Total liabilities and stockholders' equity	$3,643,330	$3,433,931

The accompanying notes are an integral part of these condensed financial statements.

CONDENSED FINANCIAL INFORMATION OF REGISTRANT
STATEMENTS OF OPERATIONS

	Year Ended December 31,
(In thousands)	2015	2014	2013
Net revenues	$121,541	$117,159	$123,951

Operating costs and expenses
Operating	1,800	1,800	1,848
Selling, general and administrative	48,173	46,708	46,880
Depreciation and amortization	6,179	5,667	6,619
Corporate expense	71,700	71,951	59,128
Project development, preopening and writedowns	884	105	1,586
Impairment of assets	—	320	—
Other operating items, net	599	164	427
Intercompany expenses	1,204	1,204	1,213
Total operating costs and expenses	130,539	127,919	117,701
Equity in earnings (losses) of subsidiaries	190,570	85,268	95,175
Operating income	181,572	74,508	101,425
Other expense (income)
Interest expense, net	125,890	132,204	153,893
Loss on early extinguishments of debt	30,829	—	25,001
Other, net	396	(793)	137
Total other expense, net	157,115	131,411	179,031
Income (loss) before income taxes	24,457	(56,903)	(77,606)
Income taxes benefit (provision)	22,777	3,862	(2,658)
Net income (loss)	47,234	(53,041)	(80,264)
Other comprehensive income (loss):
Fair value of adjustments to available-for-sale securities	(263)	1,464	(555)
Comprehensive income (loss)	$46,971	$(51,577)	$(80,819)

The accompanying notes are an integral part of these condensed financial statements.

CONDENSED FINANCIAL INFORMATION OF REGISTRANT
STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(In thousands)	2015	2014	2013
Cash flows from operating activities
Net cash from operating activities	$102,080	$(39,524)	$(229,447)

Cash flows from investing activities
Capital expenditures	(48,591)	(43,164)	(44,985)
Proceeds from sale of Echelon, net	—	—	343,750
Proceeds from sale of other assets, net	—	—	4,875
Cash paid for exercise of LVE option	—	—	(187,000)
Investments in and advances to unconsolidated subsidiaries, net	—	—	(2,400)
Distributions from subsidiary	11,200	5,300	9,620
Other investing activities	3,292	—	—
Net cash from investing activities	(34,099)	(37,864)	123,860

Cash flows from financing activities
Borrowings under bank credit facility	1,033,500	830,400	2,920,675
Payments under bank credit facility	(1,211,200)	(910,700)	(2,927,800)
Proceeds from issuance of senior notes, net	750,000	—	—
Debt financing costs, net	(14,004)	(83)	(24,349)
Payments on retirements of long-term debt	(500,000)	—	(459,278)
Premium and consent fees paid	(24,246)	—	—
Payments under note payable	—	—	(10,341)
Net activity with affiliates	(105,720)	155,952	376,036
Share-based compensation activities, net	3,689	1,791	13,752
Proceeds from sale of common stock, net	—	—	216,467
Other financing activities	—	30	(2,095)
Net cash from financing activities	(67,981)	77,390	103,067

Change in cash and cash equivalents	—	2	(2,520)
Cash and cash equivalents, beginning of period	2	—	2,520
Cash and cash equivalents, end of period	$2	$2	$—

Supplemental Disclosure of Cash Flow Information
Cash paid for interest, net of amounts capitalized	$112,075	$131,517	$155,889
Cash paid (received) for income taxes, net of refunds	212	(3)	2
Supplemental Schedule of Non-cash Investing and Financing Activities
Payables incurred for capital expenditures	$4,296	$6,931	$—

The accompanying notes are an integral part of these condensed financial statements.

CONDENSED FINANCIAL INFORMATION OF REGISTRANT
NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1.    BASIS OF PRESENTATION
Schedule I, Condensed Financial Information of Registrant, is to be included in Securities and Exchange Commission (“SEC”) filings when restricted net assets of consolidated subsidiaries exceed 25% of consolidated net assets at the end of the latest fiscal year. Cash dividend payments by Peninsula Gaming, LLC, ("Peninsula") to Boyd Gaming Corporation (the "Company") are limited by the terms of the credit agreement (the "Peninsula Credit Agreement") dated as of November 14, 2012, with the lenders party thereto and Bank of America, N.A., as administrative agent, collateral agent, swing line lender, and L/C issuer and are contingent upon compliance with the covenants therein. This limitation on the transferability of assets constitutes a restriction of Peninsula net assets and is subject to certain exceptions.

The accompanying Condensed Financial Statements include the accounts of the Company and, on an equity basis, its subsidiaries and affiliates. Accordingly, these condensed financial statements have been presented on a “parent-only” basis. Under a parent-only presentation, the Company’s investments in its consolidated subsidiaries are presented under the equity method of accounting. These parent-only financial statements should be read in conjunction with the Boyd Gaming Corporation audited Consolidated Financial Statements presented in Item 8 of the Company's Form 10-K.

NOTE 2.    LONG-TERM OBLIGATIONS
The scheduled maturities of long-term debt, are as follows:

(In thousands)
For the year ending December 31,
2016	$21,500
2017	21,500
2018	462,975
2019	9,000
2020	1,044,750
Thereafter	750,000
Total outstanding principal of long-term debt	$2,309,725

NOTE 3.    DIVIDENDS
The Company received $11.2 million, $5.3 million and $9.6 million in dividends from its consolidated subsidiaries in 2015, 2014 and 2013, respectively.

NOTE 4.    COMMITMENTS AND CONTINGENCIES
Future minimum lease payments required under noncancelable operating leases, are as follows:

(In thousands)
For the year ending December 31,
2016	$23,545
2017	27,798
2018	1,040
2019	655
2020	425
Thereafter	—
Total	$53,463

ITEM 15.    Exhibits, Financial Statement Schedules

1.	Financial Statements
Financial statements of the Company (including related notes to consolidated financial statements) filed as part of this report are listed below:

2.	Financial Statement Schedules
Schedule I

Page No.
Condensed Financial Information of Registrant Company as of December 31, 2015 and 2015 and for the Years Ended December 31, 2015, 2014 and 2013	90

We have omitted schedules other than the one listed above because they are not applicable, not required or the information required to be set forth therein is included in Consolidated Financial Statements or Notes thereto included in this Report.

3.	Exhibit List
The exhibits listed under the heading “Exhibit List” on pages 124 through 131 of the Company’s Form 10-K for the year ended December 31, 2015 are incorporated by reference as set forth therein, except that Exhibit 12, “Ratio of Earnings to Fixed Charges,” is replaced with exhibit of the same name included herein and Exhibit 99.2 is removed.

Exhibit 12
Boyd Gaming Corporation
Computation of Ratio of Earnings to Fixed Charges
(Unaudited)

	Year Ended December 31,
(In thousands, except ratio amounts)	2015	2014	2013	2012	2011
Income/(loss) from continuing operations before income taxes and (income) loss from unconsolidated affiliates	$4,061	$(56,033)	$(55,887)	$(1,112,498)	$(15,154)
Add:
Fixed charges	234,380	241,108	272,046	212,484	171,261
Subtract:
Interest capitalized	(136)	(1,232)	(1,108)	(231)	—
Earnings/(losses), as defined (1)	$238,305	$183,843	$215,051	$(900,245)	$156,107

Fixed Charges:
Interest expensed, net of interest capitalized	$224,590	$230,060	$262,995	$207,102	$165,959
Interest capitalized	136	1,232	1,108	231	—
Interest component of rental expense	9,654	9,816	7,943	5,151	5,302
Fixed Charges (2)	$234,380	$241,108	$272,046	$212,484	$171,261

Ratio of earnings to fixed charges	1.0x	—	—	—	—
Deficiency of earnings to fixed charges	$—	$(57,265)	$(56,995)	$(1,112,729)	$(15,154)
_______________________________________________

(1) For purposes of computing this ratio, "earnings" consist of income before income taxes and income/(loss) from unconsolidated affiliates, plus fixed charges (excluding capitalized interest) and distributed income of equity investees. Current year amortization of previously capitalized interest is not included as these amounts are not material.

(2) For purposes of computing this ratio, "fixed charges" include interest whether expensed or capitalized, amortization of debt expense, discount, or premium related to indebtedness (included in interest expense), and such portion of rental expense that we deem to be a reasonable representation of the interest factor.